                                           FILED PURSUANT TO RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-48014


PROSPECTUS
January 26, 2001

                             ZIFF DAVIS MEDIA Inc.

     Exchange Offer for $250,000,000 12% Senior Subordinated Notes due 2010
        in exchange for 12% Series B Senior Subordinated Notes due 2010

   This exchange offer will expire at 5:00 p.m., New York City time on February 26, 2001 unless we extend this date.

   If you decide to participate in this exchange offer, you will receive exchange notes that will be the same as the old notes, except the exchange notes will be registered with the Securities and Exchange Commission and you will be able to offer and sell them freely to any potential buyer. This is beneficial to you since your old notes are not registered with the Securities and Exchange Commission and you may not offer or sell the old notes without registration or an exemption from registration under federal securities laws.

   There is no public market for the old notes or the exchange notes. However, you may trade the old notes and the exchange notes in the PORTAL market.

   This investment involves risk. See "Risk Factors" beginning on page 11.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  11
Use of Proceeds..........................................................  19
Capitalization...........................................................  20
Unaudited Pro Forma Consolidated Financial Statements....................  21
Selected Historical Financial Information................................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  45
Management...............................................................  59
Certain Relationships and Related Transactions...........................  63
Security Ownership of Certain Beneficial Owners and Management...........  66
Description of Senior Credit Facilities..................................  67
Description of the Exchange Notes........................................  68
Exchange Offer........................................................... 108
United States Federal Income Tax Considerations.......................... 115
Plan of Distribution..................................................... 116
Legal Matters............................................................ 118
Experts.................................................................. 118
Available Information.................................................... 118
Index to Financial Statements............................................ F-1

                               ----------------

   In this prospectus, unless the context otherwise requires, the terms "we," "our" and "us" refer to Ziff Davis Media Inc. and its subsidiaries and their predecessor companies. "InternetCo" refers to our subsidiary Ziff Davis Internet Inc., and "LaunchCo" refers to our subsidiary Ziff Davis Development Inc. InternetCo and LaunchCo are unrestricted subsidiaries under the indenture and guarantors of the exchange notes offered by this prospectus.

   The following are trademarks and service marks belonging to or licensed to Ziff Davis Media Inc. which have been referred to in this prospectus: PC Magazine; Ziff Davis SMART BUSINESS for the NewEconomy; eWeek; Yahoo! Internet Life (under license); FamilyPC; Interactive Week; Sm@rt Partner; Electronic Gaming Monthly; Official U.S. Playstation Magazine (under license); Computer Gaming World; Expert Gamer; The Net Economy; Expedia Travels (under license) and Macworld (joint venture).

                               PROSPECTUS SUMMARY

   The following summary contains basic information about this exchange offer and highlights the most important features of this exchange offer. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents we have referred you to.

   Our management has estimated the market share percentages provided in this prospectus. We believe these estimates to be reliable, but these numbers have not been verified by an independent source.

                             The Old Note Offering

Old Notes.................  We sold the old notes to Deutsche Bank Alex. Brown and CIBC World Markets, the initial purchasers, on July 21, 2000. Deutsche Bank and CIBC subsequently resold the old notes to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and to persons outside the U.S. under Regulation S under the Securities Act.

Exchange and Registration
 Rights Agreement.........  We, Deutsche Bank Alex. Brown, CIBC World Markets
                            and Ziff Davis Publishing Holdings Inc., Ziff Davis Internet Inc., Ziff Davis Development Inc., Ziff Davis Publishing Inc. and eTESTING LABS Inc., our Subsidiary Guarantors, entered into a registration rights agreement on July 21, 2000. The registration rights agreement granted Deutsche Bank, CIBC and any subsequent holders of the old notes exchange and registration rights. We intend that the exchange offer satisfy those exchange and registration rights. The exchange and registration rights we granted will terminate upon the consummation of our exchange offer.

                               The Exchange Offer

Securities Offered........  Up to $250,000,000 of 12% series B senior subordinated notes due 2010 which we call the "exchange notes." The terms of the exchange notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

The Exchange Offer........  We are offering to exchange the old notes for a principal amount equal to the principal amount of exchange notes. Old notes may be exchanged only in integral principal multiples of $1,000.

Expiration Date;
 Withdrawal of Tender.....  Our exchange offer will expire 5:00 p.m. New York
                            City time, on February 26, 2001, or a later date and time if we choose to extend this exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date. We will return any old notes not accepted by us for exchange for any reason at our expense as promptly as possible after the expiration or termination of our exchange offer.

Conditions to the
 Exchange Offer...........  Based on an interpretation by the staff of the SEC in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:
                               . the exchange notes are acquired in the
                                 ordinary course of your business;

                               . you do not intend to participate and have no
                                 arrangement or understanding with any person to participate in the distribution of the exchange notes; and

                               . you are not our "affiliate" within the
                                 meeting of Rule 405 under the Securities Act.

                            Our obligation to accept for exchange or to issue the exchange notes in exchange for, any old notes is subject to:

                               . customary conditions relating to compliance
                                 with any applicable law,

                               . any applicable interpretation by the staff of
                                 the SEC, or

                               . any order of any governmental agency or court
                                 of law.

                            We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Old Notes................  Each holder of old notes wishing to accept the exchange offer must complete sign and date the Letter of Transmittal, or a facsimile. The holder must mail or otherwise deliver the Letter of Transmittal, or facsimile, together with the old notes and any other required documentation, to the exchange agent at the address in the section "The Exchange Offer" under the heading "Procedures for Tendering Old Notes."

Use of Proceeds...........  We will not receive any proceeds from the exchange of notes according to the terms of our exchange offer.

Exchange Agent............  Bankers Trust Company is serving as the exchange agent in connection with our exchange offer.

Federal Income Tax
 Consequences.............  Ziff Davis Media Inc. has received an opinion from
                            Kirkland & Ellis that the exchange of old notes in accordance with the terms of this exchange offer will not be a taxable event to you for federal income tax purposes. See "United States Federal Income Tax Considerations."

                               The Exchange Notes

Issuer....................  Ziff Davis Media Inc.

Securities Offered........  $250,000,000 in aggregate principal amount of 12%
                            Series B Senior Subordinated Notes due 2010.

Maturity..................  July 15, 2010.

Interest Rate.............  12% per year (calculated using a 360-day year).

Interest Payments.........  Payment frequency--every six months on January 15 and July 15. First payment January 15, 2001.

Ranking...................  The exchange notes will be unsecured senior subordinated obligations of Ziff Davis Media Inc. and will rank junior to our existing and future senior debt, including obligations under our senior credit facilities. The guarantees of the notes by our domestic subsidiaries will be subordinated to existing and future senior debt of our subsidiaries that guarantee the exchange notes. As of November 30, 2000, we and our subsidiaries had approximately $260 million of senior debt (excluding the $50.0 million of unused commitment under the revolving portion of our senior credit facilities).

Guarantees................  All of our existing and future restricted domestic subsidiaries will fully, unconditionally guarantee the exchange notes, jointly and severally.

Make Well Agreement.......  If our ratio of debt to EBITDA is greater than 4.5 to 1.0 on March 31, 2001 either we will repay indebtedness under our senior credit facilities or Willis Stein and its co-investors will contribute to us up to a maximum of $50.0 million in additional equity (less certain amounts already contributed) so that we may repay indebtedness under our senior credit facilities (and permanently reduce commitments thereunder in an amount equal to such repayment), in either case in order to reduce our ratio of debt to EBITDA.

Optional Redemption.......  Except as described below, we cannot redeem the notes until July 15, 2005. Thereafter we may redeem some or all of the notes at the redemption prices listed in the "Description of the Exchange Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest.

Optional Redemption After
 Public Equity
 Offerings................  At any time (which may be more than once) before
                            July 15, 2003, we may redeem up to 35% of the outstanding exchange notes with funds that we raise in one or more public equity offerings, as long as:
                               . we pay 112.00% of the face amount of the
                                 exchange notes plus interest;

                               . we redeem the exchange notes within 90 days
                                 of completing the equity offering; and

                               . at least 65% of the aggregate principal
                                 amount of the exchange notes issued on the issue date remains outstanding after each redemption.

Change of Control Offer...  If a change of control, as defined in the indenture, occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued interest.

                            We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

                               . we might not have enough funds at the time;
                                 or

                               . the terms of our senior debt may prevent us
                                 from paying.

Asset Sale Proceeds.......  If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the exchange notes equal to excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest.

Basic Covenants of
 Indenture................  The indenture governing the exchange notes contains covenants limiting our and our subsidiary guarantors' ability to:

                               . incur additional debt;

                               . pay dividends or distributions on our capital
                                 stock or repurchase our capital stock;

                               . make certain investments;

                               . create liens on our assets to secure debt;

                               . enter into transactions with affiliates;

                               . enter into agreements restricting dividends
                                 and other payment restrictions;

                               . merge or consolidate with another company;
                                 and

                               . transfer and sell assets.

                            These covenants are subject to a number of important limitations and exceptions.

                                  RISK FACTORS

   You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page 11 for a discussion of the material risks involved with an investment in the exchange notes.

                             ZIFF DAVIS MEDIA INC.

   We are the largest technology publisher and the sixth largest magazine publisher in the United States. We are also the leading publisher of electronic games magazines. Our 11 U.S. titles, excluding our recently announced launches and our Macworld joint venture, have a combined domestic circulation of approximately 5.9 million and estimated domestic readership of approximately 21 million individuals. Our titles include PC Magazine and eWeek, which were the number one and number three ranked technology magazines, respectively, in the United States in 1999 as measured by advertising revenue. We have an acclaimed staff of editors and columnists who consistently produces high-quality, award-winning editorial content. In 1999, we won more Computer Press Association awards than any other media company, and four of our editors were named to Marketing Computer's prestigious list of the "The Influencers" the 30 most influential technology journalists.

                               EXECUTIVE OFFICES

   Ziff Davis Media Inc. is a Delaware corporation with its principal executive offices located at 28 East 28th Street, New York, New York 10016. Our main phone number is (212) 503-3500.

                                THE TRANSACTIONS

   On December 6, 1999, WS-ZD Acquisition, Inc., a company organized by Willis Stein & Partners in November 1999, entered into a purchase agreement with ZD Inc. and ZD Holdings (Europe) Ltd., two subsidiaries of Ziff-Davis Inc., to acquire publishing assets of ZD Inc.'s publishing division and the publishing subsidiaries of ZD Holdings (Europe) Ltd. This acquisition closed on April 5, 2000 and WS-ZD Acquisition, Inc. immediately changed its name to Ziff Davis Media Inc. WS-ZD Acquisition, Inc. conducted no operations prior to the closing of the acquisition. The assets acquired from ZD Inc. did not include assets related to the Computer Shopper publication or ZD Inc.'s investment in Red Herring Communications, Inc. The aggregate purchase price for the acquired assets and the acquired companies was $780.0 million in cash.

   The amount necessary to fund the acquisition and related fees and expenses was approximately $815 million. These funds came primarily from the following sources:

  (1) approximately $285 million in cash from Willis Stein and its co-investors in exchange for capital stock of our 100% parent company, Ziff Davis Holdings Inc. ("Parent"), which was formed in April 2000;

  (2) $175.0 million from the issuance by us of the original senior subordinated notes in a private transaction consummated simultaneously with the closing of the acquisition; and

  (3) $355.0 million from borrowings by us under our senior credit facilities.

   In addition, Willis Stein and its equity co-investors (1) contributed an additional $50.0 million of equity to be used to fund the working capital and financing needs of LaunchCo and InternetCo and (2) committed to make up to $50.0 million in additional equity contributions if our ratio of debt to EBITDA is greater than 4.5 to 1.0 on March 31, 2001.

   As of the closing date, we made a decision to sell our wholly-owned international operations (excluding our international licensing operations and our international joint ventures). The net assets related to these operations have been recorded as assets held for sale in our balance sheet. See "Business--Assets Held for Sale" for a discussion of the sale, which closed on August 3, 2000.

   On July 21, 2000, we completed the sale of $250.0 million principal amount of old notes. Proceeds from these notes were used to redeem in full the $175.0 million in principal amount outstanding represented by the original senior subordinated notes, $59.7 million outstanding under our senior credit facilities and $6.9 million of accrued interest related to the senior and subordinated debt.

   The transactions described above are collectively referred to in this prospectus as the "transactions."

                        CORPORATE AND CAPITAL STRUCTURE

   In connection with the acquisition, we formed Ziff Davis Publishing Holdings Inc. to hold the intellectual property assets described in this prospectus. We also formed Ziff Davis Publishing Inc. to operate our businesses in the United States and Ziff Davis Europe Ltd. to hold our European businesses. Ziff Davis Media Inc., the issuer of the notes, is now a holding company with no operations or assets other than its equity interests in Ziff Davis Publishing Holdings Inc., Ziff Davis Development Inc. (LaunchCo) and Ziff Davis Internet Inc. (InternetCo) and cash balances. We recently created eTESTING LABS Inc., to operate our eTESTING LABS business. The following chart sets forth our corporate and capital structure after giving effect to the offering of the old notes:

             [Flow chart showing corporate and capital structure]

(1) Consists of equity contributed by Willis Stein, its equity co-investors and management. Includes $50.0 million earmarked for LaunchCo and InternetCo. All $335.0 million has been contributed to us by our Parent.
(2) Includes $50.0 million available under the revolving portion of our senior credit facilities.
(3) LaunchCo and InternetCo are unrestricted subsidiaries and guarantors under the indenture governing the exchange notes.
(4) Ziff Davis Publishing Holdings Inc. and all of its direct and indirect domestic subsidiaries are restricted subsidiaries and guarantors under the indenture governing the exchange notes.
(5) These joint ventures are not guarantors under the indenture governing the exchange notes.
(6) In August 2000, we completed the sale of our International publications.

                              RECENT DEVELOPMENTS

   Since the closing of the transactions, we have launched The Net Economy, a magazine which addresses the needs of competitive network operators and service providers, and Expedia Travels, an Internet/travel magazine. We have also begun to implement our strategy of streamlining our overhead and cost structure, which has resulted in our achievement of significant operating cost savings since the completion of the transactions.

   On November 10, 2000, we prepaid $35.0 million of principal owed under our senior credit facilities, reducing our total debt balance to $510.3 million and our senior debt balance to $260.3 million. On January 23, 2001, we prepaid $20.0 million of principal owed under our senior credit facilities, reducing our total debt balance to $490.3 million and our senior debt balance to $240.3 million.

   On January 19, 2001, we amended our ZDNet license agreement and our Computer Shopper services agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Revenue--Other Revenue Sources" and "Business-License Agreements and Services Contracts."

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
   The following table presents our summary historical financial information and the notes thereto. The summary historical financial information as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999 were derived from our audited financial statements and the related notes included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 is unaudited. The summary historical financial data as of and for the six months ended September 30, 1999 and September 30, 2000 as well as financial data as of and for the three months ended March 31, 2000, are unaudited and have been prepared on the same basis as our audited carve-out financial statements and, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for the periods then ended and our financial position as of such dates. Financial data of the Predecessor for the period between April 1, 2000 and April 4, 2000 is not material. Operating results for the six months ended September 30, 2000 are not necessarily indicative of the results that may be expected in the future. During the periods prior to April 5, 2000, we were a division of Ziff-Davis Inc. On April 5, 2000, the publishing division of Ziff-Davis Inc. was purchased by Willis Stein & Partners, establishing a different accounting basis. In relation to this acquisition, we changed our fiscal year end from December 31 to March 31. Accordingly, we have separated the periods of different ownership in the tables below. The summary historical financial information should be read in conjunction with the "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements, included elsewhere in this prospectus.

                              Fiscal
                               Years
                               Ended
                             December                          Three Months Ended      Six Months Ended
                                31,                                March 31,            September 30,
                          -----------------------------------  ------------------ -----------------------
                                      (Predecessor)              (Predecessor)    (Predecessor) (Company)
                             1997         1998        1999            2000            1999        2000
                          ----------  ------------- ---------  ------------------ ------------- ---------
                                                         (in thousands)
Statement of Operations
 Data:
Revenue, net............   $  575,206  $  540,977   $ 535,709       $128,941        $ 254,780   $227,390
Cost of production......     165,794      167,284     158,040         38,733           75,459     64,581
Selling, general and
 administrative expenses
 (excluding stock based
 compensation expense of
 $ -- , $ -- , $866,
 $446, $920 and $ -- ,
 respectively)..........     294,166      284,098     277,736         74,425          138,004    121,174
Depreciation and
 amortization...........      81,556       82,263      82,477         12,066           42,252     28,699
Write-down of intangible
 assets and other
 expenses (/1/).........         --        39,995     782,653            446              920        --
                          ----------   ----------   ---------       --------        ---------   --------
  Income (loss) from
   operations...........      33,690      (32,663)   (765,197)         3,271           (1,855)    12,936
Equity in income from
 joint ventures.........         335        2,154       1,874            266            1,244      1,216
Interest expense, net...         --           --          --             --               --      27,426
                          ----------   ----------   ---------       --------        ---------   --------
  Income (loss) before
   income taxes.........      34,025      (30,509)   (763,323)         3,537             (611)   (13,274)
Income tax provision
 (benefit)..............      30,596       (6,858)   (180,289)         2,095             (151)       333
                          ----------   ----------   ---------       --------        ---------   --------
  Net income (loss).....  $    3,429   $  (23,651)  $(583,034)      $  1,442        $    (460)  $(13,607)
                          ==========   ==========   =========       ========        =========   ========
Other Financial Data:
EBITDA (as
 defined) (/2/).........  $  113,766   $   89,955   $ 103,581         16,453        $  43,429   $ 42,851
Capital expenditures....       8,016       17,559      10,840          1,792            2,575      7,016
Net cash provided by
 operating activities...      75,140       80,784      91,429         18,296           36,432     34,658
Net cash used by
 investing activities...     (17,967)     (18,159)    (16,338)        (2,608)         (10,269)  (776,328)
Net cash (used) provided
 by financing
 activities.............     (55,440)     (60,581)    (78,913)       (13,543)         (24,079)   857,563
Balance Sheet Data (end
 of period):
Cash and cash
 equivalents(/3/).......  $    4,265   $    6,309   $   2,487       $  4,632        $   7,240   $117,985
Total assets............   1,791,756    1,727,883     931,248        913,389        1,683,171    972,186
Total debt..............         --           --          --             --               --     537,461
Division equity (/4/)...   1,546,198    1,466,616     826,725        814,629        1,437,466        --
Total stockholder's
 equity.................         --           --          --             --               --     321,393

                                           (see footnotes on the following page)

               NOTES TO SUMMARY HISTORICAL FINANCIAL INFORMATION

(1) Write-down of intangible assets and other expenses includes the following:

                          Fiscal Years Ended December   Three Months         Six Months
                                      31,              Ended March 31,   Ended September 30,
                         ----------------------------- --------------- -----------------------
                                (Predecessor)           (Predecessor)  (Predecessor) (Company)
                          1997      1998        1999        2000           1999        2000
                         ------ ------------- -------- --------------- ------------- ---------
                                               (in thousands)
Year 2000
 remediation expense.... $  --     $   --     $  3,027      $--            $--         $--
Non-cash stock-based
 compensation expense...    --         --          866       446            920         --
Write-down of
 intangible assets......    --         --      778,760       --             --          --
Restructuring charge....    --      39,995         --        --             --          --
                         ------    -------    --------      ----           ----        ----
                         $  --     $39,995    $782,653      $446           $920        $--
                         ======    =======    ========      ====           ====        ====

(2) EBITDA is defined as income before interest expense, income taxes, depreciation and amortization, non-cash and non-recurring charges. EBITDA is not a measure of performance under GAAP, and EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. EBITDA is presented because it is commonly used by certain investors and analysts to analyze companies' ability to service debt. However, our method of computation may not be comparable to similarly titled measures of other companies.

   The following table details the calculation of EBITDA:

                                                              Three Months         Six months
                           Fiscal Year Ended December 31,    Ended March 31,   Ended September 30,
                          ---------------------------------  --------------- -----------------------
                                    (Predecessor)             (Predecessor)  (Predecessor) (Company)
                            1997        1998        1999          2000           1999        2000
                          --------  ------------- ---------  --------------- ------------- ---------
Income (loss) from
 operations.............  $ 33,690    $(32,663)   $(765,197)     $ 3,271        $(1,855)    $12,936
Equity in income from
 joint ventures.........       335       2,154        1,874          266          1,244       1,216
Non-cash rent expense
 (credits)..............    (1,815)     (1,794)       1,774          404            868         --
Write-down of intangible
 assets and other
 expenses...............       --       39,995      782,653          446            920         --
Depreciation and
 amortization...........    81,556      82,263       82,477       12,066         42,252      28,699
                          --------    --------    ---------      -------        -------     -------
  EBITDA................  $113,766    $ 89,955    $ 103,581      $16,453        $43,429     $42,851
                          ========    ========    =========      =======        =======     =======

(3) Balance at September 30, 2000 includes restricted cash. See Note 2 to the unaudited consolidated financial statements included elsewhere in this prospectus.

(4) Division equity is presented because prior to the closing of the transactions we were a division of Ziff-Davis Inc. and were not a separate legal entity.

                                  RISK FACTORS

   An investment in the exchange notes involves various risks, including those described below. You should carefully consider these risk factors, together with the other information in this prospectus, before deciding to purchase any exchange notes.

Because we have substantial debt, we may not be able to make payments on the exchange notes.

   As a result of the transactions, we have a significant amount of indebtedness. As of November 30, 2000 we had total indebtedness of approximately $510.3 million (excluding unused commitments under the revolving portion of our senior credit facilities) and total stockholder's equity of $317.5 million. We may be able to incur substantial additional indebtedness in the future, including $50.0 million of additional debt under the revolving portion of our senior credit facilities.

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund our operations;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our flexibility in planning for, or reacting to, changes in our business and the publishing industry generally;

  . place us at a competitive disadvantage compared to our competitors that have less debt;

  . prevent us from raising the funds necessary to repurchase all of the exchange notes tendered to us upon the occurrence of change of control events, which would constitute an event of default under the exchange notes; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; if we fail to comply with those covenants we could trigger an event of default under the agreements governing our indebtedness that, if not cured or waived, could have a material adverse effect on us.

Our projected sources of cash may be insufficient to meet our obligations under the exchange notes.

   We expect to pay our expenses and principal and interest on the exchange notes and other debt with cash flow from operations and future borrowings under the revolving portion of our senior credit facilities. Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund our business strategy, working capital and capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient earnings or cash flow from operations. On both an actual basis and on a pro forma basis giving effect to the transactions, our earnings were insufficient to cover fixed charges by $12.0 million and $14.6 million, respectively, for the six-month period ended September 30, 1999. Future borrowings may not be available to us and our subsidiaries under the revolving portion of our senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including with respect to the exchange notes, or to fund our other liquidity needs. If we cannot service our indebtedness we will be forced to take actions such as delaying or reducing the implementation of our business strategy or capital expenditures, selling assets, restructuring or refinancing our indebtedness (which could include these exchange notes) or seeking additional equity capital or bankruptcy protection. We cannot assure you that any of these remedies can be effected on commercially reasonable terms or at all.

Your right to receive payments on the exchange notes will be junior to our senior debt and may be subject to other restrictions.

   Payment on the exchange notes offered by this prospectus will be subordinated in right of payment to all of our senior debt, including borrowings under our senior credit facilities. On November 30, 2000, the exchange notes were subordinated to approximately $260.3 million of senior debt, and $50.0 million was available for borrowing as additional senior debt under the revolving portion of our senior credit facilities. Because of the subordination provisions in the indenture, in the event of our insolvency, liquidation, reorganization, dissolution or other winding-up, holders of the exchange notes will not receive any payment on the exchange notes until all senior debt, including borrowings under our senior credit facilities, is paid in full. In addition, the credit agreement relating to our senior credit facilities does not (and other agreements relating to our senior debt may not) permit us to make any payments on the exchange notes during the continuance of payment defaults under the credit agreement (or such other agreements), and payments on the exchange notes may be prohibited for up to 179 consecutive days in the event of certain nonpayment defaults on our senior debt. The exchange notes will be unsecured, and will also be effectively subordinated to all secured obligations to the extent of the value of the assets securing such obligations or the obligations being secured. The guarantees of our subsidiaries will also be subordinated to the senior debt of these subsidiaries (which includes guarantees of our debt under the credit agreement relating to our senior credit facilities). See "Description of Senior Credit Facilities."

   Our foreign subsidiaries will not guarantee the exchange notes. The exchange notes will be structurally subordinated to all existing and future debt and other liabilities (including trade payables) of these subsidiaries. The right of the holders of exchange notes to participate in any distribution of the assets of these subsidiaries upon their liquidation, reorganization or insolvency will be subject to the prior claims of these subsidiaries' creditors.

If we do not receive the cash flow of our subsidiaries we will be unable to satisfy our obligations under the exchange notes.

   We are a holding company with no assets other than our ownership of the capital stock of our subsidiaries. Accordingly, our operating cash flow and our ability to service our indebtedness, including the exchange notes, depends upon the operating cash flow of our subsidiaries and their payments to us in the form of loans, dividends or otherwise. In addition, our subsidiaries' payment of dividends and the making of loans, advances and other payments to us may be subject to regulatory and contractual restrictions. Subsidiary payments are contingent upon earnings and various business and other considerations.

Restrictive debt covenants in the credit agreement relating to our senior credit facilities, the indenture relating to the exchange notes and future debt agreements significantly restrict our operations.

   The credit agreement relating to our senior credit facilities and the indenture relating to the exchange notes restrict our and our guarantors' ability to:

  .  incur additional indebtedness;

  .  pay dividends and make other distributions;

  .  make investments and other restricted payments;

  .  create liens;

  .  sell and otherwise dispose of assets; and

  .  enter into transactions with affiliates.

   We cannot assure you that these restrictions will not adversely affect our ability to finance future operations, implement our business strategy, fund our capital needs or engage in other business activities that may be in our interest. In addition, the credit agreement relating to our senior credit facilities requires that we maintain compliance with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. Any future credit agreements or other agreement relating to our indebtedness to which we or any of our subsidiaries is a guarantor may include the covenants described above and other restrictive covenants.

Noncompliance with our senior credit facilities could accelerate our obligations.

   A breach of any of the restrictive covenants under the credit agreement relating to our senior credit facilities or our inability to comply with the required financial ratios could result in a default under our senior credit facilities. In the event of any such default, the lenders under our senior credit facilities may elect to declare all outstanding borrowings, together with accrued and unpaid interest and other fees, to be immediately due and payable, to require us to use all of our available cash to repay such borrowings or to prevent us from making debt service payments on the exchange notes, which would result in an event of default under the exchange notes. Our senior lenders also have the right in such circumstances to terminate any commitments they have to provide further financing, including under the revolving portion of our senior credit facilities.

Because our credit agreement is secured by our assets, a default could negatively effect our noteholders.

   If we are unable to repay any of these borrowings when due, the lenders under our senior credit facilities also will have the right to proceed against the collateral, which consist of substantially all of our assets, 100% of the capital stock of each of our domestic subsidiaries held by us and 65% of the capital stock of each of our foreign subsidiaries. If the indebtedness under our senior credit facilities and the exchange notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay such indebtedness in full.

We may not succeed as an independent company.

   The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flow would have been had we been a stand-alone company during the periods presented or what our results of operations, financial position and cash flow will be in the future. Various adjustments and allocations were made in preparing the historical financial statements in this prospectus because the seller did not account for us as a stand-alone business for all periods presented. We cannot assure you that the adjustments and allocations we have made in preparing our historical and pro forma consolidated financial statements appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.

   In addition, as a result of the transactions, we will now be required to provide the infrastructure, resources and services necessary to operate our business independently. We have estimated the costs of replacing the infrastructure, resources and services necessary to successfully operate our business independently, but actual results could differ from the estimates used.

Recent trends in our industry may harm us if they continue.

   The technology magazine and newspaper publishing industry has recently experienced a decrease in advertising revenue in both trade and consumer publications. For the year ended December 31, 1999 (the latest period for which data is available), the worldwide revenue for the industry declined by 4.9% compared to 1998. According to industry sources, several factors have contributed to a reduced demand for advertising in our industry, including margin pressure on smaller computer equipment manufacturers.

This contributed to the consolidation of the distribution channel that included the catalog and off-brand direct sellers of PCs and peripherals. In addition, product and advertising delays, reduced advertising budgets to fund Year 2000 concerns and lower demand in Asia in late 1998 contributed to a reduced demand for advertising in our industry. While some of these factors, such as the Year 2000 transition and the 1998 economic downturn in Asia, are not expected to affect the industry going forward, other factors and general economic conditions may continue to affect the trends in the industry in which we compete.

We may not achieve the cost savings anticipated in our business plan.

   Our business plan anticipates that we will have the ability to operate our subsidiaries with lower costs than we had when we were a division of Ziff-Davis Inc. The potential cost savings are based on analyses completed by members of our management. Such analyses involve assumptions as to future events, including general business and industry conditions, competitive factors, local labor markets and labor productivity, many of which are beyond our control and may not materialize. While we believe these analyses and the underlying assumptions to be reasonable, and while we have been successfully operating under our business plan since the closing of the transactions, there could be unforeseen factors that may offset the estimated cost savings or other components of our business plan in whole or in part. As a result, actual cost savings, to the extent realized, may vary considerably, or be considerably delayed, compared to the estimates described in this prospectus.

If we are not successful in evolving established publications to a rapidly changing market we may not be able to compete effectively.

   As a result of the rapidly changing market in which we compete, we are in the process of evolving some of our publications in order to maintain a leading position in the marketplace. Although every effort is and will continue to be made to ensure such evolution is successful, we cannot guarantee that we will continue to retain current levels of circulation and advertising revenue.

Our title acquisition strategy may not succeed.

   As part of our growth and diversification strategy, we intend to pursue acquisitions of titles that are complementary to our core businesses. Our ability to grow through such acquisitions will depend on the availability of suitable titles and the availability of capital to complete such acquisitions. The risks inherent in this strategy could be heightened if we complete several acquisitions within a relatively short period of time. The benefits of an acquisition may often take considerable time to develop, and we cannot guarantee that any acquisition will in fact produce the intended benefits.

   In addition, title acquisitions and the integration of those acquired titles involve a number of risks, including:

  . diversion of management's attention from our present businesses;

  . difficulties in assimilating the titles or in realizing projected efficiencies, cost savings and revenue synergies; and

  . increase in our indebtedness and contingent liabilities, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy.

   In addition, some acquisitions may require the consent of our lenders and we cannot predict whether we would receive approvals or the terms on which the lenders would approve such acquisitions. We currently have no agreement or understanding regarding any material acquisition.

We may not be able to protect our owned intellectual property or use our licensed intellectual property.

   We rely on copyright and trademark rights to protect our publishing products. Effective trademark and copyright protection may be unavailable or limited, or we may not have applied for such protection in the United States or abroad. In addition, we have been, and may in the future be, notified of claims that our publishing products may infringe trademarks, copyrights and/or other intellectual property rights of others. Such claims, including any related litigation, could result in significant expense to us and adversely affect our cash flow, whether or not such litigation is resolved in our favor.

   We have been granted a license to use certain trademarks owned by Yahoo Corporation in connection with the publishing of Yahoo! Internet Life magazine both in print and online. The term of our right to use these marks expires on January 15, 2016. We have been granted an exclusive license to use certain trademarks owned by Sony Computer Entertainment Corp. in connection with the publishing of the magazine Official U.S. Playstation Magazine in the United States and Canada. The initial term of our right to use these marks extends until December 31, 2000 and automatically renews for one year, until December 31, 2001. We have also been granted an exclusive license to use certain trademarks owned by Expedia, Inc. in connection with the publishing of the magazine Expedia Travels in the United States and its territories and possessions. The initial term of our right to use these marks expires on January 28, 2010.

Our business might suffer if we fail to retain our senior management or to recruit and retain key personnel.

   We believe that our success depends on our ability to retain our senior management team, including, in particular, James D. Dunning, Jr., our Chief Executive Officer. Our business is managed by a small group of key executive officers. The loss of services of Mr. Dunning or one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies. We have entered into executive agreements with several of our key executives, including Mr. Dunning. See "Management."

   In addition, our success depends on our continued ability to recruit and retain highly skilled, knowledgeable and sophisticated editorial, sales and technical personnel. Competition for highly skilled personnel is intense. Accordingly, we cannot assure you of our ongoing ability to attract and retain such qualified employees.

Because we depend on advertising as a principal source of revenue, we may be harmed by reduced advertising.

   For the twelve months ended March 31, 2000, we derived more than 70% of our domestic revenue from advertising sales. We expect that advertising revenue will continue to be the principal source of our revenue in the foreseeable future. Most of our advertising contracts are either short-term contracts and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that we will be able to retain current advertisers or obtain new advertising contracts. Advertising revenue for the magazine industry is cyclical and dependent upon general economic conditions. If a general economic downturn or a U.S. recession occurs in the future, our advertisers may reduce their advertising budgets. In addition, factors such as pricing pressures, delays and new product launches may affect technology product advertisers. We cannot assure you that advertisers will maintain current levels of advertising in special-interest magazines and events instead of advertising in more general-interest media.

Because our revenue is seasonal, quarterly comparisons are difficult to make.

   Our business is seasonal. Revenue typically reaches its highest level during the fourth quarter of each calendar year, our fiscal third quarter. These seasonal trends materially affect our quarter-to-quarter operating results. Thus, the operating results of one quarter are not indicative of the operating results of the following quarter. This is largely due to the general increase in publishing revenue in our fiscal third quarter as a result of increased consumer buying activity during the holiday season.
We cannot assure you that our fiscal third quarter revenue for fiscal 2001 or any future year will be higher than revenue for our other quarters.

To remain competitive, we must constantly expand and develop new publications and services.

   Our future success depends in part on our ability to continue offering new publications and services that successfully gain market acceptance by addressing the needs of specific audience groups within our target markets. The process of internally researching and developing, launching, gaining acceptance and establishing profitability for a new publication or service, or assimilating and marketing an acquired publication or service, is inherently risky and costly. We cannot assure you that our efforts to introduce new publications or services or assimilate acquired publications or services will be successful.

We face significant competition for advertising and circulation.

   We face significant competition with respect to our print publications from a number of technology publishers, some of which may have greater financial and other resources than we have, which may enhance their ability to compete in the technology publishing market. We principally compete for advertising and circulation revenue with publishers of other technology publications. We also face broad competition from media companies that produce general-interest magazines and newspapers. Competition for advertising revenue is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers' products and services and the effectiveness of sales teams. Overall competitive factors in publishing include product positioning, editorial quality, circulation, price and customer service.

Our principal vendors are consolidating and this may adversely affect our business and operations.

   Our principal vendors include paper suppliers, printers, subscription fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing consolidation among its principal participants. Such consolidation may result in:

  . decreased competition, which may lead to increased prices;

  . interruptions and delays in services provided by such vendors; and

  . greater dependence on certain vendors.

   Such factors could adversely affect our results of operations. In 1999 approximately half of our total printing expenses for our domestic publications were for printing services supplied by R.R. Donnelley. Four of our paper suppliers for our U.S. operations each accounted for more than 10% of our paper supply in 1999 as measured by tonnage. While we believe there are adequate alternatives available, an interruption or delay in service from, or the loss of, this printer or any of these paper suppliers could have a material adverse effect on our cash flow.

We may be adversely affected by fluctuations in paper and postage costs.

   Our principal raw material is paper. Paper costs constitute a significant expense, accounting for 36.8% of our total cost of production in 1997, 36.5% in 1998 and 33.5% in 1999. Paper prices have fluctuated over the past several years, rising from 1994 through 1996, declining in 1997. During 1998 and 1999, paper prices were relatively flat with a price increase occurring in 2000. We generally enter into contracts for the purchase of paper which adjust the price on a quarterly basis. We have not entered, and do not currently plan to enter, into long-term forward price or option contracts for paper. Accordingly, significant increases in paper prices could adversely affect our future results of operations.

   Postage for magazine distribution is also one of our significant expenses, accounting for 17.9% of our cost of production in 1997, 17.1% in 1998 and 16.7% in 1999. We primarily use the U.S. Postal Service to distribute magazine subscriptions. Recently, a 9.9% increase in postal rates for 2001 has been approved. We may not be able to recover, in whole or in part, paper or postage cost increases. Accordingly, significant cost increases could have a material adverse effect on our cash flow.

Our controlling stockholder, Willis Stein, may have interests that conflict with yours.

   All of our equity securities (other than equity securities held by management) are held by Willis Stein and its equity co-investors. Through their controlling interest in us and pursuant to the terms of an investor rights agreement among our Parent's stockholders, as more fully described under the section "Certain Relationships and Related Transactions," Willis Stein has the ability to control our operations and policies. Circumstances may occur in which the interests of Willis Stein and its affiliates, as the controlling stockholders, could be in conflict with your interests. In addition, our equity investors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you.

If we are unable to raise funds at the time of a change of control, we may be unable to finance the change of control offer required by the indenture.

   If we undergo a "change of control," as defined later in this prospectus under the heading "Description of the Exchange Notes--Change of Control," we must offer to buy back your exchange notes for a price equal to 101% of the principal amount, plus interest that has accrued but has not been paid as of the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of the exchange notes in the event of a change of control, or that we will have sufficient funds to pay our other debts. In addition, our senior credit facilities prohibit us from repurchasing the exchange notes after a change of control until we have repaid in full our debt under such credit facilities. If we fail to repurchase the exchange notes upon a change of control, we will be in default under both the exchange notes and our senior credit facilities. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase restrictions may delay or make it harder for others to obtain control of us.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors, which could negatively affect the validity of our subsidiaries' guarantees of the exchange notes.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the exchange notes and the subsidiary guarantees could be voided, or claims in respect of the exchange notes or a subsidiary guarantee could be subordinated to all other debts of a guarantor issuing a subsidiary guarantee if, among other things, such guarantor, at the time it incurred the indebtedness evidenced by the exchange notes or its subsidiary guarantee:

  . incurred such indebtedness with the intent to hinder, delay or defraud creditors; or

  . received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

   --was insolvent or rendered insolvent by reason of such incurrence; or

   --was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

   --intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by such guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of such guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets, or

  . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

   Based on historical financial information, recent operating history and other factors, we believe that each guarantor of the exchange notes offered hereby, after giving effect to its subsidiary guarantee of these exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusion in this regard.

You cannot be sure that an active trading market will develop for the exchange notes, which have no prior market.

   Prior to the offering, there was no public market for the old notes. The initial purchasers have made a market in the old notes, and we have been informed that they intend to make a market, after this exchange offer is completed, in the exchange notes, which will replace the old notes. However, the initial purchasers have no obligation to make a market and may cease their market-making activities at any time. The old notes were offered and sold only to qualified institutional buyers and foreign purchasers and are subject to restrictions on transfer, which are described later in this prospectus under the heading "Notice to Investors."

   We have applied to have the exchange notes designated as eligible for trading in the PORTAL Market; however, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.

   The liquidity of any market for the exchange notes, and the market price quoted for the exchange notes, will depend on the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes.

                                USE OF PROCEEDS

   We will not receive any proceeds from this exchange offer. The net proceeds from the $250 million old note offering, after deducting estimated fees and expenses, were approximately $241.5 million. We used the net proceeds of the old note offering to repay the $175.0 million in principal amount outstanding represented by the original senior subordinated notes, $16.8 million outstanding under our senior tranche A term facility, $42.9 million outstanding under our senior tranche B term facility and $6.9 million of accrued interest related to the senior and subordinated debt. The interest rate on the $250.0 million of existing notes from the old note offering and this exchange offer is 12.0%. As of September 30, 2000 the average interest rate on borrowings under the senior tranche A term loan facility was 9.70% and the interest rate on borrowings under the senior tranche B term loan facility was 10.26%. The senior term loans are payable in quarterly installments beginning March 31, 2001 with the final installment due on September 30, 2006 for the senior tranche A term loan facility and on March 31, 2007 for the senior tranche B term loan facility. The net proceeds from the issuance of the original senior subordinated notes and the borrowings under the senior term loan facilities were used to finance a portion of the transactions. See "Prospectus Summary-- The Transactions," "Capitalization" and "Description of Senior Credit Facilities."

                                 CAPITALIZATION

   The following table sets forth our cash and capitalization as of September 30, 2000 on (1) an actual basis and (2) on a pro forma basis giving effect to the exchange offer described herein as if the exchange offer had occurred on such date. You should read this table in conjunction with "Prospectus Summary-- The Transactions," "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and notes thereto included elsewhere in this prospectus.

                                                            As of September
                                                                30, 2000
                                                            ----------------
                                                            Actual Pro Forma
                                                            ------ ---------
                                                               (in millions)
Cash and cash equivalents(/1/)(/2/)........................ $118.0  $118.0
                                                            ======  ======
Long-term debt (including current portion):
Senior credit facilities:(/2/)
 Revolving credit facility (/3/)........................... $  --   $  --
 Tranche A term loan facility..............................   83.1    83.1
 Tranche B term loan facility..............................  212.2   212.2
                                                            ------  ------
  Total senior credit facilities...........................  295.3   295.3
Old notes..................................................  250.0     --
Exchange notes.............................................    --    250.0
                                                            ------  ------
  Total long-term debt.....................................  545.3   545.3
  Total stockholder's equity...............................  321.4   321.4
                                                            ------  ------
  Total capitalization..................................... $866.7  $866.7
                                                            ======  ======

--------
(1) Includes $26.8 million of restricted cash. See Note 2 to the consolidated financial statements at September 30, 2000.
(2) Does not reflect $35.0 million prepayment made on the senior credit facilities on November 10, 2000.
(3) The revolving credit facility provides for up to $50.0 million of borrowings to be used to finance capital expenditures and acquisitions permitted under the credit agreement relating to our senior credit facilities and for working capital and other general corporate purposes. See "Description of Senior Credit Facilities."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma consolidated financial statements have been derived from our financial statements. The unaudited pro forma balance sheet as of September 30, 2000 is presented as if this exchange offer had occurred on such date. The unaudited pro forma statements of operations data for the twelve months ended March 31, 2000 and the six months ended September 30, 2000 are presented as if the transactions and the exchange note offering had occurred at the beginning of each such period. The information in the column titled "Actual" is derived from the financial statements included elsewhere in this prospectus. Information for the twelve months ended March 31, 2000 represents the sum of the fiscal year ended December 31, 1999 and the three months ended March 31, 2000, less the three months ended March 31, 1999. The unaudited pro forma financial statements are presented for illustrative purposes and are not necessarily indicative of the financial position or results of operations that would actually have been reported had the transactions actually occurred as of the periods presented or which may be reported in the future. We have based the unaudited pro forma financial statements upon assumptions that we believe are reasonable. The unaudited pro forma consolidated financial statements should be read in conjunction with the notes thereto and with our financial statements and the notes thereto included elsewhere in this prospectus.

                             ZIFF DAVIS MEDIA INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            As of September 30, 2000

                                                     Exchange
                                                       Offer
                                            Actual  Adjustments      Pro Forma
                                           -------- -----------      ---------
                                                   (in thousands)
Assets:
Cash and cash equivalents................. $ 91,235  $    --         $ 91,235
Accounts receivable, net .................   67,955       --           67,955
Inventories...............................    4,649       --            4,649
Prepaid expenses and other current
 assets...................................   11,807       --           11,807
Due from affiliate........................      256       --              256
                                           --------  --------        --------
  Total current assets....................  175,902       --          175,902
Restricted cash...........................   26,750       --           26,750
Property and equipment, net...............   60,209       --           60,209
Equity investments .......................    5,935       --            5,935
Intangible assets, net....................  673,699       --          673,699
Other assets..............................   29,691       --           29,691
                                           --------  --------        --------
  Total assets............................ $972,186  $    --         $972,186
                                           ========  ========        ========
Liabilities and shareholder's equity:
Accounts payable.......................... $  5,437  $    --         $  5,437
Accrued expenses and other current
 liabilities..............................   47,626       --           47,626
Current portion of long term debt.........    7,829       --            7,829
Unexpired subscriptions, net .............   46,251       --           46,251
                                           --------  --------        --------
  Total current liabilities...............  107,143       --          107,143
                                           --------  --------        --------
Senior credit facilities..................  287,143       --          287,143
Existing notes............................  250,000  (250,000)(/1/)       --
Exchange notes............................      --    250,000 (/1/)   250,000
Other non-current liabilities.............    6,189       --            6,189
                                           --------  --------        --------
  Total liabilities.......................  650,793       --          650,793
  Total stockholder's equity..............  321,393       --          321,393
                                           --------  --------        --------
  Total liabilities and stockholder's
   equity................................. $972,186  $    --         $972,186
                                           ========  ========        ========

(1) Represents the exchange notes replacing the existing notes.

                             ZIFF DAVIS MEDIA INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Twelve Months Ended March 31, 2000

                                     Transaction            Offering
                           Actual    Adjustments           Adjustments     Pro Forma
                          ---------  -----------           -----------     ---------
                                               (in thousands)
Revenue, net............  $ 537,832  $ (78,517)(/1/)        $    --        $459,315
Cost of production......    157,295    (28,168)(/1/)             --         129,127
Selling, general and
 administrative
 expenses...............    288,283    (55,214)(/1/)             --         233,069
Depreciation and
 amortization...........     74,406    (12,751)(/1/)(/2/)        --          61,655
Write-down of intangible
 assets and other
 expenses...............    782,640   (779,613)(/1/)(/3/)        --           3,027
                          ---------  ----------             --------       --------
  Income (loss) from
   operations...........   (764,792)    797,229                  --          32,437
Equity in income from
 joint ventures.........      2,214         --                   --           2,214
Interest expense........         --         --                61,402(/5/)    61,402
                          ---------  ----------             --------       --------
  Income (loss) before
   income taxes.........   (762,578)    797,229              (61,402)       (26,751)
Income tax provision
 (benefit)..............   (178,883)    178,017(/4/)           1,535(/4/)       669
                          ---------  ----------             --------       --------
  Net income (loss) ....  $(583,695) $  619,212             $(62,937)      $(27,420)
                          =========  ==========             ========       ========
Other Data:(/7/)
Ratio of earnings to
 fixed charges .........                                                        -- (/6/)


                                                      (see footnotes on page 25)

                             ZIFF DAVIS MEDIA INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  For the Six Months Ended September 30, 2000

                                              Offering
                                Actual       Adjustments    Pro Forma
                               --------      -----------    ---------
                                         (in thousands)
Revenue, net.................. $227,390        $   --       $227,390
Cost of production............   64,581            --         64,581
Selling, general and
 administrative expenses......  121,174            --        121,174
Depreciation and
 amortization.................   28,699            --         28,699
                               --------        -------      --------
  Income from operations......   12,936            --         12,936
Equity in income from joint
 ventures.....................    1,216            --          1,216
Interest expense..............   27,426          2,647(/5/)   30,073
                               --------        -------      --------
  Loss before income taxes....  (13,274)        (2,647)      (15,921)
Income tax provision
 (benefit)....................      333             66(/4/)      399
                               --------        -------      --------
  Net loss.................... $(13,607)       $(2,713)     $(16,320)
                               ========        =======      ========
Other Data:(/7/)
Ratio of earnings to fixed
 charges .....................      -- (/6/)                     -- (/6/)


                                                      (see footnotes on page 25)

                             ZIFF DAVIS MEDIA INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

(1) We determined that all of our wholly-owned international operations (excluding international licensing operations and international joint ventures) did not meet our long-term strategic objective, and therefore, we sold these operations in August 2000. As a result, we have excluded the results of these operations from our pro forma statements of operations. Such excluded amounts are detailed below:

                                                                  Twelve Months
                                                                      Ended
                                                                    March 31,
                                                                      2000
                                                                  -------------
   Revenue, net..................................................   $  78,517
   Cost of production............................................      28,168
   Selling, general and administrative expenses..................      55,214
   Depreciation and amortization.................................       2,858
   Other expenses................................................       2,822
                                                                    ---------
     Loss from operations........................................   $  10,545
                                                                    =========

(2) Reflects adjustments to amortization expense as a result of the new accounting basis of the assets established by the transactions. Our current estimate of the fair value of the intangible assets acquired is approximately $700,000 which is being amortized over estimated useful lives of 2.5 to 20 years. This amount is subject to adjustment as we finalize our plans with respect to establishing a stand-alone infrastructure and restructuring the operations of ZDP. We do not expect such adjustments to be material.

  The adjustment is comprised of the following:

                                                                  Twelve Months
                                                                      Ended
                                                                    March 31,
                                                                      2000
                                                                  -------------
   Removal of depreciation and amortization associated with the international operations which were sold in August 2000 (see
    Note 4)......................................................   $  (2,858)
   Removal of amortization of domestic intangibles under the
    Predecessor's accounting basis...............................     (59,392)
   Addition of amortization expense based on the new accounting
    basis established as a result of the transactions............      49,499
                                                                    ---------
                                                                    $ (12,751)
                                                                    =========

(3) Adjustments include the following:
                                                                  Twelve Months
                                                                      Ended
                                                                    March 31,
                                                                      2000
                                                                  -------------
   Remove stock-based compensation expense related to seller's
    benefit plans................................................   $    (853)
   Remove write-down of net assets as a result of the
    acquisition..................................................    (778,760)
                                                                    ---------
                                                                    $(779,613)
                                                                    =========

                             ZIFF DAVIS MEDIA INC.

                                 (in thousands)


  The write-down of net assets as a result of the acquisition is comprised of the following amounts:

                                                                      Writedown
                                                                       Amount
                                                                      ---------
   Subscriber lists.................................................. $ 36,757
   Advertiser lists..................................................   13,699
   Trademarks/Tradenames.............................................      990
   Lic. Agreements...................................................      408
   Goodwill..........................................................  856,445
                                                                      --------
                                                                       908,299
   Accumulated amortization.......................................... (129,539)
                                                                      --------
                                                                      $778,760
                                                                      ========

  The writedown is further discussed in Note 8 to the Carve Out Financial statements included elsewhere in this prospectus.

(4) Adjustments necessary to reflect pro forma income tax expense at an effective income tax rate of negative 2.5%, our estimated effective tax rate for the fiscal year ended March 31, 2001. This rate is based on our expectation of incurring minimal state and local income taxes despite our net loss position.

(5) Reflects the following interest expense adjustments:

                                                         Twelve
                                                         Months    Six Months
                                                          Ended       Ended
                                                        March 31, September 30,
                                                          2000        2000
                                                        --------- -------------
   Interest expense - senior subordinated notes at
    12%...............................................   $30,000    $ 15,000
   Interest expense - revolving credit facility unused
    commitment fee of 0.5%............................       250         125
   Interest expense - term loan A at 9.64%............     8,020       4,010
   Interest expense - term loan B at 10.26%...........    21,762      10,881
   Amortization of debt issuance costs................     2,626       1,313
   Interest expense allocated to assets held for
    sale..............................................    (1,256)     (1,256)
   Less actual interest expense incurred..............        --     (27,426)
                                                         -------    --------
     Transaction interest expense adjustment..........   $61,402    $  2,647
                                                         =======    ========

  Based on our existing financing arrangements, a one-eighth of a percent change in interest rates would impact annual interest expense by $339.

(6) For purposes of the computations, earnings before fixed charges consist of income (loss) before income taxes and equity in income (loss) from joint ventures, plus fixed charges. Fixed charges are defined as interest expense plus one-third of rent expense which is deemed to be representative of interest. For the pro forma twelve months ended March 31, 2000 our earnings were insufficient to cover fixed charges by $18,957. Our earnings were insufficient to cover fixed charges by $11,990 and $14,637 for the actual and pro forma periods ended September 30, 2000, respectively.

                             ZIFF DAVIS MEDIA INC.

                                 (in thousands)


(7) EBITDA is defined as income before interest expense, income taxes, depreciation and amortization, non-cash and non-recurring charges. EBITDA is not a measure of performance under GAAP, and EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. EBITDA is presented because it is commonly used by certain investors and analysts to analyze companies' ability to service debt. However, our method of computation may not be comparable to similarly titled measures of other companies.

  The following table details the calculation of pro forma EBITDA:

                              Twelve
                              Months    Six Months
                               Ended       Ended
                             March 31, September 30,
                               2000        2000
                             --------- -------------
   Income from operations... $ 37,437     $12,936
   Equity in income from
    joint ventures..........    2,214       1,216
   Non-cash rent expense....    2,848         --
   Write-down of intangible
    assets and other
    expenses................    3,027         --
   Depreciation and
    amortization............   61,655      28,699
                             --------     -------
    Pro forma EBITDA........ $107,181     $42,851
                             ========     =======

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The following table presents our selected historical financial information. The selected financial information as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999 were derived from our audited financial statements and the related notes included elsewhere in this prospectus. The balance sheet information at December 31, 1997 and financial information for 1995 and 1996 is unaudited. The selected historical financial data as of and for the six months ended September 30, 1999 and September 30, 2000 as well as financial data as of and for the three months ended March 31, 2000, are unaudited, have been prepared on the same basis as our audited combined financial statements and, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for the periods then ended and our financial position as of such dates. Financial data of the Predecessor for the period between April 1, 2000 and April 4, 2000 is not material. Operating results for the six months ended September 30, 2000 are not necessarily indicative of our future results of operations or financial position. During the periods prior to February 29, 1996, we were a division of Ziff-Davis Holdings Corp. On February 29, 1996, Ziff-Davis Inc., our former parent company, was acquired by SOFTBANK Corp., establishing a different accounting basis. Another accounting basis was established on April 5, 2000 when our predecessor, the publishing division of Ziff-Davis, Inc., was purchased by Willis Stein & Partners. Accordingly we have separated both periods of different ownership in the table below. The selected historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements, included elsewhere in this prospectus.

                   Fiscal Year   Period     Period                                      Three Months       Six Months
                      Ended    Jan. 1 to  Mar. 1 to     Fiscal Years Ended Dec. 31,     Ended Mar. 31   Ended Sept. 30,
                    Dec. 31,    Feb. 29,   Dec. 31,   --------------------------------  ------------- ---------------------
                    1995(/1/)  1996(/1/)  1996(/1/)   1997(/1/)  1998(/1/)   1999(/1/)    2000(/1/)   1999(/1/)   2000(/2/)
                   ---------------------------------  ---------- ----------  ---------  ------------- ----------  ---------
                                                                         (in thousands)
Statement of Operations Data:
Revenue, net.....  $   527,645 $   84,412 $  467,252  $  575,206 $  540,977  $ 535,709    $128,941    $  254,780  $227,390
Cost of
 production......      133,252     25,419    135,022     165,794    167,284    158,040      38,733        75,459    64,581
Selling, general
 and
 administrative
 expenses
 (excluding stock
 based
 compensation
 expense of $ --
  ,
 $ --, $ -- ,
 $ -- , $ -- ,
 $866, $446,
 $460, and $ -- ,
 respectively)...      303,828     40,689    256,320     294,166    284,098    277,736      74,425       138,004   121,174
Depreciation and
 amortization....       68,646     11,052     66,659      81,556     82,263     82,477      12,066        42,252    28,699
Year 2000
 remediation
 expense.........          --         --         --          --         --       3,027         --            --        --
Write-down of
 intangible
 assets (3)......          --         --         --          --         --     778,760         --            --        --
Restructuring
 charge (4)......          --         --         --          --      39,995        --          --            --        --
Income (loss)
 from
 operations......       21,919      7,252      9,251      33,690    (32,663)  (765,197)      3,271        (1,855)   12,936
Net income
 (loss)..........       11,969      4,562    (13,412)      3,429    (23,651)  (583,034)      1,442          (460)  (13,607)
Other Financial Data:
Capital
 expenditures....  $    10,622 $      414 $   10,993  $    8,016 $   17,559  $  10,840    $  1,792    $    2,575  $  7,016
Ratio of earnings
 to fixed
 charges (5).....         5.8x      13.3x       4.6x       10.8x        --         --         4.8x          2.2x       --
Balance Sheet Data (end of period):
Cash and cash
 equivalents
 (6).............  $     2,493 $    5,271 $    2,532  $    4,265 $    6,309  $   2,487    $  4,632    $    7,240  $117,985
Total assets.....    1,320,602  1,312,813  1,840,984   1,791,756  1,727,883    931,248     913,389     1,683,171   972,186
Total Debt.......          --         --         --          --         --         --          --            --    545,290
Division equity
 (7).............    1,132,685  1,148,858  1,617,759   1,546,198  1,466,616    826,725     814,628     1,437,466       --
Total
 Stockholder's
 equity..........          --         --         --          --         --         --          --            --    321,393

                                           (see footnotes on the following page)

               NOTES TO SELECTED HISTORICAL FINANCIAL INFORMATION
                                 (in thousands)

(1)  Financial data presented below is for the Predecessor company.

(2) Financial data presented below is for the Company.

(3) Reflects an adjustment by the seller to write-down the intangible assets to reflect Ziff Davis Media's $780.0 million acquisition price. Prior to the decision of Ziff Davis Inc. to explore strategic initiatives, Ziff Davis Publishing had assessed the recoverability of its intangible assets using an undiscounted cash flow model and determined that its intangible assets were recoverable on a held for use basis. Under SFAS 121 when Ziff Davis Inc's board of directors approved of a plan of disposal and decided to sell its publishing assets the facts and circumstances surrounding the publishing business had changed significantly requiring an impairment review for assets to be disposed in accordance with SFAS 121. ZDP tested for impairment on a held for sale basis which requires measuring the fair value of assets to be disposed of using a fair value model. The negotiated purchase price of $780 million for the publishing business's assets represented the fair value of such business at the time, and accordingly, ZDP recorded an impairment charge to write-down its intangible assets to fair value.

(4) The restructuring charge incurred in 1998 related to the closure of three magazines and includes the write-off of intangible assets, severance costs and facilities closure costs.

(5) For purposes of the computations, earnings consist of income/(loss) before income taxes and equity earnings/losses, plus fixed charges. Fixed charges are defined as interest expense plus one-third of rent expense which is deemed to be representative of interest. For the years ended December 31, 1999 and 1998 and for the six months ended September 30, 2000, our earnings were insufficient to cover fixed charges by $765,197, $32,663 and $11,990, respectively.

(6) Includes $26,750 of restricted cash at September 30, 2000. See Note 2 to the consolidated financial statements at September 30, 2000.

(7) Division equity is presented because prior to the closing of the transactions we were a division of Ziff-Davis Inc. and were not a separate legal entity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with our financial statements and our unaudited pro forma consolidated financial information, including the notes to those statements, that are included elsewhere in this prospectus. The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the transactions and does not reflect the impact of these events or of the business strategy implemented after the consummation of the transactions. The following discussion includes forward-looking statements that involve risks and uncertainties. See "Disclosure Regarding Forward Looking Statements," "Risk Factors" and "--Liquidity and Capital Resources."

Overview

   We publish and license magazines, provide editorial content about the technology industry and the Internet and to a lesser extent provide custom testing services and software and produce conferences, seminars and webcasts. On April 5, 2000, we acquired certain publishing assets ("Ziff Davis Publishing", "ZDP" or the "Predecessor") from Ziff-Davis Inc. ("ZDI"), an unrelated company for $780.0 million plus expenses (the "Acquisition"). The Acquisition was accounted for under the purchase method of accounting.

   We had no operations prior to April 5, 2000. Our financial statements as of September 30, 2000, and for the six-month period then ended are prepared on a consolidated basis and include the accounts of the Company and its subsidiaries. The combined financial statements of the Predecessor for periods prior to April 5, 2000 are prepared on a carve-out basis, as ZDP was not a separate legal entity owned by ZDI.

   Since April 5, 2000, we have formed two subsidiaries which are focused on developing and launching new products and businesses. These subsidiaries, Ziff Davis Development Inc. ("LaunchCo") and Ziff Davis Internet Inc. ("InternetCo"), are collectively referred to, and defined under our debt agreements, as "Unrestricted Subsidiaries". We are developing Internet-related ventures leveraged off our expertise in technology and the Internet through InternetCo and developing new publications and businesses through LaunchCo. Where appropriate in our discussion below, we have separately identified amounts associated with the Unrestricted Subsidiaries when comparing amounts to prior year periods, as they relate to new business begun in the current fiscal year and are reported separately under our credit agreements.

   In connection with the Acquisition, we determined that ZDP's wholly-owned international operations (excluding international licensing operations and international joint ventures) did not meet our long-term strategic objectives and implemented plans for the sale of the operations. In August 2000, we and our European subsidiaries completed the sale of our wholly-owned International operations (excluding international licensing and international joint ventures) for a purchase price of approximately $42.0 million.

   The purchase price for these assets consists of:

   (1)  $31.0 million in cash, subject to post closing adjustments, plus

   (2) $3.2 million related to purchase of inventory, prepaid expenses and fixed assets, excluding leasehold improvements offset by approximately $3.5 million of net subscription liabilities assumed; and

   (3) an additional $15.0 million to be paid over a period of five years in five annual payments of $3.0 million which we have recorded at a net present value of $11.3 million.

   We have retained most of our accounts receivable, other than accounts receivable in respect of advertising and subscriptions for issues of the publications to be published after the closing. The buyer has agreed to collect these accounts on our behalf. We have also retained most of our liabilities, excluding deferred subscription liabilities.

   The results of these operations are excluded from our consolidated statement of operations for the period from April 5, 2000 to the sale date, August 4, 2000. (See Note 1 to the Unaudited Consolidated Financial Statements). Our 1999 financial statements include the operating results of ZDP's wholly-owned international operations.

 Revenue

   Our principal sources of revenue are advertising (72.9% of 1999 total revenue), circulation (22.5%) and other (4.6%). Circulation comprises both paid subscriptions (11.2%) and newsstand sales (11.3%) while other includes lab testing and royalties. No single advertiser has comprised more than 6% of our advertising revenue during any of the last three years. We record revenue net of agency commissions, estimated subscription cancellations and newsstand returns.

   Advertising. Advertising rates and rate structures vary among our publications and are based on, among other things, the circulation of the particular publication, the readership demographics, the scheduled frequency and the size and placement of the advertisement in the publication. Our advertising revenue is influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditures by our advertising clients and the extent to which our customers elect to advertise using print media.

   Newsstand. We sold approximately 13 million single copy magazines for the year ended December 31, 1999. Generally we receive approximately 55% of the cover price of an individual magazine sold through a newsstand with the balance of the cover price going to the magazine's distributor, wholesaler and retailer.

   Subscriptions. Generally, we sell subscriptions to our publications either directly by our circulation force or by an independent subscription direct marketing companies or agents. We receive approximately 20% of the total price of subscriptions sold through agents. In addition to agents, we have historically sold subscriptions using a variety of techniques including direct reply subscription cards, direct mail and the Internet.

   Other Revenue Sources. We derive other sources of revenue from benchmarking and testing services, royalty arrangements and mailing list rentals. We generate revenue from benchmarking and testing services through eTESTING LABS, which provides for-hire testing services that is independent of our editorial testing groups. Our most significant licensing royalty was from ZDNet, the Internet business of the seller, in exchange for use of our editorial content on ZDNet's website. Under this arrangement, ZDNet had paid royalties to us based on its annual revenue, net of bad debt expense and discounts and subject to minimum and maximum annual payments. On January 19, 2001, we amended this agreement to provide that starting March 1, 2001, ZDNet's license will no longer be exclusive and on March 1, 2002, all of ZDNet's license rights to content from our magazines will terminate. As consideration for amending the license agreement, ZDNet is obligated to pay us a royalty termination fee of $4.5 million, $2.2 million of which is payable on March 1, 2001 and $2.3 million of which is payable on March 1, 2002, and ZDNet will not be obligated to pay any royalties with respect to licensed content after February 28, 2001. We have a services agreement with ZD Inc. under which we produce and distribute ZD Inc.'s Computer Shopper magazine in return for a $5.0 million annual fee, which we recognize as revenue. ZD Inc. reimburses us for all costs incurred in producing and distributing Computer Shopper. On January 19, 2001, we agreed with ZD Inc. to terminate the current services agreement and enter into a new agreement effective March 1, 2001. The new agreement contains substantially similar terms, except that ZD Inc. will not be required to pay us any annual fee and will only be required to reimburse us for our out-of-pocket expenses incurred in connection with producing and distributing Computer Shopper. ZD Inc. will pay us a $2.0 million non-refundable termination fee in connection with the termination of the original services agreement on March 1, 2001. The new agreement expires on February 28, 2003, however ZDNet may terminate the agreement at any time with 90 days prior written notice.

   We will recognize the revenue associated with these termination payments over the remaining term of the respective agreement.

 Operating Costs

   The principal components of our production costs are raw materials, printing and distribution, which represented 33.5%, 36.8% and 29.7%, respectively of total 1999 publishing production expenses. Our principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions.

   Our other principal operating costs are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits along with marketing and promotion expenses related to advertising and circulation. Prior to the transactions, we received an allocation of centralized costs from the seller based on estimated utilization. We have since built an infrastructure to service our needs as a stand-alone entity.

Results of Operations

 Comparison of the six months ended September 30, 2000 and the six months ended September 30, 1999.

   The table below sets forth our consolidated summary of operations in (millions of dollars and as a percentage of net revenue) for the six months ended September 30, 1999 (predecessor) and 2000, respectively. For comparative purposes, pro forma adjustments have been made to the 1999 figures to exclude the operating results of ZDP's wholly-owned international operations which, as described above, have been sold.

                                 For the six months ended September 30,
                         --------------------------------------------------------
                                                                   1999     2000
                                      1999                       Pro Forma Actual
                         -------------------------------         --------- ------
                                 International            2000   As a percent of
                         Actual   Operations   Pro Forma Actual    Revenue, net
                         ------  ------------- --------- ------  ----------------
Revenue, net............ $254.8      $37.6      $217.2   $227.4    100.0%  100.0%
Cost of production......   75.4       13.2        62.2     64.6     28.6    28.4
Selling, general and
 administrative
 expenses...............  137.2       27.0       110.2    121.1     50.7    53.3
Non cash charges
 included in selling,
 general and
 administrative
 expenses...............    1.7        --          1.7      --       0.8     --
Depreciation and
 amortization...........   42.3        1.5        40.8     28.7     18.8    12.6
                         ------      -----      ------   ------    -----   -----
Income (loss) from
 operations.............   (1.8)      (4.1)        2.3     13.0
Equity in income from
 joint ventures.........    1.2        --          1.2      1.2      0.6     0.5
Interest expense, net...    --         --          --      27.4      N/A    12.0
Income tax (benefit)
 provision                 (0.1)       --         (0.1)     0.3
                         ------      -----      ------   ------
Net income (loss)....... $ (0.5)     $(4.1)     $  3.6   $(13.5)
                         ======      =====      ======   ======
Other Data
EBITDA, as defined...... $ 43.4      $(2.6)     $ 46.0   $ 42.9
EBITDA, as defined--
 Restricted
 Subsidiaries...........    n/a        n/a         n/a     53.3
EBITDA, as defined--
 Unrestricted
 Subsidiaries...........    n/a        n/a         n/a    (10.4)

 International operations

   As discussed above, we determined to sell our international operations at the time of the transactions and completed the sale in August 2000. Accordingly, the net assets related to these operations were recorded as assets held for sale at the estimated net proceeds from the sale, as adjusted for estimated cash flows from these operations and an allocation of interest expense for the estimated holding period. As a result, the financial statements for the six months ended September 30, 2000 do not reflect any results of operations of the international operations. For the six months ended September 30, 1999, the International operations generated $37.6 million in revenue, a net loss of $4.1 million and an EBITDA loss of $2.6 million. The discussion below for the six month period ended September 30, 1999 and 2000 excludes the impact of the above-described International operations in 1999.

 Revenue, net

   Revenue increased $10.2 million, or 4.7%, from $217.2 million in the six months ended September 30, 1999 to $227.4 million for the six months ended September 30, 2000. Revenue from the Unrestricted Subsidiaries was $0.4 million for the six months ended September 30, 2000 which related to advertising revenue from the first issue of The Net Economy. Excluding the Unrestricted Subsidiaries, advertising revenue increased by $9.1 million, or 5.7%. This advertising revenue increase was due to a 11.4% increase in average revenue per page which was primarily a result of rate increases partially offset by a 7.0% decline in advertising pages. Other revenue, which is primarily derived from licensing and other services, increased $4.4 million, or 39.0%. This increase is due primarily to (1) $2.5 million of fees related to certain services we provide to Computer Shopper, an unaffiliated magazine, and (2) $1.9 million of service fees earned by eTESTING Labs, which began offering its testing services to third parties during the first quarter of Fiscal 2001, partially offset by a decline in licensing revenue. As described above, our ZDNet license agreement and the Computer Shopper services agreement have been amended. These advertising and other revenue increases were partially offset by a $3.7 million, or 8.2%, decrease in total circulation revenue related to fewer single-copy sales as compared to the same prior year period. Excluding the Unrestricted Subsidiaries, advertising, circulation and other revenue accounted for 74.8%, 18.3% and 6.9% of our consolidated net revenue during the six months ended September 30, 2000, as compared to 74.0%, 20.8% and 5.2% in the comparable prior year period.

 Cost of production

   Cost of production was $64.6 million for the six months ended September 30, 2000, compared to $62.2 million for the six months ended September 30, 1999, an increase of $2.4 million, or 3.9%. Cost of production related to the Unrestricted Subsidiaries was $0.1 million which primarily related to the first issue of The Net Economy. Excluding the Unrestricted Subsidiaries, cost of production increased $2.2 million or 3.5%. This increase was due to a 9.1% increase in the total number of copies printed to meet increased circulation levels in our aggregate magazine portfolio, partially offset by decline in total pages produced in our magazine portfolio and an increase in our average price per pound of paper driven by (1) the mix of paper used in our publications and (2) an increase in paper prices. Cost of production, excluding Unrestricted Subsidiaries, decreased as a percentage of net revenue to 28.4% from 28.7% for the same periods, indicative of the higher advertising revenue per page being achieved. Recently, a 9.9% increase in postage rates for calendar year 2001 was approved. This increase is in line with our expectations and has been considered in our pricing policies, although we may not be able to recover the postage price increase in whole or in part in our pricing, we do not believe that this increase will have a material adverse effect on our cash flows or results of operations.

 Selling, general and administrative expenses

   Selling, general and administrative expenses for the six months ended September 30, 2000 were $121.1 million compared to $110.2 million for the six months ended September 30, 1999, an increase of $10.1 million, or 9.9%. Selling, general and administrative expenses related to the Unrestricted

Subsidiaries were $10.7 million and consisted mainly of operating, pre-publication and business development expenses. Excluding Unrestricted Subsidiaries, selling, general and administrative expenses decreased $0.6 million, or 0.5 %. This decrease was primarily related to $7.6 million of cost reductions realized in administrative areas such as corporate sales, information technology, finance and human resources, as well as reduced bad debt expense. Cost savings realized were largely offset by increased editorial, brand development, sales and marketing spending in support of our magazine portfolio, brand repositionings and growth initiatives. Excluding Unrestricted Subsidiaries, selling, general and administrative expenses as a percentage of revenue declined from 51.1% to 48.6% for the six months ended September 30, 1999 and 2000, respectively. In the second half of fiscal 2001, we anticipate that the cost savings realized will begin to level off and that we will continue investing in the areas of sales, marketing, editorial and brand development in support of our growth initiatives and brand repositionings. Additionally, selling, general and administrative expenses related to the Unrestricted Subsidiaries are anticipated to increase as development of these new businesses continues. As a result, selling, general and administrative expenses, both in total and as a percentage of revenue, are expected to increase in the second half of fiscal year 2001 in relation to the comparable prior year period.

 Interest Expense

   Interest expense was $27.4 million for the six months ended September 30, 2000 compared to no interest expense in the comparable prior period. This increase is the result of indebtedness incurred in connection with the transactions, and the 12% senior subordinated notes due 2010, proceeds from which were used to partially repay the senior credit facility and fully repay the senior subordinated notes. Our weighted average debt outstanding was approximately $536.2 million and our weighted average interest rate was 11.06% for the six months ended September 30, 2000. Prior to the transactions, external financing transactions were executed and funded by ZDI, as a result, interest expense of the Predecessor is not applicable or representative of our ongoing business.

 Income taxes

   The income tax provision of $0.3 million for the six months ended September 30, 2000 and the income tax benefit of $0.2 million in the comparable period in 1999 represent effective rates of negative 2.5% and 24.7%, respectively. The negative effective rate for the six months ended September 30, 2000 results from our full year estimate of certain minimum state and local taxes despite the consolidated entity being forecast in a pre-tax loss position. As a result of the transactions and the different tax profiles of our company and the Predecessor, the effective tax rate of the Predecessor is not applicable or representative of our ongoing business and income tax position.

 Net Loss

   Net loss of $13.5 million for the six months ended September 30, 2000 increased $13.0 million compared to net loss of $0.5 million for the comparable prior year period. Excluding the results of ZDP's wholly-owned international operations, net income for the six months ended September 30, 1999 was $3.6 million.

 EBITDA

   EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization expense and other non-cash charges. EBITDA, as defined is not a measure of performance under GAAP, and EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company's ability to service debt. EBITDA is also a component of our debt compliance calculations. However, our method of computation may not be comparable to similarly titled measures of other companies.

   EBITDA for the six months ended September 30, 2000, was $42.9 million. EBITDA related to the Unrestricted Subsidiaries was a loss of $10.4 million. Excluding Unrestricted Subsidiaries, EBITDA was $53.3 million compared to $46.0 million for the comparable prior year period, a $7.3 million or 15.9% increase. Excluding Unrestricted Subsidiaries, the ratio of EBITDA to revenue was 23.5% and 21.2% for the six months ended September 30, 2000 and 1999, respectively.

 Comparison of the three months ended March 31, 2000 and the three months ended March 31, 1999

 Revenue, net

   Revenue increased by $2.1 million, or 1.7%, from $126.8 million in the three months ended March 31, 1999 to $128.9 million in the comparable period in 2000. This increase reflects significant growth in the emerging publications partially offset by lower advertising in the established publications. Margin pressures on smaller computer equipment manufacturers, and the resulting consolidation in that industry have contributed to a reduced demand for advertising in our established publications. Revenue from international operations, which generated 15.2% of revenue, decreased $0.5 million, or 2.7%. Other revenue increased $2.1 million, or 45.5%, due to an increase in royalties from ZDNet and the launch of eTESTING LABS external testing services.

 Cost of production

   Production costs decreased by $0.8 million, or 1.9%, from $39.5 million in the three months ended March 31, 1999 to $38.7 million in the comparable period in 2000. This represents a decrease in cost of production as a percent of revenue from 31.1% in 1999 to 30.0% in 2000. These decreases were primarily due to a net decline in advertising pages and an increase in advertising revenue per page.

 Selling, general and administrative expenses

   Selling, general and administrative expenses increased by $10.5 million, or 16.5%, from $63.9 million in the three months ended March 31, 1999 to $74.4 million in the comparable period in 2000. This represents an increase in selling, general and administrative expenses as a percent of revenue from 50.4% in 1999 to 57.7% in 2000. This increase was primarily related to increased spending in support of our emerging publications such as Yahoo! Internet Life and Interactive Week. The areas of such spending and the increase over all domestic titles include editorial ($2.1 million), circulation ($1.9 million) and sales and marketing ($5.7 million). In addition, expenses at the newly launched eTESTING LABS increased $1.3 million, as the business pursues third party opportunities. Some savings were realized in administrative areas as a result of the cost reductions prior to the transactions.

 Stock-based compensation expense

   Stock-based compensation of $0.4 million in the three months ended March 31, 2000 is a non-cash charge that is recorded over the vesting period of certain ZDNet stock option grants to our employees. This represents a slight decrease from the 1999 period due to forfeitures of options.

 Depreciation and amortization

   Total depreciation and amortization decreased $8.0 million, or 40.1%, from $20.1 million in the three months ended March 31, 1999 to $12.1 million in the comparable period in 2000. This decline resulted from the $778.8 million write-down of intangible assets that was recorded in December 1999 to reflect the fair value of the business based on the $780.0 million purchase price. This write-down resulted in lower goodwill amortization in subsequent periods.

 Equity in income and loss from joint ventures

   Our equity share in income and losses from joint ventures increased $0.4 million from a loss of $0.1 million in the three months ended March 31, 1999 to $0.3 million in the three months ended March 31, 2000 primarily due to stronger performance from the Mac Publishing LLC joint venture.

 Income taxes

   The income tax expenses of $0.7 million in the three months ended March 31, 1999 and $2.1 million in the comparable period in 2000 represent effective rates of 24.6% and 59.2%, respectively. This 2000 effective rate is significantly higher than the federal statutory rate of 35.0% due to non-recognition of losses in foreign jurisdictions and the impact of state and local taxes. The 1999 effective rate, which is based on the full year effective rate, is lower than the federal statutory rate of 35.0% primarily due to the amortization of non-deductible goodwill.

 Net income

   As a result of the factors described above, net income of $1.4 million for the three months ended March 31, 2000 decreased $0.7 million from $2.1 million for the three months ended March 31, 1999.

 Comparison of the year ended December 31, 1999 and the year ended December 31, 1998

 Revenue, net

   Revenue decreased by $5.3 million, or 1.0%, from $541.0 million in 1998 to $535.7 million in 1999. This decline was primarily due to the absence of revenue from three publications discontinued in October 1998. Excluding discontinued publications, revenue increased $18.8 million, or 3.6%, from 1998. This growth was due to advertising and circulation increases in our emerging publications, partially offset by lower advertising revenues in our established publications. Margin pressures on smaller computer equipment manufacturers, industry and product delays, lower demand in Asia and reduced advertising budgets to fund expenses associated with the Year 2000 transition contributed to a reduced demand for advertising pages in our established magazines. However, this decline was partially offset by higher advertising revenue per page in 1999. Revenue from international operations, which generated 14.8% of revenue, was relatively unchanged. Other revenue increased $4.3 million, or 21.4%, from 1998 due to an increase in royalties from ZDNet and the launch of eTESTING LABS' external testing services.

 Cost of production

   Production costs decreased by $9.3 million, or 5.5%, from $167.3 million in 1998 to $158.0 million in 1999. This represents a decrease in production costs as a percent of revenue from 30.9% in 1998 to 29.5% in 1999. The decrease was primarily due to the absence of costs related to three publications that were discontinued in the fourth quarter of 1998. In addition, a net decline in advertising pages and higher advertising revenue per page contributed to the decline in production costs as a percent of revenue.

 Selling, general and administrative expenses

   Selling, general and administrative expenses decreased by $6.4 million, or 2.2%, from $284.1 million in 1998 to $277.7 million in 1999. This represents a decrease in selling, general and administrative expenses as a percent of revenue from 52.5% in 1998 to 51.8% in 1999. The decrease reflects efficiencies gained through the 1998 restructuring in which three magazines were discontinued.

 Stock-based compensation expense

   Stock-based compensation is a non-cash charge that is recorded over the vesting period of certain ZDNet stock option grants to our employees. These options were granted on December 21, 1998, as such 1999 is the first period in which the related expense is incurred.

 Year 2000 remediation costs

   Year 2000 remediation costs represent the costs we incurred to ensure our various computer systems were Year 2000 compliant. No such charges were incurred in 1998. Further, as no material Year 2000 issues were encountered, no such costs are expected during 2000.

 Depreciation and amortization

   Total depreciation and amortization increased $0.2 million from $82.3 million in 1998 to $82.5 million in 1999.

 Write-down of intangible assets

   The $778.8 million write-down of intangible assets was recorded to reflect the fair value of the business based on the $780.0 million purchase price of such assets (excluding deferred taxes which were not sold). Prior to the decision to sell ZDP, ZDP assessed the recoverability of its intangible assets using an undiscounted cash flow model as required by current accounting pronouncements. ZDP has historically generated significant levels of cash and due to this strong cash flow, no impairment of its intangible assets (exclusive of the restructuring charge recorded in 1998) had existed. Once a decision to sell ZDP was reached, the intangible assets were evaluated on a held for sale basis using a fair value model as required by current accounting pronouncements. The current fair value of ZDP's net assets was significantly less than carrying value, and thus an impairment loss was recorded.

 Restructuring

   In 1998, we incurred a charge related to a restructuring program we instituted in an effort to reduce our cost basis. The components of this charge are described in further detail below. There was no similar charge in the 1999 period.

 Equity in income from joint ventures

   Our equity share in income from joint ventures decreased $0.3 million, or 13.0%, from $2.2 million in 1998 to $1.9 million in 1999 primarily due to the acquisition of the remaining 50% interest of FamilyPC in May 1998. This resulted in FamilyPC being consolidated from that time, therefore its earnings are no longer reflected as earnings from joint ventures.

 Income taxes

   The 1999 income tax benefit of $180.3 million represents an effective tax rate of 23.6%, slightly higher than the 22.5% effective rate experienced in 1998. These effective rates are lower than the federal statutory rate of 35.0% primarily due to the amortization of non-deductible goodwill.

 Net loss

   As a result of the factors described above, net loss of $583.0 million for the year ended December 31, 1999 increased $559.3 million from a net loss of $23.7 million for the year ended December 31, 1998.

 Comparison of the year ended December 31, 1998 and the year ended December 31, 1997

 Revenue, net

   Revenue decreased by $34.2 million, or 6.0%, from $575.2 million in 1997 to $541.0 million in 1998. This decline was primarily due to the transfer of certain publications to a joint venture and the closure of three publications due to the restructuring discussed below. The remainder of the decrease was primarily due to lower advertising in established publications partially offset by growth in the emerging publications. Margin pressures on smaller computer equipment manufacturers, industry and product delays, lower demand in Asia and reduced advertising budgets to fund expenses associated with the Year 2000 transition contributed to a reduced demand for advertising pages in our magazines in 1998. However, this decline was partially offset by higher advertising revenue per page in 1998. Revenue from international operations, which generated 14.8% of the total revenue was relatively unchanged.

   In 1997, the MacUser and MacWeek publications were contributed to a newly formed joint venture, Mac Publishing LLC. Prior to their contribution to the joint venture, operating results for these publications were consolidated and resulted in $32.5 million of revenue in 1997. As these publications are no longer consolidated, no revenue was recognized in 1998, only our 50% share of earnings from the joint venture was reflected. On May 1, 1998, we acquired our joint venture partner's 50% interest in FamilyPC magazine, and we have included the magazine's performance in the consolidated results from the acquisition date. Revenue from FamilyPC included in the 1998 results was $11.1 million. Revenue related to the three discontinued publications as part of the restructuring was $12.5 million lower in the fourth quarter of 1998 as compared to the fourth quarter of 1997. Excluding the impact of the discontinued publications and the shift of publications to/from joint ventures, our revenue increased 1.6% in 1998 compared to 1997.

 Cost of production

   Production costs increased by $1.5 million or, 0.9%, from $165.8 million in 1997 to $167.3 million in 1998. This represents an increase in production costs as a percent of revenue from 28.8% in 1997 to 30.9% in 1998. Costs associated with the growth in emerging publications' advertising pages more than offset cost declines associated with the discontinuation of three magazines in 1998 and the shift of certain publications to a joint venture. In addition, the launch of IT Week in the UK increased international production costs.

 Selling, general and administrative expenses

   Selling, general and administrative expenses decreased by $10.1 million, or 3.4%, from $294.2 million in 1997 to $284.1 million in 1998. This represents an increase in selling, general and administrative expenses as a percent of revenue from 51.1% in 1997 to 52.5% in 1998. The decrease in expenses reflects the shift of certain publications to a joint venture as well as the impact from discontinuing three publications in late 1998. This decrease is partially offset by increased spending in support of our emerging publications, such as Yahoo! Internet Life and Interactive Week. The increase as a percentage of revenue results primarily from the impact on revenue and cost mix from shifting of publications to/from joint ventures and discontinuing three publications.

 Depreciation and amortization

   Total depreciation and amortization increased less than 1% from $81.6 million in 1997 to $82.3 million in 1998.

 Restructuring

   Margin pressure on smaller computer equipment manufacturers, industry and product delays, lower demand in Asia and reduced advertising budgets to fund expenses associated with the Year 2000 transition contributed to a reduced demand for advertising in our magazines, principally PC Magazine, Ziff Davis SMART BUSINESS for the New Economy (formerly PC/Computing) and eWeek (formerly PC Week).

   As a result of this reduced demand, in October 1998 we announced a restructuring program with the intent of significantly reducing our cost base. We incurred a pre-tax charge of $40.0 million in connection with this restructuring program. The charge was reported as a component of income from operations for the fourth quarter of 1998. The charge included asset impairment costs ($34.2 million), employee termination costs ($3.9 million) and costs to exit activities ($1.9 million) principally resulting from the discontinuation of three publications, Windows Pro, Internet Business and Equip, and the reduction of our work force by 184 employees. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs were a non-cash write-off of intangible assets, primarily subscriber lists, advertising lists and tradenames associated with the discontinued publications.

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of our operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel.

  . Costs to exit activities reflect the costs associated with the final closure of discontinued publications including the costs to reduce office space under lease as a result of the reduced level of employees.

 Equity in income from joint ventures

   Our equity share in income from joint ventures increased $1.9 million from $0.3 million in 1997 to $2.2 million in 1998. The increase primarily relates to our equity share in earnings of Mac Publishing LLC, an entity that was formed in August 1997.

 Income taxes

   The 1998 income tax benefit of $6.9 million represents an effective tax rate of 22.5% as compared to an effective rate of negative 89.9% in 1997. The 1998 effective rate differs from the federal statutory rate of 35.0% primarily due to the amortization of non-deductible goodwill. The significant variance in effective tax rates results from the non-deductibility of losses from operations accounted for under the pooling method of accounting prior to their acquisition by us in May 1998.

 Net loss

   As a result of the factors described above, net loss of $23.7 million for the year ended December 31, 1998 increased $27.1 million from net income of $3.4 million for the year ended December 31, 1997.

 Liquidity and Capital Resources

   Total cash at September 30, 2000 was $118.0 million. This balance is comprised of; (1) $53.4 million of net cash generated by the Restricted Subsidiaries during the six months ended September 30, 2000, (2) $26.8 million of net cash proceeds from the sale of our international operations and (3) $37.8 million of cash earmarked for the Unrestricted Subsidiaries.

   Under our senior credit facility, we have Restricted and Unrestricted Subsidiaries. As described above, the Unrestricted Subsidiaries are LaunchCo and InternetCo and, at the time of the transactions, $50.0 million of our equity proceeds (contributed by Willis Stein and co-investors) were earmarked for funding of these subsidiaries. The Restricted Subsidiaries are our remaining subsidiaries and are generally comprised of businesses that were acquired from ZDI. The senior credit facility and indenture governing the $250.0 million 12% notes due 2010 place restrictions on funding from the Restricted Subsidiaries to the Unrestricted Subsidiaries.

   Details of changes in cash and cash equivalents during the six-month period ended September 30, 2000, are discussed below. Prior to April 5, 2000, the Predecessor participated in ZDI's centralized cash management system. As such, external financing transactions including debt service and capital spending for major capital projects were executed and funded by ZDI. Predecessor cash balances primarily represent cash held by international operations.

   Operating Activities. We currently rely primarily upon cash flow from operating activities and borrowings under our revolving credit facility to finance our operations and expansion. Cash provided by operating activities was $34.7 million for the six month period ended September 30, 2000, compared to $36.4 million for the comparable prior year period, a decrease of $1.7 million or 4.7%. The decrease in cash provided by operating activities was due primarily to $17.4 million of cash interest paid and was partially offset by increased cash flow associated with certain working capital improvements achieved during the six months ended September 30, 2000. These working capital improvements mainly related to reductions in accounts receivable and inventory primarily due to increased credit and collection activities since the transactions and our decision to outsource a significant portion of our paper buying operations to our printers resulting in a decreased investment in paper inventory. Cash flow from accounts receivable and inventory increased $8.0 million and $6.0 million, respectively when compared to the prior year period.

   Investing Activities. Cash used by investing activities of $776.2 million in the six month period ended September 30, 2000 reflects cash used primarily for our purchase of ZDP at a total cost of $798.3 million, including fees and expenses, and $7.0 million of capital expenditures ($5.5 million associated with the Restricted Subsidiaries). These cash investments were partially offset by net proceeds from the sale of our international operations of $26.8 million and $2.6 million of dividends received from our MacWorld joint venture. We estimate that our capital expenditures for fiscal 2001 will be approximately $10 million with respect to the Restricted Subsidiaries. We have earmarked $2.0 million of our international proceeds to fund these capital expenditures. We anticipate making additional investments in the development of the businesses of the Unrestricted Subsidiaries, however, the amount and timing of such investments has not yet been determined and will vary depending upon the implementation of the related business plans

   Financing Activities. Cash provided by financing activities was $857.6 million for the six month period ended September 30, 2000. In conjunction with the transactions, we (1) entered into a $405.0 million senior credit facility of which $355.0 million was funded at the closing of the transactions, (2) issued $175.0 million senior subordinated notes and (3) received equity contributions from our parent company, Ziff Davis Holdings Inc., of $335.0 million ($333.0 million of which was received during the six months ended September 30, 2000) that was funded by Willis Stein and its co-investors. In addition to these transactions in July 2000, we completed an offering of $250.0 million 12% senior subordinated notes due 2010 ("the Notes"), the proceeds of which were primarily used to repay indebtedness. In connection with the foregoing financing activities, we paid approximately $20.7 million in costs and expenses related to our various debt agreements.

   Proceeds from the old notes offering were used to (1) repay the $175.0 million senior subordinated notes in full, (2) partially repay approximately $59.7 million of the senior credit facilities, (3) pay $6.9 million of accrued interest related to senior and subordinated debt and (4) pay approximately $8.4 million of transaction related fees. Following the Notes offering, the senior credit facility consisted of a $295.3 million term loan and a $50.0 million revolving credit facility, of which up to $10.0 million may be utilized for letters of credit. As of September 30, 2000, the full $50.0 million was available for future borrowing. The term loan matures in two tranches one due September 30, 2006 and the other due March 31, 2007, respectively, with quarterly payments beginning March 31, 2001. Borrowings under the revolving credit facility are due September 30, 2006.

   The senior credit facility is secured by a first priority security interest in substantially all of our existing and future tangible and intangible assets. The senior credit facility requires the Restricted Subsidiaries to meet certain financial tests, including maximum total leverage ratio, maximum senior leverage rate, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum capital expenditure tests. The senior credit facility and indenture governing the $250.0 million 12% notes due 2010, both contain certain restrictive covenants, including restrictions on (1) indebtedness, liens and guarantees; (2) mergers, consolidations and certain types of acquisitions and asset sales; (3) dividends and stock repurchases; (4) restrictions on the types of business which we can engage and (5) restrictions on funding from the restricted subsidiaries to the unrestricted subsidiaries.

   At March 31, 2001, we are required to have a ratio of debt to EBITDA of 4.5 to 1.0. Should the ratio be in excess of 4.5 to 1.0, either we will repay indebtedness under our senior credit facilities or Willis Stein and its co-investors will contribute to us up to a maximum of $50.0 million in additional equity (less any amounts previously contributed) so that we may repay indebtedness under our senior credit facilities (and permanently reduce commitments thereunder in an amount equal to such repayment), in either case in order to reduce our ratio of debt to EBITDA. In no event will Willis Stein and its co-investors be required to contribute more than $50.0 million for this purpose. We are currently in compliance with our debt covenants and anticipate that at March 31, 2001, we will remain in compliance.

   Our senior credit facility requires that we enter into hedge agreements so that at least 50% of our funded debt be effectively set at a fixed rate of interest. On September 27, 2000, we entered into an interest rate swap agreement in the notional amount of $25.0 million and a maturity date of October 11, 2003. Under this swap agreement, we receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and pay a fixed rate of interest each quarter for the term of the agreement. This swap agreement, coupled with the Notes, results in $275.0 million or 50.4% of our funded debt being effectively set at a fixed rate of interest as of September 30, 2000.

   In connection with the transactions, we earmarked $50.0 million of our equity proceeds, contributed by Willis Stein and co-investors, for funding the working capital and financing needs of LaunchCo and InternetCo. At September 30, 2000, there was $37.8 million remaining from the original $50.0 million earmarked for funding of the Unrestricted Subsidiaries. As we continue to develop and launch additional products or business lines within LaunchCo and InternetCo, we may seek additional funding. The amount and timing of such funding needs will vary depending upon approval and implementation of the related business plans. As these needs arise, we will review potential financing options, however, there can be no assurance that we will be successful in raising the needed funds.

   In August 2000, we and our European subsidiaries completed the sale of our wholly-owned International operations (excluding international licensing and international joint ventures) to VNU N.V. and affiliates for a purchase price of approximately $42.0 million.

   The purchase price for these assets consists of:

     (1) $31.0 million in cash subject to post closing adjustments, plus

     (2) $3.2 million related to purchase of inventory, prepaid expenses and fixed assets, excluding leasehold improvements offset by approximately $3.5 million of net subscription liabilities assumed; and

     (3) an additional $15.0 million to be paid over a period of five years in five annual payments of $3.0 million which we have recorded at a net present value of $11.3 million.

   We retained most of the related accounts receivable and liabilities. At closing, we received net proceeds of $30.9 million and have incurred $4.1 million in costs and expenses associated with the sale and liquidation of these operations. Under our senior credit agreement, these net proceeds must be used for certain permitted capital expenditures and acquisitions within 360 days from the sale date or they must be used to prepay principal due under our senior credit facility. As a result, these net proceeds have been classified as restricted cash, a non-current asset in our Consolidated Balance Sheet.

   We have earned and collected $3.5 million related to our first and second quarter payments under the ZDNet Agreement. The third quarter payment is due February 14, 2001. On January 19, 2001, we amended this agreement to provide that, starting March 1, 2001, ZDNet's license will no longer be exclusive and on March 1, 2002, all of ZDNet's license rights to content from our magazines will terminate. As consideration for amending the license agreement, ZDNet is obligated to pay us a royalty termination fee of $4.5 million, $2.2 million of which is payable on March 1, 2001 and $2.3 million of which is payable on March 1, 2002, and ZDNet will not be obligated to pay any royalties with respect to licensed content after February 28, 2001.

   On November 10, 2000, we prepaid $35.0 million of principal owed under our senior credit facilities using cash primarily attributable to operating cash flow generated during the six months ended September 30, 2000. On January 23, 2001, we prepaid $20 million of principal owed under our senior credit facilities using cash from operations as well as a portion of the proceeds from the sale of our international operations. We have $9.2 million in principal payments due under our senior credit facility through December 31, 2001.

   With respect to our Restricted Subsidiaries, we expect that our current cash balances, combined with cash provided by operations and the availability of funds under our revolving credit facility, will continue to provide the capital necessary to fund operations, as well as meet existing obligations for the next twelve months. We continuously evaluate potential acquisitions of businesses, which complement our existing operations. Depending on various factors, including, among others, the cash consideration required in such potential acquisitions, we may determine to finance any such transaction with existing sources of liquidity and may determine to consider such acquisition as a component of either the Restricted or Unrestricted Subsidiaries.

Seasonality

   Historically, our business has been seasonal because we have earned a significant portion of our annual revenue in our third fiscal quarter. This is largely due to the general increase in publishing revenue in the third quarter as a result of increased consumer buying activity during the holiday season. Factors affecting the seasonality of our business are holiday spending, customer budgetary spending patterns, new product introductions and general economic trends. Quarterly results may also be affected by the timing and magnitude of acquisitions and related costs, variations in the number of magazines sold in any quarter, customer spending patterns, termination of existing agreements, costs incurred in connection with internal growth, changes in our mix of customers, contracts of our business, fluctuation in raw materials costs and other general economic conditions. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. We cannot assure that our third quarter revenue for fiscal 2001 or any future year will be higher than revenue for our other quarters. We have not had significant overhead and other costs generally associated with large seasonal fluctuations.

Inflation and Fluctuations in Paper Prices and Postage Costs

   We continually assess the impact of inflation and changes in paper and postage prices as these costs represent a significant portion of our cost of production. Paper prices began to rise in 1994, rose significantly in 1995 and 1996, and then decreased in 1997. During 1998 and 1999, paper prices were relatively flat with a price increase occurring in 2000. We generally enter into contracts for the purchase of paper which adjust the price on a quarterly basis. We have not entered, and do not currently plan to enter, into long-term forward price or option contracts for paper.

   Postage rates increased 14% in January 1995 and 5% in January 1999. Recently a 9.9% increase in postal rates for calendar year 2001 has been approved. Management estimates postage and paper costs will increase slightly in fiscal year 2001 and has considered these estimated increases in setting its pricing policies, although we may not be able to recover, in whole or in part, paper and postage costs increases in its pricing. We do not believe that anticipated paper and postage cost increases would have a material adverse effect on our cash flow and results of operations in fiscal 2001.

   We continually review our purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS 133"). SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In July 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement 133" ("SFAS 137") was issued. SFAS 137 deferred the effective date of SFAS 133 until the first quarter of fiscal years beginning after June 15, 2000. In June 2000, SFAS 133 was further amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133" ("SFAS 138"). We expect to adopt SFAS 133, as amended by SFAS 137 and SFAS 138, effective April 1, 2001. We are currently reviewing the impact, if any, that the adoption of SFAS 133 (as amended) will have on our financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. This bulletin summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements and is required to be adopted in our fourth fiscal quarter of 2001. We have determined that adoption of this bulletin will not have a material impact on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

   Commodity Price Risk. Our results of operations could be significantly affected by changes in the price of paper. Paper prices have fluctuated over the past several years, rising from 1994 through 1996, declining in 1997, remaining relatively flat in 1998 and 1999, and rising in 2000. We do not use forward contracts and most of our paper supply contracts, which are generally for a two-to-three year renewable term, provide for price adjustments to reflect changing market prices. Accordingly, significant increases in paper prices could adversely affect our future results of operations.

   Interest Rate Risk. Our earnings could be affected by changes in short-term interest rates related to our senior secured credit facilities. Our senior secured credit facilities are based on floating rates with fixed margins above those rates. As part of the obligations under the senior secured credit facility, we are required to enter into hedging arrangements with respect to those loans by October 5, 2000, to reduce risk. On September 27, 2000, we entered into an interest rate swap agreement with a notional amount of $25.0 million and a maturity date of October 11, 2003. Under this swap agreement, we receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and pay a fixed rate of interest each quarter for the term of the agreement. Based on our current debt structure (prior to entering into any interest rate hedging agreements) a 1% increase in our borrowing rates would result in an additional $2.7 million of annual interest expense.

Statement Regarding Forward-looking Disclosure

   This prospectus includes "forward-looking statements". All statements regarding our expected financial position, business and financing plans are forward-looking statements. The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of our expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with economic conditions, the overall level of advertising spending in magazines, customer acceptance of our new business, financial difficulties encountered by customers, the effects of vigorous competition in the markets in which we operate, the integration and restructuring of our operations as a result of the transactions, the termination or non-renewal of material licenses, pending litigation and investigations, changes in the costs of raw materials, labor and advertising, and our ability to secure and protect trademarks and other intellectual property rights.

   All statements other than statements of historical facts included in this prospectus, including, without limitation, the statements under Management's Discussion and Analysis of Financial Condition and Results of Operations," are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus in conjunction with the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                    BUSINESS

Our Business

   We are the largest technology publisher and the sixth largest magazine publisher in the United States as measured by revenue. In 1999, we had an estimated 30.2% share of the technology magazine industry based on advertising revenue. Our 11 U.S. titles, excluding our recent launches and our Macworld joint venture, have a combined domestic circulation of approximately 5.9 million and estimated domestic readership of approximately 21 million individuals. Our magazines are well-known, leading publications that offer readers comprehensive market and product coverage as well as access to lab-based testing and award-winning editorial content. Our titles include PC Magazine and eWeek (formerly PC Week), which were the number one and number three ranked technology magazines, respectively, in the United States in 1999 as measured by advertising revenue. PC Magazine was the tenth largest domestic magazine in 1999 as measured by advertising revenue, placing it among the leading domestic business and entertainment magazines such as Business Week's North America edition, Forbes, Fortune and People. In addition, two of our Internet publications, Yahoo! Internet Life and Interactive Week, were named two of the top 20 magazine launches of the 1990s by Folio: magazine and are the leading publications in their respective spaces. We are also the leading publisher of electronic games magazines, with an estimated 41.6% market share based on advertising revenue in 1999.

   We believe that because many of our readers are well-educated, influential buyers of technology and other products and decision-makers in their professional fields and households, our diverse portfolio of leading technology magazines is attractive to a broad base of advertisers. For example, the more than 3.4 million estimated business influencers (professionals who recommend, specify and/or approve product purchases) who read PC Magazine spent an estimated average of $303,000 on technology products in 1999, according to IntelliQuest. Similarly, in 1999, according to BPA International, the average technology budget for readers of eWeek was $14.7 million. Furthermore according to Mediamark Research Inc.'s Fall 2000 data release, the average household incomes of the PC Magazine and Yahoo! Internet Life reader are approximately $77,000 and $71,000, respectively, which are significantly higher than the average U.S. household income. The size and composition of our readership offers advertisers concentrated exposure to their target audiences and, as a result, our top 10 advertisers, including Microsoft, IBM, Toshiba and Dell, have consistently advertised in our publications. Importantly, as technology has become more pervasive, our publications are becoming more appealing to new advertisers, such as Cisco, General Motors, American Airlines, American Express, E*TRADE and Fidelity, which are attracted to both our core readership of technology professionals and our expanding base of consumer readers who are interested in the Internet. For the twelve months ended March 31, 2000, we derived more than 70% of our domestic revenue from advertising sales.

   Our current portfolio of domestic titles can be divided into the following three categories: (1) established publications; (2) emerging publications; and
(3) electronic games publications. Our portfolio includes six publications that appeal to a business-oriented readership and seven publications that target a consumer audience. The following table sets forth information regarding these titles:

                                                   Primary     Year 2000
Magazine Title (/1/)                   First Issue Audience Rate Base (/2/)
--------------------                   ----------- -------- ---------------
Established Publications
PC Magazine                               1981     Business    1,225,000
Ziff Davis SMART BUSINESS for the New
 Economy                                  1988     Business    1,000,000
eWeek                                     1983     Business      400,000
Emerging Publications
Yahoo! Internet Life                      1995     Consumer    1,000,000
FamilyPC                                  1994     Consumer      700,000
Interactive Week                          1994     Business      250,000
Sm@rt Partner                             1998     Business       85,000
The Net Economy                           2000     Business       70,000
Expedia Travels                           2000     Consumer      200,000
Electronic Games Publications
Electronic Gaming Monthly                 1988     Consumer      425,000
Official U.S. Playstation Magazine        1997     Consumer      375,000
Computer Gaming World                     1981     Consumer      340,000
Expert Gamer                              1988     Consumer      200,000

--------
(1) Does not include Macworld (our joint venture).
(2) Rate base is the level of circulation we guarantee to our advertisers.

   We have substantial testing capabilities through our PC Labs, Macworld Labs, Usability Labs, eWeek Labs and eTESTING LABS. PC Labs, Macworld Labs, Usability Labs and eWeek Labs provide product testing services for our publications. eTESTING LABS develops the benchmark tests for our publications and is also an independent for-hire testing service independent of our editorial testing groups. eTESTING LABS develops benchmarking and testing software, which management believes has become the de facto industry standard. Benchmarking is a competitive analysis tool that allows the user to compare competing products. eTESTING LABS' results provide the basis for some of the editorial content of PC Magazine, eWeek and Sm@rt Partner and are instrumental in helping readers with their technology purchasing decisions. We believe that our labs give us a competitive advantage with respect to our editorial content and in acquiring and retaining readers.

Competitive Strengths

   We believe that we have a number of competitive strengths that have resulted in our strong market position with both our readers and our advertisers. These strengths complement one another and together with each other, place us in a strong competitive position from which to achieve our strategic objectives.

   Market Leader with Strong Brand Names. We are the largest technology publisher and the sixth largest magazine publisher in the United States as measured by revenue. We have been the largest technology publisher as measured by advertising revenue for the past 10 years (with an estimated 30.2% market share in 1999), and we believe that the size of our readership and our circulation base is more than double that of our nearest competitor in the technology publishing industry. We believe that our success is directly attributable to our award-winning editorial content, outstanding circulation base and the highly desirable demographics of our readership.

   Our market leading position, combined with our ability to leverage the Ziff Davis and magazine brands across our portfolio, provides us with a competitive advantage in attracting readers and advertisers. In addition, PC Magazine, our oldest and most widely circulated publication, is recognized by more than half of all U.S. adults, according to a brand awareness study conducted by Bruskin Research. The recognition of our brands, combined with our highly desirable readership demographics and outstanding circulation base, allows us to earn significantly higher advertising rates than those of our competitors. For example, the one-time four-color ad page rate of PC Magazine is currently the highest ad page rate of any paid technology publication, with an 10.4% premium over PC World magazine, its closest competitor.

   Award-Winning Editorial Content. Our acclaimed staff of editors and columnists consistently produce high-quality, award-winning editorial content. In 1999, we won more Computer Press Association awards than any other media company, and four of our editors were named to Marketing Computer's prestigious list of "The Influencers," the 30 most influential technology journalists. In both 1999 and 2000, Ziff Davis SMART BUSINESS for the New Economy (known as PC/Computing in 1999) won a National Magazine award. Also, in 1998 Yahoo! Internet Life was named one of that year's "Best Magazines" by Advertising Age. As part of our editorial expertise, we have state-of-the-art in-house labs and testing capabilities that offer comprehensive technology product testing and have become an industry source for technology benchmarking standards. High-quality editorial content and leading-edge product testing have always been a cornerstone of our business and have been central to the long-running success of our publications.

   Ability to Leverage Outstanding Circulation Expertise. We enjoy outstanding circulation success within each of our publication categories. We publish two of only three technology magazines with a paid circulation greater than 1 million, and in 1999 the circulation of each of PC Magazine (1,231,678) and Ziff Davis SMART BUSINESS for the New Economy (1,048,941) was greater than the circulation of leading business publications Business Week's North America edition (923,786), Forbes (819,886), Fortune (818,791) and Inc. (663,909). In
addition, Yahoo! Internet Life is among the fastest growing magazines in the United States with a circulation which exceeded 1 million with its September 2000 issue. Our circulation across all domestic publications (excluding Macworld) increased an average of 14.5% from 1998 to 1999, and we earned top awards in five of eight possible categories in Circulation Management magazine. Our effective circulation process allows us to attract quality readers in a cost-efficient manner. For example, for the 12 months ended March 31, 2000, we generated approximately 900,000 subscriptions via the Internet. This process has produced a database of more than 16 million individuals and 4 million e-mail addresses, which in 1999 generated approximately $7.3 million in mailing list rental revenue.

   Highly Desirable Readership Demographics. We have a readership with highly desirable demographics for advertisers. In general, our readers are well educated and well compensated, as evidenced by the fact that in 1999 the average household incomes of PC Magazine and Yahoo! Internet Life readers were significantly greater than that of the average U.S. household. Equally important, our business publications target powerful buyers of IT products who control substantial technology budgets. As technology has become more pervasive, the highly desirable demographics of our readership have attracted a broader variety of advertisers, including Internet infrastructure, consumer products, dot-com and financial service companies.

   Experienced Management Team and Strong Equity Sponsor. Willis Stein & Partners, LLC is a leading private equity investment firm based in Chicago, Illinois that specializes in negotiated investments in the media and publishing, telecommunications, business services, manufacturing and health care industries. Willis Stein, through its limited partnership funds, has approximately $2.5 billion of committed capital under management. Willis Stein has significant experience in media-related transactions, including investments in: The Petersen Companies, Inc.; USApubs, Inc.; CTN Media Group, Inc.; TransWestern Publishing Company, L.P.; SRDS Media Information, L.P.; and Troll Communications LLC. We cannot assure you that our financial results will be comparable with those of these other companies.

   As part of the transactions, our equity sponsor, Willis Stein, has again teamed with our new Chief Executive Officer, James D. Dunning, Jr. Mr. Dunning previously partnered with Willis Stein when he invested with them in The Petersen Companies, Inc. and served as its Chairman and Chief Executive Officer. In addition to Mr. Dunning, we have a deep and experienced management team that includes: Thomas McGrade, Chief Operating Officer; Alan Perlman, President of Business Publications and a launch executive of Interactive Week; and Scott Crystal, Executive Vice President and Publishing Director of Consumer Publications. These individuals are all media veterans with backgrounds that include CMP Publications, Doubleday/Dell Publishing and National Geographic Society. In June 2000, they were joined by Robert Madore, our Chief Financial Officer.

Business Strategy

   Our business strategy is designed to provide strong revenue growth and to increase profitability by capitalizing on new revenue opportunities from existing publications, developing ancillary revenue opportunities, implementing operating improvements and expanding our portfolio of publications. We are developing Internet-related ventures leveraged off our expertise in technology and the Internet through InternetCo and developing new publications and businesses through LaunchCo.

   Capitalize on New Revenue Opportunities from Existing Publications. We intend to leverage the strength of our magazine portfolio and circulation base to expand and transition our business platform in the following manner:

  . Utilize Publishing and Technology Expertise to Evolve Publications and
    Editorial Content. As technology continues to evolve, we will continue to transition our publications, particularly our established publications, to ensure that our magazines remain influential and relevant with editorial content that reflects current technology issues in business and everyday life.

  . Broaden Composition of Advertiser Base. The large majority of the advertisers in our magazines have historically been technology-related companies interested in reaching our technology-savvy readership. As technology has become more pervasive, our readership has broadened to include a more diverse group of business professionals and consumers, which is attractive to a broader group of advertisers. Consumer products advertising and Internet-related advertising, while relatively new areas of focus for our advertising sales force, increased by an estimated 107.8% and 149.5%, respectively, in 1999 over 1998. We intend to aggressively pursue advertising sales opportunities with companies in these advertiser segments, and we have already begun to expand the size and focus of our sales efforts to capitalize on these opportunities.

  . Increase Advertising Bundling and Subscriber Cross-Selling
    Opportunities. We will continue to leverage our strong and growing relationships with key advertisers for each of our publications to successfully sell bundled advertising options. We believe that our magazines offer attractive options to advertisers; we plan to identify those advertisers with whom we have a strong relationship for a single publication and communicate the benefits of broadening their advertising reach to our other publications. In addition, we will continue to leverage our extensive database of more than 16 million individuals to maximize cross-selling opportunities for our titles among our readers.

   Develop Ancillary Revenue Opportunities. We intend to use our strong Ziff Davis and magazine brand names, established and leading market presence and existing subscriber base to extend our brands into new products and services, including our eTESTING LABS business, custom publishing, trade shows, licenses, educational seminars and conferences. The Ziff Davis Custom Media group identifies and customizes editorial solutions that highlight product benefits and corporate messages for technology and non-technology companies. We believe that there is a commercial market for our eTESTING LABS business, and we are expanding our lab-testing services to third parties. We believe these activities increase overall brand awareness and are self-perpetuating in their ability to generate advertising and other revenue.

   Implement Operating Improvements. Management has identified and begun to implement operating improvements that have resulted in significant cost savings. These measures include the following:

  . Realize Cost Savings Opportunities. As an independent company, we have already begun operating our business with a more streamlined overhead and infrastructure cost structure than when we operated as a division of Ziff-Davis Inc. These cost savings have been realized in the areas of human resources, information technology, finance and other overhead. Through September 30, 2000, we have realized the majority of these cost savings and we anticipate that we will realize $6.5 million in cost savings for the year ended March 31, 2001.

  . Enhance Vendor Relationships. We believe that there are opportunities to enhance our vendor relationships and improve the economic terms of our purchasing agreements. In particular, management intends to leverage our size and market presence to improve upon our agreements with our largest pre-press and printing partners. By consolidating our needs among a core set of vendors, we believe that we will be able to negotiate improved terms. In that regard, we have consolidated from four to three printers and fully outsourced our pre-press and paper buying operations.

  . Optimize Circulation Strategies. We intend to be at the forefront of key industry circulation initiatives. We are pursuing additional strategies such as Internet marketing, business partnership development and enhanced vendor relationships that are intended to result in operational and financial efficiencies.

   Expand Our Portfolio of Publications. Our management team has significant experience in successfully launching and acquiring new magazines. We plan to strategically add new titles to our platform in the following ways:

  . Develop and Launch New Titles. We believe that rapid advances in technology and the Internet will continue to create attractive opportunities to launch new technology magazines and related publications. We plan to continue to develop and launch, through LaunchCo, new publications that will complement and enhance our existing portfolio. In fact, we are in the process of developing Expedia Travels (targeting consumer travel with a targeted launch date of October 30, 2000) and The Net Economy (targeting service providers and launched September 18, 2000). A preview issue of The Net Economy was distributed with Interactive Week's June 5, 2000 issue. To fund the development and operation of new titles and Internet-related opportunities, we will use existing earmarked capital contributed by Willis Stein and its equity co-investors on an as needed basis.

  . Selectively Acquire Titles. We intend to selectively acquire titles that either enhance our readership base in a particular sub-segment of the technology industry or complement our existing titles by following technology as it proliferates through special-interest lifestyle segments such as travel, music and entertainment. We believe that our prior experience with acquiring and integrating magazines and our ability to leverage our existing editorial, circulation, sales and marketing personnel and resources, as well as our operating infrastructure, will allow us to significantly reduce the operating costs of acquired titles.

Our Publications

   Our portfolio of domestic titles can be summarized as follows:

                         Year 2000 Readership (/3/)       Paid/    Publication  1999 Paid
                         Rate Base ----------------    Controlled   Frequency  Advertising
Magazine Title (/1/)       (/2/)     1998      1999    Circulation (per year)     Pages
--------------------     --------- --------  --------  ----------- ----------- -----------
                               (in thousands)
Established
 Publications:
PC Magazine.............   1,225      6,039     6,406     Paid         22x        4,181
Ziff Davis SMART
 BUSINESS for the New
 Economy................   1,000      4,764     5,769     Paid         12x        2,030
eWeek...................     400      1,138     1,265  Controlled      51x        3,995
Emerging Publications:
Yahoo! Internet Life....   1,000      3,888     5,040     Paid         12x        1,142
FamilyPC................     700         NA     2,283     Paid         12x          963
Interactive Week........     250        350       418  Controlled      52x        2,841
Sm@rt Partner...........      85         NA        NA  Controlled      45x        1,130
The Net Economy(4)......      70        N/A       N/A  Controlled      26x          N/A
Expedia Travels(4)......     200        N/A       N/A     Paid         10x          N/A
Electronic Games
 Publications:
Electronic Gaming
 Monthly................     425      1,125     1,600     Paid         12x        1,283
Official U.S.
 Playstation Magazine...     375        450     1,100     Paid         12x          699
Computer Gaming World...     340        600       990     Paid         12x        1,728
Expert Gamer............     200        525       800     Paid         12x          434

--------
(1) Does not include Macworld (our joint venture).
(2) Rate base is the level of circulation that we guarantee to our advertisers.
(3) Based on studies from Mediamark Research, Inc., Intelliquest and the Strategy Group. Mediamark Research, Inc. has released new readership numbers for four of our magazines for Spring 2000: 6,647 for PC Magazine; 6,250 for Ziff Davis SMART BUSINESS for the New Economy; 5,300 for Yahoo! Internet Life; and 2,400 for FamilyPC.
(4) First published in 2000. Frequency is expected frequency at the end of calendar 2001.

Established Publications

   Our titles in this category, PC Magazine, Ziff Davis SMART BUSINESS for the New Economy and eWeek, are industry-leading publications characterized by strong market positions, large and stable circulation bases and high subscriber renewal rates. Each of these magazines provides authoritative, independent guidance to business influencers and professionals that is considered by its readers to be a primary resource for technology purchasing decisions and business solutions.

   PC Magazine. PC Magazine is the nation's largest technology magazine, with a rate base of more than 1.2 million and an estimated readership of more than 6.6 million. The magazine's brand recognition is estimated to be more than 50% among all U.S. adults and more than 80% among individuals involved in the purchase of computer-related products and services. PC Magazine differentiates itself through unique and extensive product reviews based on benchmark testing performed in its lab, supplemented by its "First Looks" section covering recently released technology products and by its widely respected opinion/analysis columns. As the Internet becomes more pervasive, we are broadening PC Magazine's focus to increase its emphasis on Internet infrastructure products and services.

   PC Magazine readers possess demographics attractive to advertisers. They have an average household income that is comparable to that of readers of mainstream business titles and higher than that of readers of many consumer titles, including Golf Digest, Newsweek, Time and GQ. In addition, PC Magazine's readers are highly Internet-savvy, with approximately 4.3 million logging online every day and 2.4 million reporting having made purchases online for either business or personal use. We believe the powerful technology, Internet and consumer demographics of PC Magazine have made it an ideal vehicle not only for technology advertisers but also for Internet infrastructure, dot-com and consumer products advertisers.

   Beginning with the April 18, 2000 issue, PC Magazine launched a special bound-in section entitled "Internet Business." This section will be published every other month and will target the magazine's readership of top management and other professionals as well as readers who are e-business buyers.

   Ziff Davis SMART BUSINESS for the New Economy. As of the May 2000 issue, PC/Computing was retitled Ziff Davis SMART BUSINESS for the New Economy. This publication's editorial evolution began with the December 1999 issue. With a rate base of 1.0 million, Ziff Davis SMART BUSINESS for the New Economy is larger than Business Week's North America edition, Forbes, Fortune and Inc. The magazine is uniquely focused on the needs of managers intent on using technology to grow their businesses, build competitive advantages, and solve everyday business problems. According to the Mediamark Research, Inc. Spring 2000 data release, the Ziff Davis SMART BUSINESS for the New Economy's readership grew by 20%. This magazine's approximately 6.3 million U.S. adult readers make it an estimated 68% larger than Fortune, 47% larger than Business Week and 40% larger than Forbes. Total readership for Ziff Davis SMART BUSINESS for the New Economy increased by more than 1 million since Mediamark Research, Inc.'s Spring 1999 data release, placing it among the top 10 magazines in the United States in absolute readership growth. It is the only business publication in this elite group. We believe this publication attracts advertisers because its readership has both technology-savvy business and consumer lifestyle profiles. Many new advertisers in the automotive, enterprise software, e-commerce, consumer products, financial, telecommunications and leisure categories have purchased advertisements in this publication.

   eWeek. As of the May 8, 2000 issue, we changed the title of this magazine from PC Week to eWeek to reflect its evolving Internet focus. With a rate base of 400,000, eWeek is one of the largest controlled-circulation technology publications. Controlled-circulation publications are distributed directly to qualified professionals without charge. Through print, the Internet, webcast, interactive and face-to-face seminars and conferences, eWeek helps leading e-business IT decision makers evaluate and deploy Internet technology solutions in their enterprises. In order to qualify for subscriptions, eWeek readers must have a minimum budget authority of $25,000, must purchase Internet/intranet products and services and work at a site that has the Internet installed, as audited by BPA International. eWeek has an estimated 46% more e-business buyers than its largest competitor, Information Week, and an estimated 22% more than its next largest competitor, InfoWorld, according to IntelliQuest. We have recently changed the criteria we use to qualify readers for this magazine, and eWeek now has some of the highest qualification standards in the industry. We believe this makes eWeek attractive to advertisers selling products and services to IT professionals and businesses building dot-com enterprises, such as consulting, telecommunications and Internet infrastructure companies.

   eWeek is aggressively expanding its franchise to other branded products and services that are advertiser- or sponsor-supported, such as special report series, online content and online events, such as the eWeek Live! platform. The regularly scheduled online seminars focus on eWeek content areas, including eWeek eValuations, Fast@Tracks special reports and eWeek Labs.

Emerging Publications

   Our titles in this category include consumer magazines Yahoo! Internet Life and FamilyPC as well as business magazines Interactive Week and Sm@rt Partner. These publications address the changes and new opportunities that technology and the Internet present in people's personal and professional lives. The increasing interest in and use of the Internet has contributed to the rapid growth of these titles.

   Yahoo! Internet Life. Launched in 1995, Yahoo! Internet Life has been one of the fastest growing technology magazines and among the fastest growing magazines in the publishing industry with a rate base that grew from 0.1 million to 1.0 million (as of the September 2000 issue) in less than five years. Advertising revenue for this magazine grew from $4.0 million in 1997 to $21.8 million in 1999, an increase of 445%. The magazine now reaches more than
5.3 million readers and one in ten of all daily Internet users in the United States. We believe the magazine has firmly established itself as the "Voice of the Net," helping readers incorporate the benefits of the Internet revolution into their everyday lives by explaining how and where to access and utilize the most valuable content available on the Internet. Yahoo! Internet Life measures the societal impact of the Internet with issues such as "How America Uses the Net," "America's Most Wired Cities and Towns," and "America's Most Wired Colleges." Issues like "Online Music" and "Online Film" help capture and explain cultural and lifestyle changes resulting from the Internet.

   The size of this magazine's circulation and its appealing readership demographics have attracted a diverse advertiser base, with consumer advertisers now accounting for 68% of Yahoo! Internet Life's advertising revenue according to CMR/PIB. Major consumer advertising categories include automotive, distilled spirits, financial services, fashion and consumer electronics.

   We are building successful revenue-generating franchises around key magazine issues, such as "Online Music." For example, in March 2000, we launched the first annual Yahoo! Internet Life Online Film Festival in Los Angeles. In July 2000, Yahoo! Internet Life hosted the 3rd Annual Yahoo! Internet Life Online Music Awards at Studio 54, an award ceremony honoring the new and innovative ways music artists and labels are using the Internet to market themselves and reach consumers. These events drew advertisers such as Volkswagen, RCA, 3Com, Amazon.com and Broadcast.com.

   FamilyPC. FamilyPC has a rate base of 700,000 and a readership of more than
2.2 million. We believe that, unlike traditional parenting magazines, FamilyPC is the only information source that addresses the interaction of technology and family lifestyle. The magazine encourages reader involvement through the FamilyTesters program, a group of 9,000 families who have volunteered to guide the editorial staff on the issues, products, services and websites that are relevant to families. FamilyPC's readership growth and attractive demographics attract consumer advertisers, particularly in categories such as automotive, consumer electronics, e-commerce and packaged goods.

   Interactive Week. Launched in 1994, Interactive Week has become one of the largest newsweeklies focused on the Internet as measured by circulation, with a rate base of 250,000 as of January 2000. Advertising Age reported that Interactive Week has been one of the fastest growing business and Internet technology publications over the last three years. Advertising revenue for this magazine grew from $14.9 million in 1997 to $31.2 million in 1999, an increase of 109%. We only distribute the magazine to readers that are business and technology leaders who are responsible for facilitating and implementing e-commerce and communications solutions for their organization's Internet strategies. Interactive Week provides complete coverage of the Internet, from building the infrastructure to the applications to the devices used to access the information.

   Sm@rt Partner. We changed the title of this magazine from Sm@rt Reseller to Sm@rt Partner, effective as of the June 5, 2000 issue, to reflect the current business model for companies involved in the distribution of technology products. Sm@rt Reseller was launched in 1997 and today has a rate base of 85,000. This magazine provides timely, authoritative news, business and technology information to a broad cross-section of readers, including IT solutions providers, value added resellers, systems integrators, consultants, content providers, Internet service providers, hardware vendors and software vendors. Topics cover the entire spectrum of business services that solutions providers offer customers, including consulting, e-commerce strategy, Internet hosting, virtual private networks, integration, remote access, repair, set-up and hardware sales. Sm@rt Partner is the only channel publication to record an advertising page increase in 1999 over 1998, according to Adscope. In 2000, Sm@rt Partner is targeting three primary advertiser categories: traditional technology manufacturers, distributors and dot-com companies selling to corporate IT departments.

Electronic Games Publications

   Our titles in this category, Electronic Gaming Monthly, Official U.S. Playstation Magazine, Computer Gaming World and Expert Gamer, are positioned to capitalize on the growing interest in electronic games. The electronic games industry, which had annual revenues of approximately $7.0 billion in 1999, is approaching the size of the U.S. motion picture industry. Because our readers of these magazines are principally 18 to 34 year-old males, these publications offer advertisers access to a highly focused, difficult-to-reach readership with attractive demographics and spending patterns. In 1999, we were the leader in the United States in this growing segment, with a market share of 41.6% based on advertising revenue, 39.3% based on total circulation and 46.5% based on newsstand circulation. In 1999, 48.6% of the circulation of these magazines occurred at the newsstand compared with 36.1% for our audited competitors. On average, our electronic games publications sell approximately 600,000 copies at the newsstand each month.

   Electronic Gaming Monthly. Electronic Gaming Monthly offers video game enthusiasts news, information and product reviews about the latest games on 10 different game systems. As in all of our electronic games publications, our editors of this magazine are experienced electronic games enthusiasts. This monthly publication has a rate base of 425,000.

   Official U.S. Playstation Magazine. Official U.S. Playstation Magazine provides up-to-date news, interviews and insights to users in getting the most out of their Sony PlayStation game consoles. This publication has a rate base of 375,000 and is the only publication in North America to have an exclusive license with Sony Computer Entertainment America, Inc.

   Computer Gaming World. Computer Gaming World provides computer game enthusiasts with results-oriented games information including reviews, previews and hardware information. The publication has a rate base of 340,000 game enthusiasts and is one of the oldest and largest computer game publications.

   Expert Gamer. Expert Gamer has a rate base of 200,000 and provides its readership with comprehensive in-depth strategies, hints and tips for video games. Readers represent heavy-use video game players who influence other game players and have significant purchasing power.

Other Operations

   Macworld Joint Venture. Macworld is published through a 50:50 joint venture with International Data Group and has a rate base of 425,000. Macworld provides Macintosh buyers with comparative, laboratory-based product evaluations, reviews and information about Macintosh products, supported by its own product testing facility that we believe is the most advanced in the Macintosh industry. We believe that Macworld is the only monthly magazine providing comprehensive coverage for the business marketplace of new products developed for the Mac platform. Macworld's respected and seasoned industry journalists provide in-depth product reviews, objective lab-based comparisons, compelling features and how-to articles, informing the creative professionals who use Mac technology to create digital media.

   eTESTING LABS. eTESTING LABS maintains state-of-the-art Internet and technology testing capabilities. Building on Ziff Davis Media's history of leadership in product reviews and benchmark development, eTESTING LABS brings independent testing, research, development, and analysis directly to e-businesses, vendors, and large organizations worldwide. We believe our editorial benchmark software has become the de facto industry standard, with nearly all of the Fortune 500 technology companies having requested one or more copies and almost 20 million copies distributed worldwide since 1992. Although the results produced by our eTESTING LABS have been and continue to be the basis for some of the editorial content of PC Magazine, eWeek and Sm@rt Partner, in 1998 we transitioned eTESTING LABS from a service department to a commercial enterprise. Today, eTESTING LABS is a for-hire testing service that is independent of our editorial testing groups. eTESTING LABS works with clients on custom testing programs, such as certifications, compatibility tests and other types of third-party programs.

Assets Held for Sale

   In August 2000, we and our European subsidiaries completed the sale to an unaffiliated third party of certain print-based publishing assets in the United Kingdom, Germany and France. Our revenue in 1999 from our wholly-owned international operations, excluding joint ventures and licensing operations, was $79.1 million in 1999, or 14.8% of our revenue. See "Prospectus Summary-- The Transactions" for a discussion of the sale.

Editorial

   As of November 30, 2000 we had approximately 294 editorial employees across our 11 domestic publications. Each of our domestic magazines has a dedicated editorial staff, which includes various editors, designers, photographers, copy editors and proofreaders. The editorial staff of each magazine is responsible for identifying appropriate editorial topics, developing and writing the content and managing the design, photography and layout for each publication issue.

   Our editorial staff is highly acclaimed and have won numerous awards. Recent awards include 1999 Computer Press Awards for PC Magazine: Best Online Product Reviews; Ziff Davis SMART BUSINESS for the New Economy (then PC/Computing):
Best Print How-To Article; eWeek (then PC Week): Best Overall Trade Weekly or Tabloid; and FamilyPC: Best Columnist. We believe our editors are the most influential in their field. In 1999, Marketing Computers Magazine's "The Influencers" issue named PC Magazine's Editor-In-Chief (EIC) Michael Miller the #1 computer journalist. eWeek's Eric Lundquist (EIC) and John Dodge (Editor) and Ziff Davis SMART BUSINESS for the New Economy's Paul Somerson (EIC) also won awards.

   In 1999, Ziff Davis SMART BUSINESS for the New Economy was honored by the American Society of Magazine Editors with a 1999 National Magazine Award, the magazine industry's highest accolade, for its "Undocumented Internet Secrets" November 1998 cover story. Also in 1999, Ziff Davis SMART BUSINESS for the New Economy and eWeek won Jesse H. Neal Editorial Achievement Awards, which were granted by the American Business Press to recognize and reward editorial excellence in independent business publications. Ziff Davis SMART BUSINESS for the New Economy received a Neal Award for Editorial Excellence, while eWeek received two Neal Awards: Best Staff Written Editorials and Best Single Issue Newspaper.

Advertising Customers

   Our top 10 advertising customers in 1999 were Compaq, Hewlett Packard, Dell, Micron, Microsoft, IBM, Gateway, Seagate, Sony and Toshiba. No single advertiser contributed more than 3.7% of our total 1999 revenue.

Advertising Sales and Marketing

   With our industry-leading publications and strong demographics we deliver significant returns to advertisers. Because of these factors, advertisers are willing to pay premiums to reach their target audiences. Our pricing goal is profitability rather than gaining market share through price discounts.

   As of November 30, 2000 we had approximately 250 advertising sales employees and 55 marketing employees across our 11 domestic publications. Our advertising sales employees are responsible for selling advertising space in our publications, while marketing employees are responsible for developing sales support materials, conducting sales research and marketing our publications to advertisers. Each magazine operates its own advertising sales efforts with responsibilities organized by territories in North America. Each magazine operates its own sales force. In addition, we have a corporate sales force that coordinates across magazines and focuses on cross-selling.

   Our advertising sales force calls on a wide range of companies, including companies in all segments of the technology hardware and software industries. We have recently expanded our selling efforts to focus on industry segments outside technology, such as consumer products, transportation and financial industries. We have already begun to experience advertising sales success with fashion, pharmaceutical, consumer electronics, travel, automotive and financial companies.

   To support the selling efforts of our advertising sales staff, our marketing departments provide a variety of primary, secondary and syndicated research, such as Mediamark Research, Inc. and IntelliQuest, to better understand our readers and help demonstrate the effectiveness of our publications as an advertising vehicle. Other research services that we rely on include secondary sources such as Gartner Group/Dataquest and Forrester. Our database of information from qualified subscribers to our controlled-circulation publications offers detailed information about IT professionals at more than 230,000 unique business locations in the United States.

Circulation

   Our publications include paid-circulation magazines, which generate revenue from advertising, newsstand sales and subscriptions, and controlled-circulation publications, which are distributed to business leaders and qualified IT professionals and generate revenue principally from the sale of advertising. Our controlled-circulation publications offer business-oriented technology content that appeals to a professional audience in need of specific technology information. Our paid-circulation publications offer business and/or consumer-oriented content that appeals to a broader audience interested in general Internet technology and electronic games information. In 1999, we published eight domestic paid-circulation publications, three domestic controlled-circulation publications and one hybrid publication.

   Our subscription strategy is to maintain a focused readership with attractive demographic characteristics and increase subscriber loyalty and renewal rates. Our award-winning circulation operations are located in New York, with our staff of approximately 60 circulation specialists who focus on subscriber acquisition and retention. We believe that our centralized approach allows us to generate new subscribers and cross-sell our magazines more effectively. We are also a leading magazine publisher in terms of acquiring subscriptions via the Internet, where we generated more than 900,000 subscriptions for the twelve months ended March 31, 2000.

   Our newsstand strategy focuses on developing strong relationships with key distributors and large retail accounts. For example, we are the principal supplier of technology publications to Warner Publisher Services, a division of Time Warner, Inc. In addition, we have distribution arrangements with a number of large retailers, including WalMart, Staples and Barnes & Noble; these arrangements include prominent magazine displays that we believe strengthen our brands' identities. We believe that we consistently sell more magazines through newsstand sales than any other technology magazine publisher and that our strength at the newsstand allows us to maintain premium shelf space and positioning.

   In 1999, Circulation Management Magazine awarded several of our publications the 1999 Circulation Excellence Awards, recognizing outstanding achievement, innovation and strategic performance in circulation marketing and management. Ziff Davis SMART BUSINESS for the New Economy (then PC/Computing), Yahoo! Internet Life and Expert Gamer each received a Gold Award, while eWeek (then PC
Week) and Sm@rt Partner (then Sm@rt Reseller) each won a Silver Award.

Paper and Printing

   Paper is our principal raw material, and in 1999 it accounted for 33.5% of our total production costs. We purchase our paper from five main suppliers for our domestic publications, four of which each accounted for more than 10% of our paper supply in 1999 as measured by tonnage. Our paper contracts are generally two-to-three year agreements, with quarterly pricing adjustments, and are renewable on a staggered basis. In general, we believe that we maintain strong relationships with our paper suppliers.

   We outsource the printing process for all of our publications. To facilitate efficient and timely printing of our publications, we have established working relationships with a number of printing companies, including R.R. Donnelley, Brown, and Quadgraphics. In 1999, approximately half of our total printing expenses for our domestic publications were for printing services supplied by R.R. Donnelley. Since the acquisition, we have been seeking to achieve operating improvements through enhancing vendor relationships. In that regard, we have consolidated from four to three printers and outsourced the majority of our pre-press and paper buying operations to these printers.

Industry and Competition

   Technology is the fastest growing sector and an increasingly important part of the U.S. economy. According to a report by the U.S. Department of Commerce, information technology producing industries are estimated to have contributed an average of 30% of total real U.S. economic growth between 1995 and 1999. Industry forecasts point to the continued proliferation of the Internet. According to Forrester Research, business-to-business Internet commerce is expected to grow at an annual rate of 86.9% from $109 billion in 1999 to $1.3 trillion in 2003. Additionally, business-to-consumer Internet commerce in the United States is expected to grow at an annual rate of 56.5% from $18 billion in 1999 to $108 billion in 2003. Due to the increasingly rapid penetration of technology in people's daily lives and their consequent need for information, the technology magazine publishing industry is poised to capitalize on this growth. According to industry research, the technology magazine sector is the third largest magazine sector, behind only newsweeklies and women's magazines, and the largest business and trade magazine sector, as measured by advertising revenue.

   The magazine publishing industry is highly competitive. We compete for advertising and circulation revenues principally with publishers of other technology magazines with similar editorial content as those published by us. The technology magazine industry has traditionally been dominated by a small number of large publishers. In 1999, the three largest technology publishing companies, Ziff-Davis Inc., International Data Group (IDG) and CMP/Miller Freeman, accounted for 81.3% of total technology magazine advertising revenue and 65.0% of total technology advertising pages. IDG publishes Computerworld, InfoWorld, The Industry Standard Network World, PC World, Channel World and the "Dummies" book series, and CMP/Miller Freeman publishes Network Computing, Information Week, Computer Reseller News, Electronic Engineering Times and VARBusiness. We also compete with Imagine Media, Inc., which publishes magazines and websites and, as part of the Future Network, has become one of Europe's largest publisher of consumer magazines covering computing and video games.

   We believe that we compete with other technology publications based on our market leading position within the technology magazine sector, the nature and quality of our magazines' editorial content and the attractive demographics of our readers. In addition to other technology magazines, our magazines also compete for advertising revenues with general-interest magazines and other forms of media, including broadcast and cable television, radio, newspaper, direct marketing and electronic media. In competing with general-interest magazines and other forms of media, we rely on our ability to reach a targeted segment of the population in a cost-effective manner.

License Agreements and Services Contracts

   Agreements with Affiliates of Ziff-Davis Inc. On April 5, 2000, we entered into a three-year exclusive license agreement with ZDNet, with an additional two years on a non-exclusive basis. Under this agreement, we provide the editorial content of our technology publications existing as of the closing date (excluding eShopper) to ZDNet and ZDNet maintains websites for those publications. This agreement does not cover any new publications acquired or developed by us (such as Expedia Travels and The Net Economy), to which we retain all rights in every medium, and it specifically allows us in certain circumstances to transact e-commerce independently of ZDNet. On January 19, 2001, we amended this agreement to provide that starting March 1, 2001, ZDNet's license will no longer be exclusive and on March 1, 2002, all of ZDNet's license rights to content from our magazines will terminate. During the time that the license is non-exclusive, we will have the right to use and display the editorial content of our technology publications through any media, including the Internet. In a sequence from April 1, 2001 through November 1, 2001, ZDNet's right and obligation to maintain websites for our technology publications will terminate and we will obtain the right to host these websites. As consideration for amending the license agreement, ZDNet is obligated to pay us a royalty termination fee of $4.5 million, $2.2 million of which is payable on March 1, 2001 and $2.3 million of which is payable on March 1, 2002, and ZDNet will not be obligated to pay any royalties with respect to licensed content after February 28, 2001.

   We have a license from ZDNet to use the trademark "ZD" in print in perpetuity. ZDNet continues to use the trademark "ZD" online and may use certain derivations of the trademark "ZD" in print. We also have a license from ZDNet to use the trademark "Interactive Investor" in print in perpetuity. Currently, our magazine Interactive Week includes the column "Interactive Investor." ZDNet continues to use the "Interactive Investor" trademark online and derivations thereof in print.

   In connection with the closing of the transactions, we entered into a services agreement with ZD Inc. Under this agreement, Ziff Davis Publishing Inc. provides distribution, circulation and production services to ZD Inc. for its Computer Shopper magazine, and ZD Inc. pays Ziff Davis Publishing Inc. its costs in relation to the performance of these services plus an additional $5.0 million annually in fees. On January 19, 2001, we agreed with ZD Inc. to terminate the current services agreement and enter into a new agreement effective March 1, 2001. The new agreement contains substantially similar terms, except that ZD Inc. will not be required to pay us any annual fee and will only be required to reimburse us for our out-of-pocket expenses incurred in connection with producing and distributing Computer Shopper. ZD Inc. agreed to pay us a $2.0 million non-refundable termination fee on March 1, 2001 in connection with the termination of the original services agreement. The new agreement expires on February 28, 2003, however ZDNet may terminate the agreement at any time with 90 days prior written notice.

   Agreements with Others. We have been granted a license to use certain trademarks owned by Yahoo Corporation in connection with the publishing of Yahoo! Internet Life magazine both in print and online. The term of our right to use these marks expires on January 15, 2016. We have been granted an exclusive license to use certain trademarks owned by Sony Computer Entertainment Corp. in connection with the publishing of the magazine Official U.S. Playstation Magazine in the United States and Canada. The initial term of our right to use these marks extends until December 31, 2000 and automatically renews for one year, until December 31, 2001. We have also been granted an exclusive license to use certain trademarks owned by Expedia, Inc. in connection with the publishing of the magazine Expedia Travels in the United States and its territories and possessions. The initial term of our right to use these marks expires on January 28, 2010.

Facilities

   Listed below are 17 primary facilities in which we conduct operations, all of which are leased. The following chart sets forth certain information with respect to these facilities.

                                                             Total  Expiration
Our Facilities                     Location                 Sq. Ft.  of Lease
--------------                     --------                 ------- ----------
New York Headquarters (1)......... New York, NY             319,748 07/14/2019
Ziff Davis SMART BUSINESS for the
 New Economy...................... San Francisco, CA         80,312 12/31/2004
eWeek............................. Medford, MA               35,404 12/01/2010
eWeek............................. San Francisco, CA          2,055 08/31/2005
eTESTING LABS..................... Foster City, CA           29,808 07/31/2002
eTESTING LABS..................... Morrisville, NC           15,946 04/30/2002
Interactive Week.................. Garden City, NY           16,536 11/30/2006
Video Game Group Base............. Oakbrook, IL              19,469 12/31/2008
Branch Sales Office............... Chicago, IL                3,871 07/31/2005
Branch Sales Office............... Irvine, CA                 4,267 03/31/2001
Branch Sales Office............... Los Angeles, CA            7,418 01/31/2004
Branch Sales Office............... Southfield, MI             1,348 04/16/2003
Branch Sales Office............... Dallas, TX                 4,536 04/15/2001
West Coast Warehouse.............. San Francisco, CA          8,942 03/31/2003
Ziff-Davis UK (2)                  London, England           14,849 06/24/2012
Ziff-Davis France (2)............. Levallois-Perret, France   5,924 12/31/2002
Ziff-Davis Germany (2)............ Munich, Germany            8,508 06/30/2007

--------
(1) Includes PC Magazine, eWeek, Yahoo! Internet Life, FamilyPC, Interactive Week, Sm@rtPartner; The Net Economy, Expedia Travels, InternetCo and LaunchCo.
(2) In August 2000, we completed the sale of our International publications. As of September 30, 2000, we still leased each of these facilities and are currently in the process of subleasing or assigning each of the facilities.

Employees

   As of November 30, 2000 we had approximately 981 domestic employees. None of our employees are represented by any union or other labor organization, and we have had no recent strikes or work stoppages. We believe our relations with our employees are good.

Litigation

   From time to time, we are involved in litigation that we consider to be in the normal course of business. However, we are not presently involved in any legal proceedings that we expect individually or in the aggregate to have a material adverse effect on our financial condition, results of operations or liquidity.

   We have been named along with 11 other magazine publishing companies in several federal class action price fixing lawsuits brought in late summer and early fall of 2000 in Federal District Court for the Southern District of New York. All of these complaints have since been consolidated. They allege that the magazine publishing companies unlawfully conspired to limit the discounting of magazine subscriptions in violation of the Sherman Act.

   We believe that there are substantial defenses to the litigation in which we are involved and that such litigation will not materially affect our financial position, future operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such litigation.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table contains information as of September 30, 2000 with respect to our and our Parent's directors and our executive officers and certain key employees:

          Name            Age                             Position
          ----            ---                             --------
James D. Dunning, Jr....   53 Chairman, Chief Executive Officer and President of
                              our Parent, Ziff Davis Media Inc. and Ziff Davis Publishing Inc.
Thomas McGrade..........   42 Senior Executive Vice President and Chief Operating
                              Officer, Ziff Davis Media Inc. and Ziff Davis Publishing Inc.
Alan J. Perlman.........   47 President of Business Publications, Ziff Davis Media Inc.
                              and Ziff Davis Publishing Inc.
Scott Crystal...........   43 Executive Vice President and Publishing Director, Ziff Davis
                              Consumer Publications
Robert L. Madore........   35 Senior Vice President and Chief Financial Officer, Ziff
                              Davis Media Inc. and Ziff Davis Publishing Inc.
Dale Strang.............   40 Vice-President, Ziff Davis Games Group
Carolyn Schurr Levin....   36 Vice President, General Counsel, Ziff Davis Media Inc.
                              and Ziff Davis Publishing Inc.
David F. Mullen.........   32 Controller, Ziff Davis Media Inc. and Ziff Davis Publishing Inc.
Avy H. Stein............   45 Director of our Parent and Ziff Davis Media Inc.
Daniel H. Blumenthal....   37 Director of our Parent and Ziff Davis Media Inc.
Milton J. "Chip" Block..   54 Director of our Parent
David M. Wittels........   35 Director of our Parent

   James D. Dunning, Jr. has been the President, Chief Executive Officer and Chairman of our Parent, Ziff Davis Media Inc. and Ziff Davis Publishing Inc. since the closing of the transactions. From 1999 to 2000, Mr. Dunning held the positions of Chairman and Director of USApubs, Inc. Mr. Dunning served as Chairman and Chief Executive Officer of The Petersen Companies, Inc. from 1996 to 1999. From 1992 to 1997, Mr. Dunning served as Chairman and Chief Executive Officer of TransWestern Publishing Company L.P. Mr. Dunning has also served as Chairman of SRDS Media Information, L.P. and as Chairman, Chief Executive Officer and President of Multi-Local Media Information Group. From 1985 to 1986 Mr. Dunning served as Executive Vice President of Ziff Communications.

   Thomas McGrade has been Senior Executive Vice President and Chief Operating Officer of Ziff Davis Media Inc. and Ziff Davis Publishing Inc. since the closing of the transactions. From 1997 to April 2000, Mr. McGrade held the position of Executive Vice President and General Manager of Ziff-Davis Inc. His previous positions have included Vice President and Assistant to the Chairman of Ziff-Davis Inc. from 1995 to 1996 and business manager of Ziff-Davis Publishing from 1993 to 1994. He spent seven years at Doubleday/Dell Publishing from 1980 to 1987, where he held several business and finance positions.

   Alan J. Perlman has been President, Business Publications of Ziff Davis Media Inc. and Ziff Davis Publishing Inc. since the closing of the transactions. From 1995 to April 2000, Mr. Perlman was Senior VP/Publisher of Interactive Week. Mr. Perlman co-launched Interactive Week in 1994. For 15 years prior to joining Ziff-Davis Inc., Mr. Perlman was a top publishing executive at CMP Publications, where he was founding publisher of Network Computing magazine. Prior to that time, Mr. Perlman was Vice President and Editorial Director at CMP, where he has responsible for all editorial content, which included the launch of Computer Reseller News, CommunicationsWeek, VARBusiness and CommunicationsWeek International.

   Scott Crystal has been Executive Vice President and Publishing Director, Ziff Davis Consumer Publications since the closing of the transactions. Mr. Crystal oversees Yahoo! Internet Life, Family PC and Expedia Travels. From 1992 until joining Ziff-Davis Inc. in March 2000, Mr. Crystal held various positions at the National Geographic Society, including Vice President and Publishing Director of National Geographic Society, from 1998 to March 2000 and Vice President and Advertising Director from 1994 to 1998.

   Robert L. Madore has been Senior Vice President and Chief Financial Officer of Ziff Davis Media Inc. and Ziff Davis Publishing Inc. since May 2000. From 1998 until May 2000, Mr. Madore was Senior Vice President, International Finance and Operations of Nine West Group Inc. and from 1995 to 1998 he held the position of Vice President, Corporate Finance of Nine West Group Inc. From 1993 to 1995, Mr. Madore was a merger and acquisition consultant with Deloitte & Touche LLP and held various positions in the firm's audit services group from 1987 to 1993.

   Dale Strang has been Vice President, Ziff Davis Games Group, Ziff Davis Publishing Inc. since the closing of the transactions. Mr. Strang held similar positions at Ziff-Davis Inc. since March 1999. Since joining Ziff-Davis Inc. in June 1996, Mr. Strang served in several positions, including Group Publisher of Electronic Gaming Monthly, Expert Gamer and Official U.S. PlayStation Magazine and Publisher of Computer Gaming World. From 1991 to 1996, Mr. Strang held the position of President-Publisher of the Active Media Inc. division of International Data Group.

   Carolyn Schurr Levin has been Vice President and General Counsel, Ziff Davis Media Inc. and Ziff Davis Publishing Inc. since June 2000. From 1991 until joining us, Ms. Levin served in various legal positions at The Times Mirror Company. She held the positions of Vice President and General Counsel for Newsday, a Times Mirror Company, from 1995 to June 2000, and Associate General Counsel of The Times Mirror Company from 1996 to June 2000. Prior to her tenure at The Times Mirror Company, Ms. Levin was a litigation attorney with Corbin Silverman & Sanseverino and Cravath, Swaine & Moore.

   David F. Mullen has been Controller of Ziff Davis Media Inc. since the closing of the transactions. Mr. Mullen was Assistant Controller of Ziff-Davis Inc. from January 1999 to April 2000 and Director of Financial Reporting of Ziff-Davis Inc. from June 1998 to January 1999. From November 1997 to June 1998, Mr. Mullen served as Manager of External Reporting of Ziff-Davis Inc. From 1990 to 1997, Mr. Mullen served in various positions at Deloitte & Touche, LLP.

   Avy H. Stein has been a Director of our Parent since the closing of the transactions and a Director of Ziff Davis Media Inc. since November 1999. Mr. Stein is a Managing Director of Willis Stein. Prior to the formation of Willis Stein in 1994, Mr. Stein served as a Managing Director of Continental Illinois Venture Capital Corporation (CIVC), a venture capital investment firm, from 1989 to 1994. From 1984 to 1985, Mr. Stein was President of Cook Energy Corporation and Vice President of Corporate Planning and Legal Affairs at Cook International, Inc. From 1980 through 1983, Mr. Stein was an attorney with Kirkland & Ellis. Mr. Stein has also served as a special consultant for mergers and acquisitions to the chief executive officer of NL Industries, Inc. and as the Chief Executive Officer of Regent Corporation. He currently serves as a Director of several companies, including CTN Media Group Inc., Racing Champions Corporation, USApubs, Inc., Tremont Corporation and Orius Corp.

   Daniel H. Blumenthal has been a Director of our Parent since the closing of the transactions and a Director of Ziff Davis Media Inc. since November 1999. Mr. Blumenthal has been a Managing Director of Willis Stein since its inception in 1994. Prior to the formation of Willis Stein in 1994, Mr. Blumenthal served as Vice President of CIVC from 1993 to 1994. From 1988 to 1993 he was a corporate tax attorney with Latham & Watkins. Mr. Blumenthal currently serves as a Director of several companies, including USApubs, Inc., Troll Communications L.L.C., Aavid Thermal Technologies, Inc., Personal Path Systems, Inc., and Interval Acquisition Corp.

   Milton J. "Chip" Block has been a Director of our Parent since the closing of the transactions. Mr. Block is Vice Chairman of USApubs, Inc., a magazine subscription marketing company. From 1998 to 1999, Mr. Block was President of the Consumer Marketing Group and General Manager of The Petersen Companies, Inc. Mr. Block also served on the Board of Directors of The Petersen Companies, Inc. and was a Director of the Magazine Publishers of America from 1998 until February 2000. From 1993 to 1999, Mr. Block was Chairman and President of Applied Interactive Media LLC, which he sold to USApubs, Inc. in 1999. Mr. Block currently serves as a Director of USApubs, Inc. and Worldwide Media Inc., a Hudson News company.

   David M. Wittels has been a Director of our Parent since May 2000. Mr. Wittels has been a Principal of DLJ Merchant Banking, Inc. since January 1997. For the past five years, Mr. Wittels has held various positions within DLJ Merchant Banking, Inc. Mr. Wittels currently serves on the boards of AKI Holding Corp., AKI Inc., Mueller Holdings (N.A.), Inc. and Wilson Greatbatch Technologies, Inc.

   Each director is elected to serve until the next annual meeting of stockholders or until a successor is duly elected and qualified. The current directors were elected pursuant to the terms of an investor rights agreement. See "Certain Relationships and Related Party Transactions--Investor Rights Agreement." There is no family relationship between any of our executive officers or directors.

Director Compensation

   We will reimburse members of the board of directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we anticipate that outside directors will receive compensation for serving as director. Although the amount of compensation for outside directors has not yet been determined, it is expected to be reasonable and customary.

Executive Compensation

   We are a new company with no history of operating as an independent business; therefore, we do not have historical information relating to the compensation of our executive officers. Our new Chairman, Chief Executive Officer and President was hired in connection with the closing of the transactions and our new Chief Financial Officer was hired in May 2000. For information relating to the current compensation of our executive officers who have entered into employment agreements with us, see "Executive Agreements" below.

Executive Agreements

   Mr. Dunning. In connection with the closing of the transactions, our Parent and Ziff Davis Publishing Inc. entered into an executive agreement with Mr. Dunning. The agreement provides, among other things, that Mr. Dunning will serve as President, Chief Executive Officer and Chairman of the Board of Ziff Davis Publishing, Ziff Davis Media Inc. and our Parent during a term ending on April 5, 2005. Under his agreement, Mr. Dunning is entitled to a base salary of $2.0 million per year, subject to annual cost-of-living increases. In addition to his base salary, Mr. Dunning is eligible to receive an annual bonus of $500,000 for each of the fiscal years ended March 31, 2001 and March 31, 2002 based upon our Parent's financial performance as measured by EBITDA. Under his executive agreement, Mr. Dunning contributed $5.0 million in cash to our Parent in exchange for stock of our Parent.

   Mr. McGrade. In connection with the closing of the transactions, our Parent and Ziff Davis Publishing entered into an executive agreement with Mr. McGrade. The agreement provides, among other things, that he will serve as Senior Executive Vice President and Chief Operating Officer of Ziff Davis Publishing during a term ending on April 5, 2005. His base salary will be $350,000 per year, subject to annual cost of living adjustments, and he will be eligible to receive an annual bonus of $250,000, payable in the discretion of our Parent's board of directors.

   Mr. Perlman. In connection with the closing of the transactions, our Parent and Ziff Davis Publishing entered into an executive agreement with Mr. Perlman. The agreement provides, among other things, that he will serve as President of Business Publications of Publishing during a term ending on April 5, 2005. His base salary will be $450,000 per year, subject to annual cost of living adjustments, and he will be eligible to receive an annual bonus of $250,000, payable in the discretion of our Parent's board of directors.

   Mr. Madore. On May 19, 2000, our Parent and Ziff Davis Publishing entered into an executive agreement with Mr. Madore. Mr. Madore's agreement provides, among other things, that he will serve as Senior Vice President and Chief Financial Officer of Ziff Davis Publishing during a term expiring on May 19, 2005. His base salary will be $250,000 per year, subject to annual cost-of-living adjustments, and he will be eligible to receive an annual bonus of $250,000, payable in the discretion of our Parent's board of directors, with a minimum bonus of $50,000 for the fiscal year ended March 31, 2001. Mr. Madore's base salary and bonus may be increased based on Mr. Madore's performance.

Equity Incentive Plans

   Following the closing of the transactions, we implemented an equity incentive program. The program provides for the issuance of, or the grant of options to purchase, restricted common stock to certain of our employees, directors and officers of the company. Under the program, our Parent intends to reserve up to 10% (2,600,000 shares) of its fully diluted common equity and we have reserved up to 10% of the fully-diluted common equity of LaunchCo and up to 25% of the fully-diluted common equity of InternetCo for our employees, directors and officers. In connection with the issuance of, or the grant of options to acquire, these equity interests, the participants in the program will grant to us customary "drag-along" rights in the event of a sale of the entity in which they hold equity interests. We also have the option to repurchase the participants's option shares if his/her employment terminates for any reason, including upon his/her death, disability or resignation.

401(k) Plan

   Ziff Davis Publishing Inc. has established the Ziff Davis Publishing 401(k) Plan, a tax-qualified 401(k) employee savings and profit sharing plan, for all of our employees who meet the 401(k) plan's eligibility requirements. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees and income earned on the 401(k) plan contributions are not taxable to the employees until withdrawn from the 401(k) plan. Under the 401(k) plan, participants may elect to defer up to 15% of their annual compensation as a contribution (subject the dollar limitations under the Internal Revenue Code). We may elect annually to make matching contributions equal to a percentage of a participant's elective deferral contributions. Currently, we make matching contributions equal to 50% of the first 4% of a participants compensation deferred. We may also make profit sharing contributions to the 401(k) plan in an amount determined by us. No profit sharing contributions have been made to date. At the direction of each participant, the trustee of the 401(k) plan invests such participant's 401(k) plan accounts in selected investment options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Rights Agreement

   Our Parent, Willis Stein, its equity co-investors and the members of management who hold equity securities of our Parent are parties to an investor rights agreement entered into in connection with the closing of the transactions. The investor rights agreement provides that our Parent's board of directors will be established at seven directors or such other number designated by Willis Stein. The agreement provides that the board will consist of:

  . our Parent's chief executive officer, who will initially be Mr. Dunning;

  . one person designated by DLJ Merchant Banking Partners II, L.P.;

  . four persons designated by Willis Stein, who initially include Avy H.
    Stein, Daniel H. Blumenthal and Milton J. "Chip" Block; and

  . one additional person to be identified by Willis Stein.

   The stockholders executing the investor rights agreement other than DLJ have agreed to vote their shares as directed by Willis Stein in matters relating to any amendment of our Parent's certificate of incorporation, any merger or other business combination with, any sale by our Parent of substantially all of the assets of our Parent or any liquidation of our Parent. Willis Stein may also control the circumstances under which a public offering of our Parent's equity securities may take place. References in this section to DLJ refer to DLJ Merchant Banking Partners II, L.P. and its affiliates that are holders of our Parent's stock.

   The investor rights agreement generally restricts the transfer of shares of our Parent's stock. The parties to the investor rights agreement have granted our Parent a right of first refusal with respect to its stock, which, if not exercised by our Parent, may be exercised by Willis Stein and its equity co-investors. Each holder of shares generally has the right to participate in any transfer of shares by Willis Stein, with certain exceptions. In addition, our Parent has agreed not to issue new equity securities (or securities with equity features) without giving Willis Stein and its equity co-investors an opportunity to purchase their pro rata share of the new securities on substantially the same terms, with certain exceptions. Each of our Parent's stockholders has agreed to consent to a sale of our Parent or the assets of our Parent if Willis Stein votes to approve the sale.

   The investors rights agreement also provides that Willis Stein may request at any time that all or any portion of its common stock be registered with the SEC. If Willis Stein no longer owns at least 50% of the common stock specified in the investor rights agreement, DLJ may also make one such request. In the event that Willis Stein or DLJ makes a request for registration, the other parties to investor rights agreement that hold common stock will be entitled to participate in the registration. Our Parent has also granted the parties to the investor rights agreement piggyback registration rights with respect to registrations by it and our Parent has agreed to pay all expenses relating to any registrations.

Make-Well Agreement

   In connection with the closing of the transactions, we, our Parent, Willis Stein and its equity co-investors entered into a make-well agreement. Under this agreement, if our ratio of debt to EBITDA is greater than 4.5 to 1.0 on March 31, 2001, then either we must repay debt owed by us under our senior credit facilities or Willis Stein and its equity co-investors must contribute to us up to a maximum of $50.0 million in additional equity (less any amounts previously contributed) so that we may repay indebtedness under our senior credit facilities (and permanently reduce commitments thereunder in an amount equal to such repayment), in either case so that our ratio of debt to EBITDA is equal to or less than 4.5 to 1.0 on March 31, 2001, after giving pro forma effect to any repayment. In no event will Willis

Stein and its co-investors be required to contribute more than $50.0 million for this purpose. In addition, the obligations of Willis Stein and its equity co-investors under the make-well agreement will terminate when Willis Stein and its equity co-investors have made such an equity contribution, when all indebtedness under our senior credit facilities, the existing senior subordinated notes, the notes offered hereby and the exchange notes referred to in this prospectus has been repaid or if we deliver to the senior lenders a balance sheet dated March 31, 2001 and an uncontested performance certificate stating that our ratio of debt to EBITDA is equal to or less than 4.5 to 1.0 on March 31, 2001.

Executive Promissory Notes

   Under his executive agreement, each of Messrs. Dunning, McGrade, Perlman and Madore purchased shares of our Parent's stock with one or more promissory notes.

   Mr. Dunning purchased 3,311,333 shares of common stock in April 2000 with $5.0 million in cash and two promissory notes in the aggregate principal amount of $4,282,833. The first promissory note is in the principal amount of $3,900,000 and the second promissory note is in the principal amount of $382,833. In October 2000, Mr. Dunning purchased an additional 834,667 shares of common stock with a promissory note in the principal amount of $208,667. All three notes accrue simple interest at a rate equal to the lesser of 7.0% per annum or the highest rate permitted by law. The first two notes mature on April 5, 2007 and the third note matures on October 9, 2007. Mr. Dunning must prepay all amounts due under the notes if his employment terminates for any reason or if we are (or our Parent is) sold, and if Mr. Dunning receives any cash in respect of his shares, he must use that cash to repay a portion of the amounts due under the notes. Mr. Dunning's personal liability under the notes is limited to no more than 100% of the interest owing under the notes plus 60% of the aggregate principal amount of $4,491,501 minus the amount of any principal payments made under his notes. Mr. Dunning has pledged all of his shares of our Parent's stock to secure his obligations under his notes. As of November 30, 2000, all of the aggregate principal amount of Mr. Dunning's notes (and interest accrued thereon) was outstanding.

   Mr. McGrade purchased 349,236 shares of common stock in April 2000 with two promissory notes in the aggregate principal amount of $229,809. The first promissory note in the principal amount of $150,000 was repaid in full as of May 31, 2000. The second promissory note in the principal amount of $79,809 matures on April 5, 2007. In October 2000, Mr. McGrade purchased an additional 173,681 shares of common stock with a promissory note in the principal amount of $43,420 that matures on October 9, 2007. The first note accrued and the second and third notes accrue simple interest at a rate equal to the lesser of 7.0% per annum or the highest rate permitted by law. Mr. McGrade's personal liability under the second and third promissory notes is limited to no more than 100% of the interest owing under the notes plus 60% of the aggregate principal amount of $123,229 minus the amount of any principal payments made under that note. The prepayment terms under Mr. McGrade's notes are similar to those under Mr. Dunning's notes. Mr. McGrade has pledged all of his shares of our Parent's stock to secure his obligations under his notes. As of November 30, 2000, all of the aggregate principal amount of Mr. McGrade's second and third promissory notes (and interest accrued thereon) was outstanding.

   Mr. Perlman purchased 379,236 shares of common stock in April 2000 with $300,000 in cash and a promissory note in the principal amount of $79,809, which matures on April 5, 2007. In October 2000, Mr. Perlman purchased an additional 173,681 shares of common stock with a promissory note in the principal amount of $43,420 that matures on October 9, 2007. Both notes accrue simple interest at a rate equal to the lesser of 7.0% per annum or the highest rate permitted by law. Mr. Perlman's personal liability under his promissory notes is limited to no more than 100% of the interest owing under the notes plus 60% of the principal amount of $123,229 minus the amount of any principal payments made under his note. The prepayment terms under Mr. Perlman's note are similar to those under Mr. Dunning's notes. Mr. Perlman has pledged all of his shares of our Parent's stock to secure his obligations under his note. As of November 30, 2000, all of the principal amount of Mr. Perlman's notes (and interest accrued thereon) was outstanding.

   Mr. Madore purchased 86,617 shares of common stock in May 2000 with two promissory notes in the aggregate principal amount of $69,154. The first promissory note is in the principal amount of $50,000.00 and the second promissory note is in the principal amount of $19,154. In October 2000, Mr. Madore purchased an additional 41,683 shares of common stock with a promissory note in the principal amount of $10,421. All three notes accrue simple interest at a rate equal to the lesser of 7.0% per annum or the highest rate permitted by law. The first promissory note was paid in full as of September 11, 2000, the second matures on April 5, 2007 and the third matures on October 9, 2007. Mr. Madore's personal liability under the second and third promissory notes is limited to no more than 100% of the interest owing under the notes plus 60% of the aggregate principal amount of $29,575 minus the amount of any principal payments made under that note. The prepayment terms under Mr. Madore's notes are similar to those under Mr. Dunning's notes. Mr. Madore has pledged all of his shares of our Parent's stock to secure his obligations under his notes. As of November 30, 2000, all of the principal amount of Mr. Madore's notes (and interest accrued thereon) was outstanding.

Subscription Services

   Investment funds affiliated with Willis Stein are also shareholders of USApubs, Inc., a marketer of magazine subscriptions and other services. We sell subscriptions to our publications both directly and through independent subscription marketing companies, including USApubs, Inc. We believe all of our arrangements with USApubs, Inc. are on market terms.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   We are authorized to issue a total of 1,000 shares of common stock, par value $0.01 per share. There are 1,000 shares of common stock issued and outstanding. We are not authorized to issue any shares of any other class of capital stock.

   All of our outstanding capital stock is owned by our Parent. The table below lists information about the beneficial ownership of our Parent's capital stock by each person whom we know to own beneficially more than 5% of any class of our Parent's stock, by each of our Parent's directors, certain executive officers and by all of our Parent's directors and our executive officers as a group. Our Parent has two classes of capital stock authorized for issuance, Series A preferred stock and common stock. There are 350,000 shares of our Parent's Series A preferred stock authorized for issuance, 337,155 of which are issued and outstanding and 80,000,000 shares of our Parent's common stock authorized for issuance, 76,381,184 of which are issued and outstanding. In the event of an initial public offering of our Parent's common stock, Willis Stein and the other holders of our Parent's Series A preferred stock may elect to convert their shares of Series A preferred stock to shares of our Parent's common stock. Unless otherwise noted, the address of each director and executive officer is c/o Ziff Davis Media Inc., 28 East 28th Street, New York, New York 10016.

                                            Beneficial Ownership (/1/)
                                   --------------------------------------------
                                             Percent of
                                   Shares of Outstanding            Percent of
                                   Series A   Series A   Shares of  Outstanding
                                   Preferred  Preferred    Common     Common
                                     Stock      Stock      Stock       Stock
                                   --------- ----------- ---------- -----------
Willis Stein (/2/)................ 213,750.0    63.49%   45,000,000    59.38%
DLJ (/3/).........................  47,500.0    14.11    10,000,000    13.19
James D. Dunning, Jr..............   8,455.0     2.51     4,146,000     5.47
Thomas McGrade....................     142.5     0.04       522,917     0.69
Alan J. Perlman...................     285.0     0.08       552,917     0.73
Robert L. Madore..................      47.5     0.01       128,300     0.17
Avy H. Stein (/2/)................       --       --            --       --
Daniel H. Blumenthal (/2/)........       --       --            --       --
Milton J. "Chip" Block............       --       --            --       --
David M. Wittels (/3/)............       --       --            --       --
All directors and executive
 officers as a group
 (12 persons).....................  8,930.00     2.65     5,778,379     7.62

--------
(1) "Beneficial ownership" generally means voting or investment power with respect to a security or the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned.

(2) Includes shares held by Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P. and Willis Stein & Partners Dutch, L.P. Mr. Stein and Mr. Blumenthal are Managing Directors of Willis Stein. Each disclaims beneficial ownership of the shares held by the investment funds associated with Willis Stein. The address for Willis Stein and Messrs. Stein and Blumenthal is 227 West Monroe Street, Suite 4300, Chicago, Illinois 60606.

(3) Includes shares held by DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ EAB Partners, L.P., DLJ ESC II L.P., DLJ First Esc L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V. and DLJMB Funding II, Inc., which are private equity investment funds affiliated with DLJ Merchant Banking, Inc. Mr. Wittels is a Principal of DLJ Merchant Banking, Inc. Mr. Wittels disclaims beneficial ownership of the shares held by the investment funds associated with DLJ Merchant Banking, Inc. The address for DLJ Merchant Banking, Inc. and Mr. Wittels is 277 Park Avenue, New York, New York 10172.

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

   General. In connection with the transactions, we entered into a credit agreement relating to our senior credit facilities with Canadian Imperial Bank of Commerce and its affiliates, Bankers Trust Company, Fleet National Bank and certain other lenders. Following completion of the transactions, our senior credit facilities provide for aggregate borrowings of $285.3 million, comprised of the following:

  . a $73.3 million tranche A term loan facility;

  . a $187.0 million tranche B term loan facility; and

  . a $50.0 million revolving credit facility.

   As of November 30, 2000 there was $260.3 million of outstanding principal under our senior credit facilities and $50.0 million available under the revolving portion of our senior credit facilities. After application of the proceeds of the old note offering, there was $295.3 million of outstanding principal under our senior credit facility and $50.0 million of availability under the revolving portion.

   Use of Proceeds. The proceeds of the tranche A and tranche B term loans were used to finance the transactions and were fully drawn down at the closing of the transactions. The proceeds of the revolving credit facility are available to finance capital expenditures and acquisitions permitted under the credit agreement relating to our senior credit facilities and for working capital purposes and other general corporate purposes.

   Interest. Amounts outstanding under our senior credit facilities bear interest, at our option, at a rate per annum equal to either the base rate or the eurodollar rate, as determined by Canadian Imperial Bank of Commerce, in each case plus an additional margin. The base rate is the higher of the rate quoted from time to time by Canadian Imperial Bank of Commerce as its prime rate and the overnight federal funds rate plus 0.5%. The additional margin for the revolving credit facility and the tranche A term loans is initially 1.75% for base rate loans and 3.0% for eurodollar rate loans. The additional margin for the tranche B term loans is initially 2.5% for base rate loans and 3.75% for eurodollar rate loans. The additional margin for the revolving credit facility and the tranche A term loans adjusts according to a performance pricing grid based on our ratio of total debt to EBITDA, ranging from 1.75% to 0.5% for base rate loans and from 3.0% to 1.75% for eurodollar rate loans. The additional margin for the tranche B term loans adjusts according to a performance pricing grid based on our ratio of total debt to EBITDA, ranging from 2.5% to 2.25% for base rate loans and from 3.75% to 3.5% for eurodollar rate loans. As of September 30, 2000 our borrowings under our senior credit facilities bore interest at rates ranging from 9.63% to 10.26%.

   Maturity. Borrowings under the revolving credit facility are due September 30, 2006 and may be borrowed, repaid and reborrowed prior to maturity. Borrowings under the tranche A term loan facility are due September 30, 2006 and borrowings under the tranche B term loan facility are due March 31, 2007. The maturity of all the loans can be accelerated upon the event or default. The tranche A and tranche B term loans are payable quarterly in arrears beginning March 31, 2001 pursuant to the amortization schedule set forth below.

                                                              Amortization of
                                                            Tranche A Term Loans
                                                            --------------------
   March 31, 2001--March 31, 2002..........................       $ 9,165
   June 30, 2002--March 31, 2003...........................         9,165
   June 30, 2003--March 31, 2004...........................        10,998
   June 30, 2004--March 31, 2005...........................        14,664
   June 30, 2005--March 31, 2006...........................        14,664
   June 30, 2006--September 30, 2006.......................        14,665
                                                                  -------
     Total.................................................       $73,321
                                                                  =======

                                                              Amortization of
                                                            Tranche B Term Loans
                                                            --------------------
   March 31, 2001--September 30, 2006......................       $ 10,751
   December 31, 2006.......................................         88,109
   March 31, 2007..........................................         88,109
                                                                  --------
     Total.................................................       $186,969
                                                                  ========

   Security and Guarantees. Our senior credit facilities are secured by a first priority security interest in substantially all of our existing and future tangible and intangible assets (including a pledge of the stock of InternetCo, LaunchCo and LaunchCo's subsidiaries), except that no more than 65% of the voting stock of any of our foreign subsidiaries is pledged. All of our obligations under our senior credit facilities are fully and unconditionally guaranteed by all of our present and future wholly-owned domestic restricted subsidiaries on a joint and several basis and by InternetCo, LaunchCo and LaunchCo's subsidiaries.

   Covenants. Our senior credit facilities require us to meet certain financial tests, including maximum total leverage ratio, maximum senior leverage ratio, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum capital expenditure tests. Our senior credit facilities contain covenants, including the following:

  . restrictions on indebtedness, liens and guarantees;

  . restrictions on mergers, consolidations and some types of acquisitions and asset sales;

  . restrictions on dividends and stock repurchases;

  . restrictions on the types of business in which we can engage; and

  . restrictions on funding from the restricted subsidiaries to the unrestricted subsidiaries.

   Events of Default. Our senior credit facilities contain events of default customary for senior credit facilities of a size and type similar to our senior credit facilities, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, including the notes offered hereby, certain events of bankruptcy and insolvency, the failure of any guaranty or security document supporting our senior credit facilities to be in full force and effect, a change of control of our Parent and the failure of Willis Stein to make additional equity contributions to our Parent if required to do so in accordance with the terms of the Make-Well Agreement. See "Certain Relationships and Related Transactions."

                       DESCRIPTION OF THE EXCHANGE NOTES

   We will issue the exchange notes under an indenture, dated July 21, 2000 among Ziff Davis Media, our guarantors and Bankers Trust Company, as trustee. The following is a summary of the significant provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture may be obtained from us or the initial purchasers. You can find definitions of capitalized terms used in this description under "Definitions."

   The exchange notes will be unsecured obligations of Ziff Davis Media, ranking subordinate in right of payment to all our senior indebtedness.

   The form and terms of the senior subordinated notes due 2010 are the same as the form of the terms of the old notes except that:

   (1) the exchange notes will have been registered under the Securities Act of 1933 and thus will not bear restrictive legends restricting their transfer under the Securities Act of 1933, and

   (2) holders of exchange notes will not be entitled to rights of holders of the old notes under the registration rights agreement that terminate upon the consummation of the exchange offer.

   The following description is a summary of the significant provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety and sections of this description which correspond to similar sections of the indenture have been redrafted for clarity in this description in terms substantially the same as those of the indenture and registration rights agreement because they, and not this description, define your rights as holders of these exchange notes. Copies of the proposed form of indenture and registration rights agreement are available as set forth below under the subheading "Additional Information."

   Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

Principal, Maturity and Interest

   The exchange notes are limited in aggregate principal amount to $250.0 million. The exchange notes will mature on July 15, 2010. Interest on the exchange notes will accrue at the rate of 12% per annum and will be payable semiannually in cash on each January 15 and July 15, commencing on January 15, 2001, to the persons who are registered holders at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

   The exchange notes will not benefit from any mandatory sinking fund.

Redemption

   Optional Redemption. Except as described below, the exchange notes are not redeemable before July 15, 2005. Thereafter, we may redeem the exchange notes at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 15 of the year set forth below:

   Year                                                               Percentage
   ----                                                               ----------
   2005..............................................................   106.00%
   2006..............................................................   104.00%
   2007..............................................................   102.00%
   2008 and thereafter...............................................   100.00%

   In addition, we must pay accrued and unpaid interest on the exchange notes redeemed.

   Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to July 15, 2003, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the exchange notes issued under the indenture at a redemption price of 112.00% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

     (1) at least 65% of the principal amount of exchange notes issued under the indenture remains outstanding immediately after any such redemption; and

     (2) we make such redemption not more than 90 days after the consummation of any such Public Equity Offering.

   "Public Equity Offering" means any issuance of common stock by Ziff Davis Media or our Parent (and, in the case of an issuance by our Parent, only if the proceeds thereof are contributed to Ziff Davis Media) other than Disqualified Capital Stock that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of Ziff Davis Media or otherwise as compensation to employees of Ziff Davis Media.

Selection and Notice of Redemption

   In the event that we choose to redeem less than all of the exchange notes, selection of the exchange notes for redemption will be made by the trustee either:

     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed; or

     (2) on a pro rata basis, by lot or by another method as the trustee shall deem fair and appropriate.

   No exchange notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the trustee will select the exchange notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail between 30 and 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption as long as we have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Subordination

   The payment of all Obligations on the exchange notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Indebtedness of Ziff Davis Media.

   The holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Indebtedness whether or not such interest is an allowed claim in any such proceeding) before the holders of exchange notes will be entitled to receive any payment with respect to the exchange notes in the event of any distribution to our creditors.

     (1) in a liquidation or dissolution of Ziff Davis Media;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Ziff Davis Media or its property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshalling of our assets and liabilities.

   Ziff Davis Media also may not make any payment in respect of the exchange notes if:

     (1) a payment default on Designated Senior Indebtedness occurs and is continuing; or

     (2) any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Indebtedness.

   Payments on the exchange notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which the payment default is cured or waived; and

     (2) in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived (so long as no other event of default exists) and 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

   Ziff Davis Media must promptly notify holders of Senior Indebtedness if payment of the exchange notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of Ziff Davis Media, holders of the exchange notes may recover less ratably than creditors of Ziff Davis Media who are holders of Senior Indebtedness. See "Risk Factors--Your right to receive payments on the exchange notes will be junior to our senior debt and may be subject to other restrictions."

   At November 30, 2000, the aggregate amount of Senior Indebtedness outstanding was $260.3 million.

Guarantees

   The guarantors will fully and unconditionally guarantee Ziff Davis Media's obligations under the indenture and the exchange notes on a joint and several basis. Each guarantee will be subordinated to Guarantor Senior Indebtedness on the same basis as the exchange notes are subordinated to Senior Indebtedness. The obligations of each guarantor under its guarantee will only be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

   Each guarantor may consolidate with or merge into or sell its assets to Ziff Davis Media or another guarantor that is a Wholly Owned Restricted Subsidiary or Unrestricted Subsidiary Guarantor of Ziff Davis Media without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See "Covenants--Merger, Consolidation and Sale of Assets." In the event we sell all of the capital stock of a guarantor and the sale complies with the provisions set forth in "Covenants--Limitation on Asset Sales," the guarantor's guarantee will be released.

   Separate financial statements of the guarantors are not included herein because such guarantors are jointly and severally liable with respect to its obligations pursuant to the exchange notes, and the aggregate net assets, earnings and equity of the guarantors and Ziff Davis Media are substantially equivalent to the net assets, earnings and equity of Ziff Davis Media on a consolidated basis.

Holding Company Structure

   Ziff Davis Media is a holding company for our subsidiaries, with no material operations of its own and only limited assets. Accordingly, Ziff
Davis Media is dependent upon the distribution of the earnings of its subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from Ziff Davis Media and our subsidiaries to satisfy the claims of the holders of exchange notes. See "Risk Factors--We will depend on the cash flow of our subsidiaries to satisfy our obligations under the exchange notes."

Change of Control

   Upon the occurrence of a Change of Control, each holder of exchange notes will have the right to require that Ziff Davis Media purchase all or a portion of such holder's exchange notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

   Within 30 days following the date upon which the Change of Control occurred, Ziff Davis Media must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be between 30 and 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an exchange note purchased pursuant to a Change of Control Offer will be required to surrender the exchange note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the exchange note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day before the Change of Control Payment Date.

   Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, Ziff Davis Media covenants to:

     (1) repay in full and terminate all commitments under Indebtedness under the Credit Facility and all other Senior Indebtedness the terms of which require re-payment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Facility and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender that has accepted such offer; or

     (2) obtain the requisite consents under the Credit Facility and all other Senior Indebtedness to permit the repurchase of the exchange notes as provided below. Ziff Davis Media shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase exchange notes pursuant to the provisions described below. Ziff Davis Media's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (d) and not in clause (b) under "Events of Default" below.

   If a Change of Control Offer is made, there can be no assurance that Ziff Davis Media will have available funds sufficient to pay the Change of Control purchase price for all the exchange notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event Ziff Davis Media is required to purchase outstanding exchange notes pursuant to a Change of Control Offer, Ziff Davis Media expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Ziff Davis Media would be able to obtain such financing.

   Neither the board of directors of Ziff Davis Media nor the trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the indenture described herein on the ability of Ziff Davis Media and our Restricted Subsidiaries and Unrestricted Subsidiary Guarantors to incur additional Indebtedness, to grant liens on its property, to make restricted payments and to make Asset Sales may also make more difficult or discourage a takeover of Ziff Davis Media, whether favored or opposed by the management of Ziff Davis Media. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the exchange notes, and there can be no assurance that Ziff Davis Media or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Ziff Davis Media or any of our Subsidiaries by the management of Ziff Davis Media. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   Ziff Davis Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of exchange notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, Ziff Davis Media shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

Covenants

   The indenture contains, among others, the following covenants:

   Limitation on Incurrence of Additional Indebtedness. Neither Ziff Davis Media nor any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors, will directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Ziff Davis Media or any of our Restricted Subsidiaries that is or, upon such incurrence, becomes a guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue shares of Disqualified Capital Stock and any Restricted Subsidiary of Ziff Davis Media that is not or will not, upon such incurrence, become a guarantor may incur Acquired Indebtedness, in each case if the Debt to EBITDA Ratio for Ziff Davis Media's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred or that Disqualified Capital Stock is issued would have been less than
5.50 to 1.0 determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the disqualified stock had been issued, as the case may be, at the beginning of that four-quarter period.

   Limitation on Restricted Payments. Neither we nor our Restricted Subsidiaries will, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Ziff Davis Media's or any of our Restricted Subsidiaries' Equity Interests other than

      . dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) or

      . dividends or distributions payable by a Restricted Subsidiary to Ziff Davis Media or any Wholly Owned Restricted Subsidiary of Ziff Davis Media;

     (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Ziff Davis Media or any of our Restricted Subsidiaries (other than any of those Equity Interests owned by Ziff Davis Media or any of our Restricted Subsidiaries);

     (3) make any principal payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value in each case, before any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Ziff Davis Media that is subordinate or junior in right of payment to the exchange notes (other than subordinated Indebtedness acquired in anticipation of satisfying any such payment) except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or

     (4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of, and after giving effect to, such Restricted Payment:

       (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

       (b) Ziff Davis Media would, immediately after such Restricted Payment and after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the "Limitation on Incurrence of Additional Indebtedness" covenant; and

       (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Ziff Davis Media and our Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (c)) and (2) through (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

         (1) 50% of the cumulative Consolidated Net Income of Ziff Davis Media for the period (taken as one accounting period) from the Issue Date to the end of Ziff Davis Media's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus

         (2) 100% of the Qualified Proceeds received by Ziff Davis Media on or after the Issue Date from contributions to Ziff Davis Media's capital or from the issue or sale since the Issue Date of Equity Interests of Ziff Davis Media or of Disqualified Capital Stock or convertible debt securities of Ziff Davis Media to the extent that they have been converted into those Equity Interests, other than

              . Equity Interests, Disqualified Capital Stock or convertible debt securities sold to a subsidiary of Ziff Davis Media;

              . Disqualified Capital Stock or convertible debt securities that have been converted into Disqualified Capital Stock; and

              . the aggregate proceeds from the sale of Capital Stock pursuant to the Make-Well Agreement and any such proceeds that are used to make Permitted Investments pursuant to clauses (9) and (12) of the definition of Permitted Investments; plus

         (3) the amount equal to the net reduction in Investments (or net gain from Investments) in Persons after the Issue Date who are not Restricted Subsidiaries of Ziff Davis Media (other than Permitted Investments) resulting from:

                 (A) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Ziff Davis Media or any of our Restricted Subsidiary from those Persons;

                 (B) Qualified Proceeds received upon the sale or liquidation of those Investments; and

                 (C) the redesignation of Unrestricted Subsidiaries whose
              assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Ziff Davis Media's equity interest in that subsidiary, at the fair market value of the net assets of that subsidiary at the time of that redesignation);

   provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made after the Issue Date.

   The foregoing provisions will not prohibit:

     (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration, such payment would comply with all the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness subordinated to the notes or Equity Interests of Ziff Davis Media or any Restricted Subsidiary by conversion into, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Ziff Davis Media) of other Equity Interests of Parent, Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media, as the case may be (other than any Disqualified Capital Stock);

     (3) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of Ziff Davis Media subordinated to the exchange notes with the net cash proceeds from an incurrence of, or in exchange for or by conversion into, Refinancing Indebtedness;

     (4) repurchase of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

     (5) the payment to WSP and/or its Affiliates of no more than $500,000 in the aggregate per year in exchange for expenses and indemnities relating to the provision of management services and, if no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the provision of the management services;

     (6) any purchase or redemption of Disqualified Capital Stock of Ziff Davis Media or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock of Ziff Davis Media or a Restricted Subsidiary that is permitted to be incurred pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant;

     (7) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the exchange notes pursuant to the indenture (including the purchase of the exchange notes tendered), any purchase or redemption of subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that

       (A) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom),

       (B) Ziff Davis Media would be able to incur an additional $1.00 of Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the "--Limitation on Incurrence of Additional Indebtedness" covenant after giving pro forma effect to such Restricted Payment and

       (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

     (8) payments not to exceed $250,000 in the aggregate solely to enable Ziff Davis Media to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

     (9) Restricted Payments in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any of our subsidiaries held by any directors or employees, former employees and their estates, spouses and former spouses or to make payments on Management Redemption Debt in an aggregate cash amount not to exceed the sum of (i) $2.0 million during any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years), plus (ii) the aggregate net cash proceeds received from the proceeds of any "key-man" life insurance policies;

     (10) Restricted Payments in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any of our subsidiaries held by directors or employees, former employees and their estate, spouses and former spouses in exchange for Management Redemption Debt permitted to be incurred under the "--Limitation on Incurrence of Additional Indebtedness" covenant;

     (11) Restricted Payments to Parent to permit Parent to pay taxes, salaries, directors fees, indemnities and expenses and other corporate expenses in the ordinary course of its business;

     (12) the declaration and payment of dividends solely in shares of Capital Stock (other than Disqualified Capital Stock);

     (13) the declaration and payment of noncash dividends on Disqualified Capital Stock incurred without violation of the indenture;

     (14) pro rata dividends or other distributions made by a subsidiary of Ziff Davis Media to minority shareholders;

     (15) Ziff Davis Media or any Restricted Subsidiary from purchasing all (but not less than all) of the Capital Stock or other ownership interests in a Subsidiary of Ziff Davis Media, excluding directors' qualifying shares, that were not previously owned by Ziff Davis Media or a subsidiary of Ziff Davis Media, such that after giving effect to such purchase such subsidiary becomes a Restricted Subsidiary of Ziff Davis Media;

     (16) Restricted Payments in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any of our subsidiaries in connection with the cancellation of Indebtedness owed by the holder of such Equity Interests to Parent or any of our subsidiaries; and

     (17) other Restricted Payments in an aggregate amount not to exceed $5.0 million.

   The amount of

     (1) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Ziff Davis Media or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and

     (2) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Ziff Davis Media of those Qualified Proceeds.

   Our board of directors will determine the fair market value of any non-cash Restricted Payment in excess of $5.0 million, and their resolution with respect thereto shall be delivered to the trustee. The board of directors' determination must be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

   Not later than the date of making any Restricted Payment, Ziff Davis Media shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

   Limitation on Asset Sales. Ziff Davis Media will not, and will not permit any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors to, directly or indirectly, consummate an Asset Sale unless:

     (1) Ziff Davis Media or the subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by Ziff Davis Media or the subsidiary is in the form of cash or Cash Equivalents.

   For the purposes of this provision, each of the following shall be deemed to be cash:

     (A) any liabilities, as shown on Ziff Davis Media's or the subsidiary's most recent balance sheet, of Ziff Davis Media or any subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Ziff Davis Media or the subsidiary from further liability; and

     (B) any securities, notes or other obligations received by Ziff Davis Media or the subsidiary from the transferee that are converted within 270 days of their receipt by Ziff Davis Media or the subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received.

   The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i) and (ii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Ziff Davis Media or the subsidiary, as the case may be, shall apply the Net Proceeds, at its option (or to the extent Ziff Davis Media is required to apply the Net Proceeds pursuant to the terms of the Credit Facility), to:

     (1) repay or purchase Senior Indebtedness and, if the Senior
  Indebtedness repaid is Indebtedness under a revolving line of credit, to correspondingly reduce commitments with respect thereto; or

     (2) (i) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or

         (ii) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if as a result of the acquisition that Person becomes a subsidiary of Ziff Davis Media.

   Pending the final application of any Net Proceeds, we may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Ziff Davis Media will be required to make an offer to all holders of exchange notes (an "Asset Sale Offer") to purchase the maximum principal amount of the exchange notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, in accordance with the procedures set forth in the indenture.

   To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Ziff Davis Media, the Restricted Subsidiaries and the Unrestricted Subsidiary Guarantors, as applicable, may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of the exchange notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the exchange notes to be purchased under the appropriate provisions of the indenture. Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

   Ziff Davis Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Ziff Davis Media will not, and will not permit any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Ziff Davis Media or any of the Unrestricted Subsidiary Guarantors to:

     (a) pay dividends or make any other distributions to Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media (i) on its Capital Stock or
  (ii) with respect to any other interest or participation in, or measured by, its profits;

     (b) repay any Indebtedness or any other obligation owed to Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media;

     (c) make loans or advances or capital contributions to Ziff Davis Media or any of our Restricted Subsidiaries; or

     (d) transfer any of its properties or assets to Ziff Davis Media or any of our Restricted Subsidiaries; except for such encumbrances or restrictions existing under or by reason of

       (1) encumbrances or restrictions existing at the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect at the Issue Date or not materially more restrictive (including without limitation pursuant to the Credit Facility);

       (2) the indenture, the exchange notes and the guarantees;

       (3) Applicable Law;

       (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any subsidiary of the Person), so acquired;

       (5) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business;

       (6) Refinancing Indebtedness; provided that such restrictions are not materially more restrictive than those contained in the agreements governing the Indebtedness being refunded, refinanced or extended;

       (7) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

       (8) customary restrictions contained in Disqualified Capital Stock permitted to be incurred and in any other Capital Stock;

       (9) customary restrictions in Capital Expenditure Indebtedness, Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Ziff Davis Media or a subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capital Expenditure Indebtedness, Capitalized Lease Obligations, security agreements and mortgages;

       (10) customary restrictions with respect to a subsidiary of Ziff Davis Media pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such subsidiary; or

       (11) restrictions contained in agreements governing Indebtedness incurred by foreign subsidiaries permitted to be incurred under the "-- Limitation on Incurrence of Additional Indebtedness" covenant.

   Limitation on Liens. Neither we nor any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors will create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of Ziff Davis Media or any of our Restricted Subsidiaries or our Unrestricted Subsidiary Guarantors or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary or our Unrestricted Subsidiary Guarantors acquired that secures Indebtedness ranking equally in right of payment or subordinated to the exchange notes unless the exchange notes are equally and ratably secured.

   Prohibition on Incurrence of Senior Subordinated Debt. Neither we nor any of our Restricted Subsidiary that is a guarantor or any Unrestricted Subsidiary Guarantor will, incur or suffer to exist Indebtedness that is senior in right of payment to the exchange notes or such guarantor's guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of Ziff Davis Media or such guarantor, as the case may be.

   Merger, Consolidation and Sale of Assets. Ziff Davis Media may not consolidate or merge with or into (whether or not Ziff Davis Media is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

     (1) Ziff Davis Media is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Ziff Davis Media) or to which that sales, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than Ziff Davis Media or a Wholly-Owned Subsidiary) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Ziff Davis Media under the exchange notes and the indenture pursuant to an amendment in a form reasonably satisfactory to the trustee;

     (3) immediately after that transaction no Default or Event of Default exists; and

     (4) Ziff Davis Media or the Person formed by or surviving any such consolidation or merger (if other than Ziff Davis Media), or to which that sale, assignment, transfer, conveyance other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the "--Limitation on Incurrence of Additional Indebtedness" covenant.

   The foregoing clause (4) will not prohibit

     (a) a merger between Ziff Davis Media and a Wholly Owned Subsidiary of Ziff Davis Media created for the purpose of holding the Capital Stock of Ziff Davis Media;

     (b) a merger between Ziff Davis Media and a Wholly Owned Restricted Subsidiary; or

     (c) a merger between Ziff Davis Media and an Affiliate incorporated solely for the purpose of reincorporating Ziff Davis Media in another State of the United States so long as, in the case of clauses (a), (b) and (c), the amount of Indebtedness of Ziff Davis Media and our Restricted Subsidiaries is not increased thereby.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Ziff Davis Media the Capital Stock of which constitutes all or substantially all of the properties and assets of Ziff Davis Media, shall be deemed to be the transfer of all or substantially all of the properties and assets of Ziff Davis Media.

   The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Ziff Davis Media in accordance with the foregoing in which Ziff Davis Media is not the continuing corporation, the successor Person formed by such consolidation or into which Ziff Davis Media is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Ziff Davis Media under the indenture and the exchange notes with the same effect as if such surviving entity had been named as such.

   Limitations on Transactions with Affiliates. Neither we nor any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors will, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Ziff Davis Media (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $1.0 million, unless:

     (1) that Affiliate Transaction is on terms that are not materially less advantageous to Ziff Davis Media or that Subsidiary than those that would have been obtained in a comparable transaction by Ziff Davis Media or that Subsidiary with an unrelated Person; and

     (2) Ziff Davis Media delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions (other than sales of Equity Interests) involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

     (1) customary directors' fees and expenses, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Ziff Davis Media or any of our Restricted Subsidiaries in the ordinary course of business;

     (2) transactions between or among Ziff Davis Media and/or our Restricted Subsidiaries or any other guarantor;

     (3) payments of customary fees by us or any of our Restricted Subsidiaries to investment banking firms, financial consultants and financial advisors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures that are approved by a majority of the board of directors in good faith;

     (4) any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to noteholders of the exchange notes in any material respect) or any transaction contemplated thereby;

     (5) payments and transactions in connection with the Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the indenture (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

     (6) payments under any tax-sharing agreement or arrangement among Ziff Davis Media and other members of the affiliated group of corporations of which Ziff Davis Media is the common parent;

     (7) the issuance or sale of Capital Stock (other than Disqualified Capital Stock) otherwise permitted hereunder;

     (8) contracts between Ziff Davis Media and/or any of our Restricted Subsidiaries and any Unrestricted Subsidiary Guarantor with respect to any management services or administrative services provided by Ziff Davis Media and/or any of our Restricted Subsidiaries and any Unrestricted Subsidiary Guarantor;

     (9) Restricted Payments that are not prohibited by the indenture and any Permitted Investments; and

     (10) transactions permitted by the provisions described in the "-- Merger, Consolidation and Sale of Assets" covenant.

   Additional Subsidiary Guarantees. If we or any of our Restricted Subsidiaries shall acquire or create another domestic Restricted Subsidiary after the date of the indenture, then such newly acquired or created Subsidiary shall execute and deliver to the trustee a guarantee of the exchange notes in the form set forth in the indenture and a supplemental agreement substantially in the form set forth in the indenture pursuant to which such Subsidiary shall unconditionally guarantee all of Ziff Davis Media's obligations under the exchange notes on the terms set forth in such supplemental agreement.

   Conduct of Business. Ziff Davis Media and our Restricted Subsidiaries will not engage in any business that is not a Permitted Business.

   Reports to Holders. Whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, Ziff Davis Media will furnish the trustee:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Ziff Davis Media were required to file such

  Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Ziff Davis Media and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Ziff Davis Media and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Ziff Davis Media, if any) and, with respect to the annual information only, a report thereon by Ziff Davis Media's certified independent accounts; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

   In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, Ziff Davis Media will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Ziff Davis Media has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Make-Well Agreement

   Pursuant to the Make-Well Agreement, Ziff Davis Media, Willis Stein and its co-investors have agreed that if at March 31, 2001 Ziff Davis Media's ratio of debt to EBITDA is greater than 4.5 to 1.0, either (i) Ziff Davis Media will repay indebtedness under the Credit Facility and permanently reduce commitments thereunder in an amount equal to such repayment or (ii) Willis Stein and its co-investors will contribute to Ziff Davis Media up to a maximum of $50.0 million in additional equity (less any amounts previously contributed) to Ziff Davis Media so that we may repay indebtedness under our Credity Facility, in either case so that our ratio of debt to EBITDA is no greater than 4.5 to 1.0. In no event will Willis Stein and its co-investors be required to contribute more than $50.0 million for this purpose.

Events of Default

   The following events are defined in the indenture as "Events of Default":

     (a) Ziff Davis Media defaults in the payment when due of interest on the exchange notes and such default continues for a period of 30 days (whether or not such payment is otherwise then permitted by the subordination provisions of the indenture);

     (b) Ziff Davis Media defaults in the payment when due of principal of or premium, if any, on the notes when the same becomes due and payable at its maturity (whether or not such payment is otherwise then permitted by the subordination provisions of the indenture);

     (c) Ziff Davis Media or any Restricted Subsidiary or any Unrestricted Subsidiary Guarantor fails to observe or perform any other covenant or other agreement in the indenture, the exchange notes or the guarantees and such failure continues for a period of 45 days after Ziff Davis Media has received a written notice of such failure from the trustee, which notice must specify the failure, demand that it be remedied and state that the notice is a "Notice of Default" (except in the case of a default with respect to the "--Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

     (d) a default occurs under the Make-Well Agreement;

     (e) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Ziff Davis Media or any of our Restricted Subsidiaries, whether such Indebtedness now exists, or is created after the date of the indenture, which default (i) constitutes a failure to pay principal thereof at final maturity (a "Payment Default"), which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice by any holder, or which acceleration shall not be rescinded or annulled within 20 days after written notice to Ziff Davis Media of such default by any holder or (ii) shall have resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity which acceleration has not been rescinded, annulled or otherwise cured within 20 days of receipt by Ziff Davis Media or such Subsidiary of notice of any such acceleration and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (f) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against Ziff Davis Media or any of our Restricted Subsidiaries or any such Unrestricted Subsidiary Guarantor and such judgment or judgments remain unpaid, undischarged or otherwise unsatisfied for a period (during which execution shall not be effectively stayed) of 60 consecutive days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million;

     (g) any guarantee of a Restricted Subsidiary or any Unrestricted Subsidiary Guarantor ceases to be in full force and effect or any guarantee of such a Subsidiary is declared to be null and void and unenforceable or any guarantee of such a Subsidiary is found to be invalid or any guarantor denies its liability under its guarantee (other than by reason of release of a guarantor in accordance with the terms of the indenture); or

     (h) certain events of bankruptcy or insolvency with respect to Ziff Davis Media or any of our Significant Restricted Subsidiaries or Significant Unrestricted Subsidiary Guarantors.

   If an Event of Default (other than an Event of Default specified in clause
(h) above) occurs and is continuing, then and in every such case the trustee or the holders of 25% or more in principal amount of the then outstanding exchange notes may declare the principal amount of all the exchange notes to be due and payable immediately, by a notice in writing to Ziff Davis Media, and upon any such declaration such principal amount and any accrued interest (i) shall become immediately due and payable or (ii) if there are any amounts outstanding or owing under or in respect of the Credit Facility or any commitments remain in effect under the Credit Facility, shall become due and payable upon the first to occur of an acceleration of amounts outstanding under or in respect of the Credit Facility and five business days after receipt by Ziff Davis Media and the trustee of notice of the acceleration of the exchange notes. For the avoidance of doubt, if any Payment Default or acceleration that constitutes an Event of Default under clause (f) above shall have occurred and prior to any acceleration such Payment Default shall have been cured or waived or such acceleration shall have been rescinded, then from and after such cure, waiver or rescission, such Event of Default shall no longer be deemed to be continuing. If an Event of Default specified in clause (h) above occurs and is continuing with respect to Ziff Davis Media, the principal amount of and any accrued interest on the outstanding exchange notes shall automatically, and without any declaration or other action, become immediately due and payable.

   The indenture provides that, at any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the exchange notes, by written notice to Ziff Davis Media, may rescind and annul such declaration and its consequences if:

     (a) Ziff Davis Media has paid a sum sufficient to pay:

       (i) all overdue interest on all exchange notes (other than as a result of acceleration);

       (ii) the principal of (and premium, if any, on) any exchange notes that have become due otherwise than by such declaration of acceleration (including any exchange notes required to have been purchased pursuant to an offer to purchase that Ziff Davis Media is required to make hereunder) and any interest thereon at the rate borne by the exchange notes; and

       (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the exchange notes (other than as a result of acceleration); and

     (b) all Events of Default, other than the nonpayment of the principal amount of exchange notes and interest thereon that have become due solely by such declaration of acceleration, have been cured or waived as provided below.

   The holders of a majority in aggregate principal amount of the exchange notes may on behalf of the holders of all the exchange notes waive any past default hereunder and its consequences, except a default:

     (a) in the payment of the principal (or premium, if any) or interest on any exchange note (including any exchange note which is required to have been purchased pursuant to an offer to purchase that Ziff Davis Media is required to make hereunder); or

     (b) in respect of a covenant or provision hereof which under the indenture cannot be modified or amended without the consent of the holder of each outstanding exchange note affected.

   Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; provided, however, no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

   Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding exchange notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   Under the indenture, Ziff Davis Media is required to provide an Officers' Certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

   Ziff Davis Media may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding exchange notes ("Legal Defeasance"). Such Legal Defeasance means that Ziff Davis Media shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding exchange notes, except for:

     (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the exchange notes when such payments are due;

     (2) Ziff Davis Media's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payments;

     (3) the rights, powers, trust, duties and immunities of the trustee and Ziff Davis Media's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

   In addition, Ziff Davis Media may, at its option and at any time, elect to have the obligations of Ziff Davis Media released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Ziff Davis Media must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the exchange notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

     (2) in the case of Legal Defeasance, Ziff Davis Media shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

       (a) Ziff Davis Media has received from, or there has been published by, the Internal Revenue Service a ruling; or

       (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Ziff Davis Media shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which Ziff Davis Media or any of our Subsidiaries is a party or by which Ziff Davis Media or any of our Subsidiaries is bound;

     (6) Ziff Davis Media shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by Ziff Davis Media with the intent of preferring the holders over any other creditors of Ziff Davis Media or with the intent of defeating, hindering, delaying or defrauding any other creditors of Ziff Davis Media or others;

     (7) Ziff Davis Media shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

     (8) Ziff Davis Media shall have delivered to the trustee an opinion of counsel to the effect that:

       (a) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the indenture; and

       (b) assuming no intervening bankruptcy of Ziff Davis Media between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of Ziff Davis Media, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

     (9) certain other customary conditions precedent are satisfied.

   Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all exchange notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due an payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Ziff Davis Media.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

     (1) either:

       (a) all the exchange notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Ziff Davis Media and thereafter repaid to Ziff Davis Media or discharged from such trust) have been delivered to the trustee for cancellation; or

       (b) all exchange notes not theretofore delivered to the trustee for cancellation have become due and payable and Ziff Davis Media has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the exchange notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the exchange notes to the date of deposit together with irrevocable instructions from Ziff Davis Media directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

     (2) Ziff Davis Media has paid all other sums payable under the indenture by Ziff Davis Media; and

     (3) Ziff Davis Media has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

   From time to time, Ziff Davis Media, the guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding exchange notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

     (1) reduce the amount of exchange notes whose holders must consent to an amendment;

     (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any exchange notes;

     (3) reduce the principal of or change or have the effect of changing the fixed maturity of any exchange notes, or change the date on which any exchange notes may be subject to redemption or reduce the redemption price therefor;

     (4) make any notes payable in money other than that stated in the exchange notes;

     (5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such exchange note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of exchange notes to waive Defaults or Events of Default;

     (6) after Ziff Davis Media's obligation to purchase exchange notes arises thereunder, amend, change or modify in any material respect the obligation of Ziff Davis Media to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

     (7) modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the exchange notes or any guarantee in a manner which adversely affects the holders; or

     (8) release any guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Governing Law

   The indenture provides that it, the exchange notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

   The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

   The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Ziff Davis Media, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

   "Accrued Bankruptcy Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding, whether voluntary or involuntary, against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such proceeding.

   "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

   "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the "--Limitation on Transactions with Affiliates" covenant, beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, will be deemed to be control.

   "Asset Sale" means:

     (1) the sale, lease (as lessor), conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and lease-back); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Ziff Davis Media and our Subsidiaries taken as a whole will be governed the Change of Control provisions and/or the "--Merger, Consolidation and Sale of Assets" covenant and not by the "--Limitation on Asset Sales" covenant; and

     (2) the issuance, sale or transfer by Ziff Davis Media or any of our Restricted Subsidiaries of Equity Interests of any of Ziff Davis Media's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions

       (a) that have a fair market value in excess of $1,000,000; or

       (b) for aggregate consideration in excess of $1,000,000.

   Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

     (1) dispositions in the ordinary course of business, including, without limitation, the sale or lease of databases, software, subscriber lists or office or laboratory space or the licensing of intellectual property;

     (2) a disposition of assets by Ziff Davis Media to a Restricted Subsidiary or Unrestricted Subsidiary Guarantor or by a Restricted Subsidiary or Unrestricted Subsidiary Guarantor to Ziff Davis Media or to another Restricted Subsidiary or Unrestricted Subsidiary Guarantor;

     (3) a disposition of Equity Interests by Ziff Davis Media to a Restricted Subsidiary or Unrestricted Subsidiary Guarantor or by an Unrestricted Subsidiary Guarantor or a Restricted Subsidiary to Ziff Davis Media or to another Restricted Subsidiary or a Person who becomes a Restricted Subsidiary or an Unrestricted Subsidiary Guarantor (if otherwise in accordance with the provisions of the indenture) after giving effect to such dispositions;

     (4) the sale or other disposition of cash or Cash Equivalents;

     (5) foreclosures on assets;

     (6) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

     (7) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the publishing industry;

     (8) disposals or replacements of obsolete assets in the ordinary course of business;

     (9) leases or subleases to third persons not interfering in any material respect with the business of Ziff Davis Media or any of its Restricted Subsidiaries or Unrestricted Subsidiary Guarantors;

     (10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

     (11) a Permitted Investment or a Restricted Payment that is permitted by the "--Limitation on Restricted Payments" covenant; and

     (12) an issuance to management of Ziff Davis Media of up to 10% of the Equity Interests of a Restricted Subsidiary.

   "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of

     (1) the fair value of the property subject to such arrangement; and

     (2) the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP and compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

   "Bankruptcy Law" means Title 11 of the United States Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization or other law for the relief of debtors.

   "Capital Expenditure Indebtedness" means Indebtedness, including industrial revenue bonds and purchase money indebtedness, incurred by any Person to finance or refinance the purchase or construction of any property or assets acquired or constructed by that Person which have a useful life of more than one year so long as

     (1) the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

     (2) the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

     (3) that Indebtedness is incurred within 180 days of the acquisition or completion of construction of that property or assets.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

   "Capitalized Lease Obligation" means, with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of the Indebtedness will be the capitalized amount of the obligations determined in accordance with GAAP.

   "Cash Equivalents" means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or any foreign governmental entity or any political subdivision of any such state or any foreign governmental entity or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's") or, in the case of foreign subsidiaries, the equivalent ratings; (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (4) time deposit accounts, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any lender under the Credit Facility or bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; (6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial back satisfying the requirements of clause (4) above; (7) demand deposits with any bank or trust company maintained in the ordinary course of business; (8) commercial paper, maturing not more than 180 days after the date of purchase, issued or guaranteed by a corporation (other than Ziff Davis Media or any of our Subsidiaries or any of their Affiliates) organized and existing under the laws of any state of the United States of America with a rating, at the time as of which any determination thereof is to be made, of at least A-1 from S&P or P-1 from Moody's; and (9) investments in money market, mutual or similar funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

   "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Ziff Davis Media and our Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders and their Related Parties;

     (2) the approval by Ziff Davis Media and the holders of Capital Stock of Ziff Davis Media of the adoption of a plan for the liquidation or dissolution of Ziff Davis Media;

     (3) any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power or economic power of the outstanding Capital Stock of Ziff Davis Media;

     (4) any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 33 1/3% of the total voting power of the Capital Stock of Ziff Davis Media and the Permitted Holders and their Related Parties beneficially own, in the aggregate, a lesser percentage of the total voting power of the Capital Stock of Ziff Davis Media than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Ziff Davis Media; and

     (5) following the consummation of an initial public offering of Common Stock of Ziff Davis Media, during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Ziff Davis Media (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Ziff Davis Media has been approved by the Permitted Holders or a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the board of directors of Ziff Davis Media.

   "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person; or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

   "Consolidated Indebtedness" means, with respect to any specified Person for any date of determination, the sum, without duplication, of

     (1) the total amount of Indebtedness of such Person and our Restricted Subsidiaries, plus

     (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the specified Person or one or more of our Restricted Subsidiaries, plus

     (3) the aggregate liquidation value of all Disqualified Capital Stock of such Person and our Restricted Subsidiaries, determined on a consolidated basis and in accordance with GAAP;

provided, however, that Subordinated Seller Debt and intercompany Indebtedness shall be excluded from Consolidated Indebtedness.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

     (1) the interest expense of such Person and our Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any Indebtedness, all noncash interest payments, the interest component of all payments associated with Capitalized Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments, if any, pursuant to hedging obligations); and

     (2) the consolidated capitalized interest of the Person and our Restricted Subsidiaries for that period, whether paid or accrued.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and our Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

     (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

     (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period before to the date of that acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded; and

     (5) (a) nonrecurring fees and expenses incurred, within three months of the Issue Date, in connection with the consummation of the transaction in an aggregate amount not to exceed $7.5 million and (b) nonrecurring fees and expenses incurred in connection with the issuance and sale of the notes in an aggregate amount not to exceed $10.0 million shall be excluded.

   "Credit Facility" means the Credit Agreement, dated as of April 5, 2000, among Ziff Davis Media, the banks, financial institutions and other institutional lenders from time to time party thereto and Canadian Imperial Bank of Commerce, as Administrative Agent for the lender parties thereunder, together with all "Loan Documents" as defined therein and all other documents related thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, renewing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "--Limitation on Incurrence of Additional Indebtedness" covenant) or adding Subsidiaries of Ziff Davis Media as additional borrowers or guarantors thereunder), in whole or in part, all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or other party thereto or by one or more agreements.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media against fluctuations in currency values.

   "Custodian" means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

   "Debt to EBITDA Ratio" means, with respect to any Person as of the date of determination (the "Calculation Date"), the ratio of Consolidated Indebtedness of such Person as of such date to the EBITDA of such Person for the most recent four-quarter period ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis (including any pro forma cost-savings adjustments calculated on a basis consistent with Regulation S-X of the Exchange Act) after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such period through and including such date of determination (including any financing transactions in connection with such acquisitions or dispositions) as if such acquisitions and dispositions had occurred at the beginning of such period. In addition, for the purposes of making the computation referred to above, the following shall be included or excluded, as the case may be:

     (1) acquisitions that have been made by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors, including through mergers or consolidations and including any related financing transactions, during the applicable period or subsequent to such applicable period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period, and EBITDA for such period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

     (2) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations of businesses disposed of prior to the calculation date.

   "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

   "Designated Cash Account" means Ziff Davis Media's bank account at The Bank of New York that will have a cash balance of $50.0 million on the date hereof.

   "Designated Senior Indebtedness" means (1) any Senior Indebtedness under the Credit Facility; and (2) any other Senior Indebtedness which at the time of determination exceeds $20.0 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the trustee have been given written notice of such designation.

   "Disqualified Capital Stock" means any Capital Stock of a Person or a Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock will be deemed to include any preferred stock of a Person or a Subsidiary of such Person, with respect to either of which, under the terms of such preferred stock, by agreement or otherwise, such Person or Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the notes; provided, however, that (x) preferred stock of a Person or any Subsidiary thereof that is issued with the benefit of provisions requiring a public offering or a change of control offer to be made for such preferred stock in the event of a change of control of or a public offering by such Person or Subsidiary, which provisions have substantially the same effect as the provisions described under "Change of Control" and (y) preferred stock of a Subsidiary of any Person which is held by such Person, will not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

   "DLJMB" means D.J. Diversified Partners, L.P., D.J. Diversified Partners-A, L.P., D.J. EAB Partners, L.P., D.J. ESC II L.P., D.J. First Esc L.P., D.J. Merchant Banking Partners II-A, L.P., D.J. Merchant Banking Partners II, L.P., D.J. Millennium Partners, L.P., D.J. Millennium Partners-A, L.P., D.J. Offshore Partners II, C.V., DLJMB Funding II, Inc. and their respective Affiliates.

   "EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and our Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) Consolidated Interest Expense of such Person and our Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other noncash expenses (excluding any such noncash expense other than noncash rent expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income; plus

     (5) one-time noncash charges recorded in accordance with GAAP resulting from any merger, recapitalization or acquisition transaction, including the closing of the transaction; less

     (6) noncash items or nonrecurring items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

   "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the indenture.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

   "Guarantor Designated Senior Indebtedness" means (1) any Guarantor Senior Indebtedness under the Credit Facility; and (2) any other Guarantor Senior Indebtedness which at the time of determination exceeds $20.0 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Guarantor Designated Senior Indebtedness" by such Person and as to which the trustee has been given written notice of such designation.

   "Guarantor Senior Indebtedness" means Obligations (including, without limitation, Accrued Bankruptcy Interest) due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, evidencing, relating to or otherwise entered into in connection with,

     (1) all Indebtedness of a guarantor owed to agents and lenders under the Credit Facility;

     (2) all obligations of a guarantor with respect to hedging obligations;

     (3) all obligations of a guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

     (4) all other Indebtedness of a guarantor which does not provide that it is to rank equally in right of payment to or subordinate to the guarantee of such guarantor, as the case may be; and

     (5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Guarantor Senior Indebtedness described above.

   Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include

     (1) Indebtedness of a guarantor to any of its subsidiaries (except to the extent pledged under the Credit Facility);

     (2) Indebtedness represented by the guarantees;

     (3) any Indebtedness that by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Guarantor Senior
  Indebtedness;

     (4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

     (5) Indebtedness incurred in violation of the "--Limitation on Incurrence of Additional Indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative and the trustee shall have received an Officers' Certificate of Ziff Davis Media to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not violate such provisions of the indenture);

     (6) Indebtedness represented by Disqualified Capital Stock; and

     (7) any Indebtedness to or guaranteed on behalf of any stockholders, director, officer or employee of a Guarantor or any Subsidiary of such Guarantor.

   "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations (except any such balance that constitutes an accrued expense, trade payable or customer contract advance) if and to the extent any of the foregoing Indebtedness would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets)) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person.

   The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and (2) Indebtedness will not include (a) any liability for federal, state, local or other taxes, and (b) any accounts payable, trade payables and other accrued liabilities arising from the purchase of goods or materials or for services obtained in the ordinary course of business. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

   "Independent Financial Advisor" means an investment banking firm of national reputation in the United States (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Ziff Davis Media, and (2) which, in the judgment of the board of directors of Ziff Davis Media, is otherwise independent and qualified to perform the task for which it is to be engaged.

   "InternetCo" means Ziff Davis Internet Inc., a Delaware corporation.

   "Investments" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person or acquired as part of the assets acquired by Ziff Davis Media or a Subsidiary of Ziff Davis Media otherwise in accordance with the indenture), loan (including, without limitation, a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments exclude (1) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person; and
(2) the repurchase of securities of any Person by such Person.

   The amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by Ziff Davis Media or any of our Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the (i) amount returned in cash with respect to such Investment whether through interest payments, principal payments, dividends or other distributions and (ii) proceeds received by Ziff Davis Media or any of our Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investment; provided that the aggregate of all such reductions may not exceed the amount of such initial Investment plus the cost of all additional Investments. If Ziff Davis Media or any of our Restricted Subsidiaries sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Ziff Davis Media such that, after giving effect to any such sale or disposition, Ziff Davis Media no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Ziff Davis Media will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

   "Investors' Rights Agreement" means the Investors' Rights Agreement dated April 5, 2000 among Parent and certain stockholders of Parent.

   "Issue Date" means the date of original issuance of the Exchange Notes.

   "LaunchCo" means Ziff Davis Development Inc., a Delaware corporation.

   "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Macworld" means Mac Publishing LLC, a limited liability company.

   "Make-Well Agreement" means the Make-Well Agreement, dated as of April 5, 2000, among Ziff-Davis Media Inc., Parent, Willis Stein & Partners II, L.P., Willis Stein & Partners Dutch, L.P. and each Person listed as a Maintaining Party therein.

   "Management Redemption Debt" shall mean any Indebtedness issued by Parent or any of its Subsidiaries in favor of any officers, directors or employees of Ziff Davis Media or any of our Subsidiaries in connection with the purchase or redemption of equity interests of Parent or any of our Subsidiaries from such Person.

   "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (or loss), together with any related provisions for taxes on that gain (or loss), realized in connection with:

       (a) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

       (b) the extinguishment of any Indebtedness of that Person or any of our Restricted Subsidiaries; and

     (2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes or that extraordinary or nonrecurring gain (or loss).

   "Net Proceeds" means

     (1) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith;

     (2) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of Ziff Davis Media which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith); and

     (3) in the case of any issuance of any Indebtedness by Ziff Davis Media or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after the payment of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

   "Obligations" means, with respect to any Indebtedness, any principal, interest, premiums, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

   "Officers' Certificate" means, with respect to any Person, a certificate signed by two Officers of such Person; provided, however, that every Officers' Certificate with respect to compliance with a covenant or condition provided for in the indenture shall include (i) a statement that the Officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in the indenture relating thereto and (ii) a statement at to whether, in the opinion of the signers, such conditions has been complied with.

   "Parent" means Ziff Davis Holdings Inc., a Delaware corporation.

   "Permitted Business" means any Person engaged directly or indirectly in the publishing business (in print or on the Internet), the acquisition, development and management of new magazine publishing initiatives and events and Internet initiatives related to the business of InternetCo, testing business, technology events business or any business reasonably related, incidental or ancillary thereto.

   "Permitted Holders" means (a) WSP, (b) equity funds managed by WSP, (c) any WSP co-investor (other than DLJMB) that signs the Investors' Rights Agreement and (d) any Affiliate (other than DLJMB and other than any of the other portfolio companies owned by WSP) of any Person named in clauses (a), (b) and
(c).

   "Permitted Indebtedness" means:

     (1) the incurrence by Ziff Davis Media and our Subsidiaries of Indebtedness under the Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Ziff Davis Media and those Restricted Subsidiaries thereunder) outstanding under the Credit Facility in reliance on this clause (i) does not exceed an amount equal to $380.0 million less any mandatory prepayment made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced);

     (2) the incurrence by Ziff Davis Media and our Restricted Subsidiaries and Unrestricted Subsidiary Guarantors of Existing Indebtedness reduced by the amount of scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

     (3) the incurrence by Ziff Davis Media and the guarantors of Indebtedness represented by the exchange notes and the guarantees;

     (4) the incurrence by Ziff Davis Media or any of our Restricted Subsidiaries and Unrestricted Subsidiary Guarantors of Indebtedness represented by Capital Expenditure Indebtedness, Capitalized Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Ziff Davis Media or that Restricted Subsidiary or Unrestricted Subsidiary Guarantor, as the case may be (which may but need not be incurred under the Credit Facility), in an aggregate principal amount (or accreted value, as applicable) not to exceed $10.0 million outstanding after giving effect to that incurrence;

     (5) Indebtedness arising from agreements of Ziff Davis Media or any Restricted Subsidiary or any Unrestricted Subsidiary Guarantor providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds actually received by Ziff Davis Media and/or that Restricted Subsidiary or Unrestricted Subsidiary Guarantor in connection with that disposition;

     (6) the incurrence by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease or replace, Indebtedness (other than intercompany Indebtedness) that is permitted by the indenture to be incurred;

     (7) the incurrence by Ziff Davis Media or any of its Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of intercompany Indebtedness between or among Ziff Davis Media and/or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors or Mac World; provided that:

       (a) if Ziff Davis Media is the obligor on that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes; and

       (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Ziff Davis Media or a Restricted Subsidiary or Unrestricted Subsidiary Guarantor thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Ziff Davis Media nor a Restricted Subsidiary nor an Unrestricted Subsidiary Guarantor thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Ziff Davis Media or that Restricted Subsidiary or Unrestricted Subsidiary Guarantor, as the case may be, that was not permitted by this clause (7);

     (8) the incurrence by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of hedging obligations that are incurred for the purpose of fixing or hedging:

       (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding;

       (b) exchange rate risk with respect to agreements or Indebtedness of that Person payable in a currency other than U.S. dollars; and

       (c) risk with respect to fluctuations in the cost of raw materials used in the ordinary course of business, including paper;

  provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or the cost of raw materials or by reason of fees, indemnities and compensation payable thereunder;

     (9) the guarantee by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of Indebtedness of Ziff Davis Media or a Restricted Subsidiary or Unrestricted Subsidiary Guarantor of Ziff Davis Media that was permitted to be incurred by another provision of this definition;

     (10) obligations in respect of performance, surety, appeal and other similar bonds and completion guarantees (including related letters of credit) provided by Ziff Davis Media or any Restricted Subsidiary or Unrestricted Subsidiary Guarantor in the ordinary course of business;

     (11) Indebtedness of Ziff Davis Media or any Restricted Subsidiary or Unrestricted Subsidiary Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is satisfied within five business days of incurrence;

     (12) guarantees that constitute Permitted Investments;

     (13) Indebtedness incurred by Ziff Davis Media or any of our Restricted Subsidiaries or any Unrestricted Subsidiary Guarantors constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit to procure raw materials, or in respect of reimbursement-type obligations regarding workers' compensation claims or self-insurance or other Indebtedness with respect to reimbursement-type obligations; and

     (14) the incurrence by Ziff Davis Media or any of our Restricted Subsidiaries or any Unrestricted Subsidiary Guarantors of additional Indebtedness (which amount may, but need not, be incurred in whole or in part under the Credit Facility) in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence not to exceed $30 million; provided that in no event shall LaunchCo be permitted to incur additional Indebtedness under this clause
  (14) in an aggregate principal amount exceeding $10.0 million and provided further that in no event shall InternetCo be permitted to incur additional Indebtedness under this clause (14) in an aggregate principal amount exceeding $10.0 million.

   For purposes of determining compliance with this definition:

    . in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant, Ziff Davis Media shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this definition and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof; and

    . accrual or capitalization of interest or dividends and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

   In addition, Ziff Davis Media may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause above; provided that Ziff Davis Media or any Restricted Subsidiary or Unrestricted Subsidiary Guarantor would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause above at such time of reclassification.

   "Permitted Investments" means

     (1) any Investment in Ziff Davis Media or in a Restricted Subsidiary of Ziff Davis Media;

     (2) any Investment in cash or Cash Equivalents;

     (3) any Investment by Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media in a Person if, as a result of that Investment,

       (a) that Person becomes a Restricted Subsidiary of Ziff Davis Media;
    or

       (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to or is liquidated into, Ziff Davis Media or a Restricted Subsidiary of Ziff Davis Media;

     (4) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Capital Stock) of Ziff Davis Media;

     (5) loans and advances to or guarantees of third-party loans to officers, directors and employees for bonafide business purposes in an aggregate principal amount not to exceed $2.0 million in each year and $5.0 million in the aggregate in the ordinary course of business;

     (6) hedging obligations permitted to be incurred under the "--Limitation on Incurrence of Additional Indebtedness" covenant;

     (7) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Sale as permitted pursuant to the "--Limitation on Asset Sales" covenant;

     (8) currency agreements and interest rate agreements entered into in the ordinary course of Ziff Davis Media's business and otherwise in compliance with the indenture;

     (9) Investments by Ziff Davis Media to the Unrestricted Subsidiary Guarantors in an amount not to exceed $50.0 million from the Designated Cash Account; provided, however, that if the amount of the Designated Cash Account is less than $50.0 million (the "Reduced Amount"), then the amount of remaining Investments permitted under this clause (9) will be reduced to the Reduced Amount;

     (10) leases, utility and other similar deposits made in the ordinary course of business or other pledges and deposits specifically permitted under the definition of Permitted Liens;

     (11) Investments existing on the date of the indenture;

     (12) so long as no Default or Event of Default then exists or would result therefrom, Investments in Restricted Subsidiaries, Unrestricted Subsidiaries and Macworld with additional equity contributions to Ziff Davis Media expressly made for such purposes (other than the equity contribution pursuant to clause (9) above);

     (13) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

     (14) Investments consisting of licenses or leases of intellectual property in the ordinary course of business;

     (15) guarantees by Ziff Davis Media or any of our Restricted
  Subsidiaries of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries under the indenture;

     (16) guarantees by Ziff Davis Media or any of our restricted Subsidiaries of Indebtedness of the Unrestricted Subsidiary Guarantors permitted to be incurred pursuant to clause (14) of the definition of Permitted Indebtedness; provided that any such guarantee shall constitute a Permitted Investment under this clause (16) only if the proceeds of such Indebtedness are not used by such Unrestricted Subsidiary Guarantor to make an Investment other than in Ziff Davis Media or a Restricted Subsidiary;

     (17) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

     (18) non-cash loans to officers, directors and employees, in exchange for notes, to purchase Equity Interests; and

     (19) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $10.0 million.

   "Permitted Liens" means

     (1) Liens on property of, or any shares of Capital Stock of, a Person existing at the time that Person is merged into or consolidated with Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media; provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media other than the property or assets subject to the Liens prior to that merger or consolidation;

     (2) Liens existing on the date of the indenture;

     (3) Liens securing Indebtedness consisting of Capital Expenditure Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or installation of assets used in the business of Ziff Davis Media or our Subsidiaries, or repairs, additions or improvements to those assets; provided that

       (a) those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);

       (b) those Liens do not extend to any other assets of Ziff Davis Media or our Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

       (c) the incurrence of that Indebtedness is permitted by the "-- Limitation on Incurrence of Additional Indebtedness" covenant; and

       (d) those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

     (4) Liens securing Capitalized Lease Obligations permitted pursuant to the definition of Permitted Indebtedness;

     (5) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (4) above and (28) below so long as that Lien does not extend to any other property (other than improvements thereto);

     (6) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

     (7) Liens on and pledges of the capital stock of any Unrestricted
  Subsidiary;

     (8) Liens securing (a) Indebtedness (including all Obligations) under the Credit Facility (including guarantees thereof) or (b) hedging obligations payable to a lender under the Credit Facility or an Affiliate thereof or to a Person that was lender or Affiliate thereof at the time the contract was entered into to the extent such hedging obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Facility;

     (9) Liens for taxes or claims either (a) not delinquent or not more than 30 days overdue or (b) contested in good faith by appropriate proceedings and as to which Ziff Davis Media or any of our Unrestricted Subsidiaries shall have set aside on its books such reserves as may be required by GAAP;

     (10) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens and other Liens imposed by law incurred in the ordinary course of business;

     (11) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, public or statutory obligations, regulatory, contractual or warranty requirements, customs, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (12) any attachment or judgment Lien not constituting an Event of Default under clause (5) under the definition of Events of Default;

     (13) real property encumbrances, easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title, Liens incidental to the conduct of the business of such Person or to the ownership of its properties and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of business of Ziff Davis Media or any of our Restricted Subsidiaries;

     (14) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

     (15) licenses, sublicenses, leases or subleases granted to others that do not materially interfere with the ordinary course of business of Ziff Davis Media and our Restricted Subsidiaries;

     (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (17) customary rights of setoff, revocation, refund or chargeback under deposit agreements or repurchase agreements or under the UCC of banks or other financial institutions where Ziff Davis

  Media or any of our Subsidiaries maintains deposits in the ordinary course of business permitted by the indenture;

     (18) Liens on insurance policies and proceeds thereof to secure premiums thereunder;

     (19) Liens relating solely to assets to be sold in any Asset Sale permitted by the indenture and arising pursuant to the sale agreements governing such Asset Sale;

     (20) Liens in favor of the noteholders;

     (21) Liens in favor of any of the issuers granted by Ziff Davis Media or any Subsidiary of Ziff Davis Media;

     (22) Liens granted to secure Indebtedness permitted to be incurred pursuant to clause (14) of the definition of Permitted Indebtedness;

     (23) Liens securing conditional sale, rental or purchase money obligations permitted to be incurred pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant, but only on the property that is the subject of such obligation;

     (24) Liens granted to secure Acquired Indebtedness permitted to be incurred pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant that, by its terms, limits the recourse of the lender or lenders thereunder against Ziff Davis Media, our Restricted Subsidiaries and the Unrestricted Subsidiary Guarantors for the payment of such Indebtedness directly to the property or assets that were the subject of the transaction pursuant to which such Indebtedness was created;

     (25) Liens encumbering initial deposits and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

     (26) any interest, right or title of a lessor, licensor or sublessor arising by operation of law or by any contract, provided that any such interest arising by contract shall (i) be customary and in the ordinary course of business, (ii) be limited in scope to the property subject to such contract and (iii) secure only the obligations arising under such contract;

     (27) Liens solely on any cash earnest money deposits made by Ziff Davis Media or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it in compliance with the "--Limitation on Incurrence of Additional Indebtedness" covenant;

     (28) Liens to secure Indebtedness of foreign Subsidiaries permitted to be incurred under the "--Limitation on Incurrence of Additional
  Indebtedness" covenant; and

     (29) Liens incurred in the ordinary course of business of Ziff Davis Media and our Subsidiaries with respect to obligations that do not exceed $3.0 million at any one time outstanding.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Qualified Proceeds" means any of the following or any combination of the following:

     (1) cash;

     (2) Cash Equivalents;

     (3) any liabilities (as shown on Ziff Davis Media's or any of our Restricted Subsidiary's most recent balance sheet) of Ziff Davis Media or any Restricted Subsidiary (other than contingent liabilities, liabilities that are subordinated to or rank equally with the exchange notes or any guarantee thereof and liabilities that are incurred in connection with or in contemplation of the related Asset Sale) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that fully and unconditionally releases Ziff Davis Media or such Restricted Subsidiary from further liability;

     (4) assets (other than Investments) that are used or useful in a Permitted Business; and

     (5) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media of that Capital Stock,

       (a) that Person becomes a Restricted Subsidiary of Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media; or

       (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Ziff Davis Media or any Restricted Subsidiary.

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of Ziff Davis Media outstanding at the Issue Date or other Indebtedness permitted to be incurred by Ziff Davis Media or our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors (to the extent applicable) pursuant to the terms of the indenture, but only to the extent that

     (1) the Refinancing Indebtedness is subordinated to the exchange notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

     (2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or
  (b) after the maturity date of the exchange notes;

     (3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the exchange notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the exchange notes;

     (4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended, and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

     (5) if such Indebtedness being refinanced is Indebtedness of Ziff Davis Media, then such Refinancing Indebtedness shall be Indebtedness of Ziff Davis Media solely.

   "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior

Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

   "Restricted Subsidiary" of a Person means any subsidiary of such Person that is not an Unrestricted Subsidiary.

   "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by means of a capital lease and not an operating lease by Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media of any real or tangible personal property, which property has been or is to be sold or transferred by Ziff Davis Media or such Restricted Subsidiary to such Person in contemplation of such leasing.

   "Senior Indebtedness" means the Obligations (including, without limitation, Accrued Bankruptcy Interest) due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with

     (1) all Indebtedness of Ziff Davis Media owed to agents and lenders under the Credit Facility;

     (2) all obligations of Ziff Davis Media with respect to hedging obligations;

     (3) all obligations of Ziff Davis Media to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

     (4) all other Indebtedness of Ziff Davis Media which does not provide that it is to rank equally in right of payment to or subordinate to the exchange notes; and

     (5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior
  Indebtedness described above.

   Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include

     (1) Indebtedness of Ziff Davis Media to any of our Subsidiaries (except to the extent pledged under the Credit Facility);

     (2) Indebtedness represented by the exchange notes;

     (3) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

     (4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

     (5) Indebtedness incurred in violation of the "--Limitation on Incurrence of Additional Indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative and the trustee shall have received an Officers' Certificate of Ziff Davis Media to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

     (6) Indebtedness represented by Disqualified Capital Stock; and

     (7) any Indebtedness to or guaranteed on behalf of any stockholders, director, officer or employee of Ziff Davis Media or any Subsidiary of Ziff Davis Media.

   "Significant Restricted Subsidiary" or "Significant Unrestricted Subsidiary Guarantor" means any Subsidiary of Ziff Davis Media that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

   "Subordinated Seller Debt" means any Indebtedness issued by Ziff Davis Media or any of our Subsidiaries in connection with an acquisition permitted under the indenture, which Indebtedness constitutes all or a portion of the purchase price for such acquisition, issued on terms and conditions that provide, among other things, that such Indebtedness shall (a) be unsecured, (b) not pay cash interest or principal at any time prior to the maturity date of the exchange notes, (c) contain no creditor-like rights or remedies and (d) have a final maturity of no earlier than 90 days after the maturity date of the exchange notes.

   "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of our subsidiaries; or (2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of our subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes. Notwithstanding the foregoing, Macworld shall not be considered a Subsidiary of Ziff Davis Media or any of our subsidiaries.

   "Unrestricted Subsidiary" means each of LaunchCo and InternetCo and any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to board resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such other Subsidiary is not party to any agreement, contract, arrangement or understanding with Ziff Davis Media or any Restricted Subsidiary of ZD Publishing Holding, unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Ziff Davis Media or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Ziff Davis Media; and neither Ziff Davis Media nor any Restricted Subsidiary shall at any time

     (a) provide a guarantee of, or similar credit support to, any Indebtedness of such subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

     (b) be directly or indirectly liable for any Indebtedness of such subsidiary,

     (c) be directly or indirectly liable for any other Indebtedness that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such subsidiary (including any corresponding right to take enforcement action against such subsidiary), except in the case of clause (a) or (b) above to the extent

     (a) that Ziff Davis Media or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant and

     (b) the provisions of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under the "--Limitation on Restricted Payments" covenant.

   Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described in "--Limitation on Restricted Payments."

   The board of directors of Ziff Davis Media may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of Ziff Davis Media of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if

     (1) that Indebtedness is permitted under the "--Limitation on Incurrence of Additional Indebtedness" covenant; and

     (2) no Default or Event of Default would be in existence following that designation.

   "Unrestricted Subsidiary Guarantor" means LaunchCo and InternetCo.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1) the then outstanding aggregate principal amount of such Indebtedness into

     (2) the sum of the total of the products obtained by multiplying

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

       (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Equity Interests or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

   "Wholly Owned Subsidiary" means any subsidiary, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by Ziff Davis Media.

   "WSP" means Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch, L.P. and Willis Stein & Partners Dutch III, L.P.

                                 EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

   Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange notes are the same as the form and terms of the notes except that:

     (1) the exchange notes have been registered under the Securities Act of 1933 and hence will not bear legends restricting their transfer thereof; and

     (2) the holders of the exchange notes will not be entitled to rights under the registration rights agreement. These rights include the provisions for an increase in the interest rate on the notes in some circumstances relating to the timing of the exchange offer. All of these rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the notes. Holders of exchange notes will be entitled to the benefits of the indenture.

   As of the date of this prospectus, $250.0 million aggregate principal amount of notes was outstanding. We have fixed the close of business on January 18, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

   We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

   We shall be deemed to have accepted validly tendered notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from the issuers.

   If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder as promptly as practicable after the expiration date.

   Holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer as described under the subheading "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The term "expiration date" shall mean 5:00 p.m., New York City time, on February 26, 2001, unless we extend the exchange offer. In that case, the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the expiration date beyond February 26, 2001.

   In order to extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

     (1) notify the exchange agent of any extension by oral or written notice and

     (2) mail to the registered holders an announcement of any extension.

   We reserve the right, in our sole discretion,

     (1) if any of the conditions below under the heading "Conditions" shall not have been satisfied,

       (A) to delay accepting any notes,

       (B) to extend the exchange offer, or

       (C) to terminate the exchange offer, or

     (2) to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of delay to the registered holders. We will give oral or written notice of any delay, extension or termination to the exchange agent.

Interest on the Exchange Notes

   The exchange notes will bear interest from their date of issuance. Holders of notes that are accepted for exchange will receive, in cash, accrued interest on the exchange notes to, but not including, the date of issuance of the exchange notes. We will make the first interest payment on the exchange notes on January 15, 2001. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

   Interest on the exchange notes is payable semi-annually on each January 15 and July 15, commencing on January 15, 2001.

Procedures for Tendering Old Notes

   Only a holder of notes may tender notes in the exchange offer. To tender in the exchange offer, a holder must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  . have the signatures guaranteed if required by the letter of transmittal;
    and

  . mail or otherwise deliver the letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

To tender notes effectively, the holder must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

   The tender by a holder and the acceptance of the tender by us will constitute agreement between the holder and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal.

   The method of delivery of notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us.

Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

   Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should promptly instruct the registered holder to tender on the beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the letter of transmittal.

   An institution that is a member firm of the Medallion system must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the notes are tendered:

     (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     (2) for the account of member firm of the Medallion system.

   If the letter of transmittal is signed by a person other than the registered holder of any notes listed in that letter of transmittal, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the notes. An institution that is a member firm of the Medallion System must guarantee the signature.

   Trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity should indicate their capacities when signing the letter of transmittal or any notes or bond powers. Evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of notes. To do so, the financial institution should cause the book-entry transfer facility to transfer the notes into the exchange agent's account with respect to the notes following the book-entry transfer facility's procedures for transfer. Delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility. However, the holder must transmit and the exchange agent must receive or confirm an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

   The Depositary and The Depository Trust Company have confirmed that the exchange offer is eligible for The Depository Trust Company Automated Tender Offer Program. Accordingly, The Depository Trust Company participants may electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer notes to the depositary in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an "agent's message" to the Depositary.

   The term "agent's message" means a message transmitted by The Depository Trust Company, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that:

     (1) The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes subject of the book-entry confirmation;

     (2) the participant has received and agrees to be bound by the terms of the letter of transmittal; and

     (3) we may enforce such agreement against such participant.

In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by The Depository Trust Company and received by the Depositary, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

   Notwithstanding the foregoing, in order to validly tender in the exchange offer with respect to securities transferred through the Automated Tender Offer Program, a The Depository Trust Company participant using Automated Tender Offer Program must also properly complete and duly execute the applicable letter of transmittal and deliver it to the Depositary.

   By the authority granted by The Depository Trust Company, any The Depository Trust Company participant which has notes credited to The Depository Trust Company account at any time (and held of record by The Depository Trust Company's nominee) may directly provide a tender as though it were the registered holder by completing, executing and delivering the applicable letter of transmittal to the Depositary. Delivery of documents to The Depository Trust Company does not constitute delivery to the Depositary.

   All questions as to the

  . validity,

  . form,

  . eligibility (including time of receipt),

  . acceptance of tendered notes and

  . withdrawal of tendered notes

will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all notes not properly tendered. We reserve the absolute right to reject any notes which would be unlawful if accepted, in the opinion of our counsel. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. We intend to notify holders of defects or irregularities with respect to tenders of notes. However, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

   Holders who wish to tender their notes and:

     (1) whose notes are not immediately available;

     (2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent; or

     (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date may effect a tender if:

       (1) they tender through an institution that is a member firm of the Medallion system;

       (2) prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion system a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such notes and the principal amount of notes tendered, stating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the notes (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and any other documents required by the letter of transmittal will be deposited by the firm with the exchange agent; and

       (3) the exchange agent receives

         (A) such properly completed and executed letter of transmittal (of facsimile thereof),

         (B) the certificate(s) representing all tendered notes in proper form for transfer (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and

         (C) all other documents required by the letter of transmittal upon five New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, holders may withdraw tenders of notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     (1) specify the name of the person having deposited the notes to be withdrawn;

     (2) identify the notes to be withdrawn (including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited);

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of notes into the name of the person withdrawing the tender; and

     (4) specify the name in which any notes are to be registered, if different from that of the person who deposited the notes.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. We will not deem notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn notes unless you validly retender the withdrawn notes. We will return any notes which have been tendered but which are not accepted for exchange to the holder of the notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn notes by following one of the procedures described above under the heading "Procedures for Tendering Old Notes" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange notes for, any notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the notes, if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

     (2) any law, statute, rule, regulation or interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us; or

     (3) any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

   If we determine in our sole discretion that any of the conditions are not satisfied, we may:

     (1) refuse to accept any notes and return all tendered notes to the tendering holders;

     (2) extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their notes; or

     (3) waive such unsatisfied conditions of the exchange offer and accept all properly tendered notes which have not been withdrawn.

Exchange Agent

   Bankers Trust Company has been appointed as the exchange agent for the exchange offer. You should direct all

  . executed letters of transmittal,

  . questions,

  . requests for assistance,

  . requests for additional copies of this prospectus or of the letter of transmittal and

  . requests for Notices of Guaranteed Delivery

to the exchange agent addressed as follows:

          By Mail:                         By Hand:               By Overnight Mail or Courier:



BT Services Tennessee, Inc.          Bankers Trust Company         BT Services Tennessee, Inc.
     Reorganization Unit      Corporate Trust and Agency Services  Corporate Trust and Agency
       P.O. Box 292737          Attn: Reorganization Department             Services
  Nashville, TN 37229-2737         Receipt & Delivery Window           Reorganization Unit
                                123 Washington Street, 1st Fl.       648 Grassmere Park Road
                                      New York, NY 10006               Nashville, TN 37211

        By Facsimile:                    Information:                   Confirm by phone:


       (615) 835-3701                   (800) 735-7777                   (615) 835-3572

   Delivery other than those above will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

   We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services. We will reimburse the exchange agent for its reasonable out-of-pocket expenses.

   We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the notes. The carrying value is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

   Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

Consequences of Failure to Exchange; Resales of Exchange Notes

   The notes that are not exchanged for exchange notes under the exchange offer will remain restricted securities. Accordingly, those notes may be resold only:

     (1) to us (upon redemption of the notes or otherwise);

     (2) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer according to Rule 144A under the Securities Act of 1933 or pursuant to another exemption from the registration requirements of the Securities Act of 1933, based upon an opinion of counsel reasonably acceptable to us;

     (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933; or

     (4) under an effective registration statement under the Securities Act of 1933 in each case in accordance with any applicable securities laws of any state of the United States.

Resales of the Exchange Notes

   Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is our "affiliate" within the meaning of Rule

405 under the Securities Act of 1933) who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with any person to participate in the distribution of the exchange notes. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in the no-action letters or any similar interpretive letters. A holder who acquires exchange notes in order to distribute them must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for notes as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

   Kirkland & Ellis, counsel to Ziff Davis Media Inc. and its subsidiaries, has advised us that in its opinion, the exchange of the old notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

   This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior subordinated notes were acquired as a result of market-making activities or other trading activities.

   We and our guarantor subsidiaries have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until April 30, 2001, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

   Neither we nor our guarantor subsidiaries will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions

  . in the over-the-counter market,

  . in negotiated transactions,

  . through the writing of options on the exchange notes or a combination of such methods of resale,

  . at market prices prevailing at the time of resale,

  . at prices related to such prevailing market prices or

  . at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An "underwriter" within the meaning of the Securities Act of 1933 includes:

     (1) any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer; or

     (2) any broker or dealer that participates in a distribution of such exchange notes.

Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of Ziff Davis Media Inc. within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

   However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

   Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We and each of our guarantor subsidiaries have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

   For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We and each of our guarantor subsidiaries have jointly and severally agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

                                 LEGAL MATTERS

   Kirkland & Ellis, New York, New York has issued an opinion with respect to the issuance of the exchange notes offered hereby, including:

     (1) our existence and good standing under our jurisdiction of incorporation;

     (2) our authorization of the sale and issuance of the exchange notes;
  and

     (3) the enforceability of the exchange notes.

                                    EXPERTS

   The carve-out financial statements of Ziff Davis Publishing, (a division of Ziff Davis Inc.) as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the financial statements of Ziff Davis Media Inc. as of March 31, 2000 and for the period from November 24, 1999 (inception) to March 31, 2000 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

   We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Securities and Exchange Commission (unless the Securities and Exchange Commission will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in such a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act of 1933.

                         INDEX TO FINANCIAL STATEMENTS

Ziff Davis Media Inc.
  Report of independent accountants.......................................  F-2
  Balance sheets at March 31, 2000........................................  F-3
  Statement of cash flows from November 24, 1999 (date of inception)
   through March 31, 2000.................................................  F-4
  Notes to financial statements...........................................  F-5
  Unaudited consolidated balance sheets at September 30, 2000 ............  F-7
  Unaudited consolidated income statements for the six months ended
   September 30, 2000
   and 1999...............................................................  F-8
  Unaudited consolidated statements of cash flows for the six months ended
   September 30, 2000 and 1999............................................  F-9
  Unaudited consolidated statements of changes in stockholder's equity.... F-10
  Notes to unaudited consolidated financial statements.................... F-11
Ziff-Davis Publishing (a division of Ziff-Davis Inc.)
  Report of independent accountants....................................... F-26
  Carve-out balance sheets at December 31, 1998 and 1999 and March 31,
   2000 (unaudited)....................................................... F-27
  Carve-out statements of operations for the years ended December 31,
   1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000
   (unaudited)............................................................ F-28
  Carve-out statements of cash flows for the years ended December 31,
   1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000
   (unaudited)............................................................ F-29
  Carve-out statements of changes in division equity for the years ended
   December 31, 1997, 1998 and 1999 and the three months ended March 31,
   2000 (unaudited)....................................................... F-30
  Notes to carve-out financial statements................................. F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Ziff Davis Media Inc.

  In our opinion, the accompanying balance sheets and related statement of cash flows present fairly, in all material respects, the financial position of Ziff Davis Media, Inc. (the "Company") at March 31, 2000 and its cash flows for the period from November 24, 1999 (inception) to March 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

New York, NY
June 5, 2000

                             ZIFF DAVIS MEDIA INC.

                                 BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                      March 31,
                                                                        2000
                                                                      ---------
                               ASSETS
Cash and cash equivalents............................................  $1,690
Debt issuance costs..................................................   3,655
                                                                       ------
   Total assets......................................................  $5,345
                                                                       ======

                LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
 Accrued expenses....................................................  $3,345
                                                                       ------
   Total liabilities.................................................   3,345
                                                                       ------
Commitments and contingencies (Note 3)
Stockholder's equity:
 Common stock, $0.01 par value, 1,000 shares authorized, no shares and 6 shares issued
  and outstanding, respectively......................................      --
 Additional paid-in capital..........................................   2,000
                                                                       ------
   Total stockholder's equity........................................   2,000
                                                                       ------
   Total liabilities and stockholder's equity........................  $5,345
                                                                       ======

   The accompanying notes are an integral part of these financial statements

                             ZIFF DAVIS MEDIA INC.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                For the period
                                                               November 24, 1999
                                                                   (date of
                                                                  inception)
                                                               to March 31, 2000
                                                               -----------------
Cash flows from financing activities
 Debt issuance costs..........................................      $  (310)
 Proceeds from issuance of equity securities..................        2,000
                                                                    -------
Net cash provided by financing activities.....................        1,690
                                                                    -------
Net increase in cash and cash equivalents.....................        1,690
                                                                    -------
Cash and cash equivalents at beginning of period..............          --
                                                                    -------
Cash and cash equivalents at end of period....................      $ 1,690
                                                                    =======

   The accompanying notes are an integral part of these financial statements.

                             ZIFF DAVIS MEDIA INC.

                         NOTES TO FINANCIAL STATEMENTS
           (dollars in thousands, except share and per share amounts)

1. Organization and Basis of Presentation

   Ziff Davis Media Inc. (the "Company") was incorporated in the state of Delaware on November 24, 1999. The Company was formerly known as WS-ZD Acquisition Inc. and was formed to acquire certain publishing assets from Ziff-Davis Inc., an unrelated company.

   On January 4, 2000, the Company sold 6 shares of common stock to Willis Stein & Partners for $2,000. Proceeds from the shares were used to pay debt issuance costs. The Company had no operations prior to raising additional capital and completing the planned acquisition described below. As such these financial statements do not include a statement of operations.

2. Acquisition, and Equity and Debt Issuance

   On April 5, 2000, the Company acquired certain publishing assets from Ziff-Davis Inc. In conjunction with the acquisition the Company issued 994 additional shares of common stock for $333,000, entered into the $405,000 senior credit facilities ("Senior Credit Facilities") and issued $175,000 senior subordinated notes. See note 4, "Unaudited Pro Forma Financial Information."

   The Senior Credit Facilities are comprised of $100.0 million tranche A term loan facility, a $255,000 tranche B term loan facility and a $50,000 revolving credit facility. Borrowings under each facility are based on either Eurodollar rates or a defined base rate, plus a margin. Borrowings under tranche A and B term loans are due September 30, 2006 and March 31, 2007, respectively, with quarterly payments beginning March 31, 2001. Borrowings under the senior revolving credit facility are due September 30, 2006. The $175,000 senior subordinated notes bear interest at the higher of a fixed rate or LIBOR plus a margin and provides for rate increases through the first year. See note 4, "Unaudited Pro Forma Financial Information."

   These debt agreements provide for certain restrictive covenants that limit the Company's ability to make certain investments and payments and require the company to meet certain operating performance measures. See note 4, "Unaudited Pro Forma Financial Information."

3.  Subsequent Events (unaudited)

Senior Subordinated Note Offering

   In July 2000, the Company completed an offering of $250,000 12% senior subordinated notes due 2010 (the "Notes"). Proceeds from the notes were used to
(1) repay the $175,000 senior subordinated notes in full, (2) partially repay approximately $59,700 of the senior credit facilities, (3) pay approximately $6,900 of accrued interest related to senior and subordinated debt and (4) pay approximately $8,400 of transaction related fees. See note 4, "Unaudited Pro Forma Financial Information."

Sale of International Operations

   In August 2000, the Company and its European subsidiaries completed the sale of its wholly-owned International operations (excluding international licensing and international joint ventures) for a purchase price of approximately $42,000. See note 4, "Unaudited Pro Forma Financial Information."

   The purchase price for these assets consists of:

     (1) $31,000 in cash subject to post closing adjustments, plus

                             ZIFF DAVIS MEDIA INC.

           (dollars in thousands, except share and per share amounts)

     (2) approximately $3,200 related to purchase of inventory, prepaid expenses and fixed assets, excluding leasehold improvements, offset by approximately $3,500 of net subscription liabilities assumed; and

     (3) an additional $15,000 to be paid over a period of five years in five annual payments of $3,000 which we have recorded at a net present value of $11,300.

   The Company will retain most of the accounts receivable, other than accounts receivable in respect of advertising and subscriptions for issues of the publications to be published after the closing. The buyer has agreed to collect these accounts on behalf of the Company.

Executive Promissory Notes

   In the second calendar quarter of 2000, the Company's parent loaned certain executive officers of the Company an aggregate of approximately $5,600, the proceeds of which were used to purchase shares of the Parent's capital stock. The loans are secured by the purchased shares and accrue interest at 7.0%. The executive officers' personal liability under a portion of the loan obligations is limited to 60% of the net amount outstanding. The loans mature at various times, are prepayable, and at May 31, 2000 approximately $5,400 of principal was outstanding.

Debt Prepayment

   In November 2000, the Company prepaid $35,000 of debt under its Senior Credit Facilities.

4. Unaudited Pro Forma Financial Information

   The following summary pro forma financial information has been prepared as if the acquisition, debt agreements and decision to sell international operations described above had been consummated on April 1, 1999 including the July 2000 senior subordinated note offering. The pro forma adjustments include the recognition of interest expense related to the debt agreements (including the July 2000, senior subordinated notes offering), the removal of stock-based compensation and amortization of intangible assets related to the capital structure of Ziff-Davis Inc., inclusion of amortization expense based on the current estimate of new intangible assets in the acquisition and the current estimate of useful lives, additional revenue related to contractual arrangements entered into with Ziff-Davis Inc. as part of the transaction, the exclusion of the results of the international operations and the income tax effect of the entries. Amounts assigned to tangible net assets and intangible assets could change. In addition, the lives assigned to intangible assets will be revised upon finalization of the purchase price allocation. The pro forma data is not necessarily indicative of actual results had the transaction occurred on January 1, 1999. Further, pro forma results are not meant to represent future financial results.

                                                                Year ended
                                                              March 31, 2000
                                                          ----------------------
                                                          (dollars in thousands)
   Revenue, net..........................................        $459,315
   Income from operations................................          32,437
   Interest expense......................................          61,402
   Loss before taxes.....................................         (26,751)
   Provision for income taxes............................             669
   Net loss..............................................        $(27,420)

                             ZIFF DAVIS MEDIA INC.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                 (dollars in thousands, except per share data)

                                                                                                                   September 30,
                                                                                                                       2000
                                                                                                                   -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................................................   $ 91,235
  Accounts receivable, net........................................................................................     67,955
  Inventories.....................................................................................................      4,649
  Deferred taxes..................................................................................................        --
  Prepaid expenses and other current assets.......................................................................     11,807
  Due from affiliate..............................................................................................        256
                                                                                                                     --------
    Total current assets..........................................................................................    175,902
Restricted cash...................................................................................................     26,750
Property and equipment, net.......................................................................................     60,209
Deferred taxes....................................................................................................        --
Equity investments................................................................................................      5,935
Intangible assets, net............................................................................................    673,699
Other assets......................................................................................................     29,691
                                                                                                                     --------
    Total assets..................................................................................................   $972,186
                                                                                                                     ========
                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable................................................................................................   $  5,437
  Accrued expenses and other current liabilities..................................................................     47,626
  Current portion of long-term debt...............................................................................      7,829
  Unexpired subscriptions, net....................................................................................     46,251
  Due to management...............................................................................................        --
                                                                                                                     --------
    Total current liabilities.....................................................................................    107,143
                                                                                                                     --------
  Deferred taxes..................................................................................................        --
  Long-term debt..................................................................................................    537,461
  Other non-current liabilities...................................................................................      6,189
                                                                                                                     --------
    Total liabilities.............................................................................................    650,793
                                                                                                                     --------
Commitments and contingencies (Note 6)
Stockholder's equity:
  Common stock, June 30: $0.01 par value, 1000 shares authorized, issued and outstanding; December 31- not
   applicable.....................................................................................................        --
  Additional paid-in capital......................................................................................    335,000
  Retained earnings (deficit).....................................................................................    (13,067)
                                                                                                                     --------
    Total stockholder's equity....................................................................................    321,393
--------------------------------------------------                                                                   --------
    Total liabilities and stockholder's equity....................................................................   $972,186

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             ZIFF DAVIS MEDIA INC.

                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
                                 (in thousands)

                                                                                                           Six months ended
                                                                                                            September 30,
                                                                                                        ----------------------
                                                                                                            1999        2000
                                                                                                        ------------- --------
                                                                                                        (Predecessor)
Revenue, net...........................................................................................   $254,780    $227,390
Cost of operations:
  Cost of production...................................................................................     75,459      64,581
  Selling, general and administrative expenses (excludes stock-based compensation expense detailed
   below) .............................................................................................    138,004     121,174
  Stock-based compensation expense.....................................................................        920         --
  Depreciation and amortization of property and equipment..............................................      6,726       6,400
  Amortization of intangible assets....................................................................     35,526      22,299
                                                                                                          --------    --------
(Loss) income from operations..........................................................................     (1,855)     12,936
Equity in income from joint ventures...................................................................      1,244       1,216
Interest expense, net..................................................................................        --       27,426
                                                                                                          --------    --------
    (Loss) income before income taxes..................................................................       (611)    (13,274)
Income tax (benefit) provision.........................................................................       (151)        333
                                                                                                          --------    --------
    Net loss...........................................................................................   $   (460)   $(13,607)
--------------------------------------------------
                                                                                                          ========    ========



  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             ZIFF DAVIS MEDIA INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                         Six months ended
                                                           September 30,
                                                      -----------------------
                                                          1999        2000
                                                      ------------- ---------
                                                      (Predecessor)
Cash flows from operating activities:
Net loss.............................................   $   (460)   $ (13,607)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization......................     42,252       28,699
  Equity income from joint ventures..................     (1,244)      (1,216)
  Deferred tax provision.............................         95          --
  Provision for doubtful accounts....................      4,341        2,804
  Non-cash rent expense..............................        868          --
  Stock-based compensation expense...................        920          --
  Changes in operating assets and liabilities:
   Accounts receivable...............................     (2,159)       5,824
   Inventories.......................................       (258)       5,737
   Accounts payable and accrued expenses.............      7,289       10,615
   Unexpired subscriptions, net......................     (1,640)      (1,971)
   Due from affiliates...............................        --          (256)
   Prepaid expenses and other, net...................    (13,572)      (1,971)
                                                        --------    ---------
Net cash provided by operating activities............     36,432       34,658
                                                        --------    ---------
Cash flows from investing activities:
  Capital expenditures...............................     (2,575)      (7,016)
  Distribution from joint ventures...................        --         2,628
  Net proceeds from sale of international
   operations........................................        --        26,750
  Acquisitions and investments, net of cash
   acquired..........................................     (7,694)        (270)
  Acquisition of ZDP, net of cash acquired...........        --      (798,328)
                                                        --------    ---------
Net cash used by investing activities................    (10,269)    (776,236)
                                                        --------    ---------
Cash flows from financing activities:
  Proceeds from issuance of equity securities........        --       333,000
  Proceeds from borrowings under senior credit
   facilities........................................        --       355,000
  Repayment of borrowings under senior credit
   facility..........................................        --       (59,710)
  Proceeds from issuance of 12% senior subordinated
   notes due 2010....................................        --       250,000
  Proceeds from issuance of senior subordinated
   notes.............................................        --       175,000
  Repayment of senior subordinated notes.............        --      (175,000)
  Debt issuance cost.................................        --       (20,727)
  Capital returned to ZDI, net.......................    (24,079)         --
                                                        --------    ---------
Net cash provided (used) by financing activities.....    (24,079)     857,563
                                                        --------    ---------
Net increase in cash and cash equivalents............      2,084      115,985
Cash and cash equivalents at beginning of period.....      5,156        2,000
                                                        --------    ---------
Cash and cash equivalents at end of period(/1/)......   $  7,240    $ 117,985
                                                        ========    =========

--------
(1) Includes $26,750 of restricted cash at September 30, 2000.

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             ZIFF DAVIS MEDIA INC.

      UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                    (in thousands, except share information)

                              Common Stock      Additional               Total
                          ---------------------  Paid-in   Retained  Stockholder's
                            Shares     Amount    Capital   Earnings     Equity
                          ---------  ---------  ---------- --------  -------------
Balance at April 1,
 2000...................          6  $     --    $  2,000  $    --     $  2,000
Sale of common stock to
 Parent.................        994        --     333,000               333,000
Net income..............                                    (13,607)    (13,607)
                          ---------  ---------   --------  --------    --------
Balance at September 30,
 2000...................      1,000  $     --    $335,000  $(13,607)   $321,393
                          =========  =========   ========  ========    ========





  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             ZIFF DAVIS MEDIA INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                (dollars in thousands, except per share amounts)

1. Organization and Basis of Presentation

Formation of Ziff Davis Media Inc.

   Ziff Davis Media Inc. (the "Company") publishes and licenses magazines, provides editorial content about the technology industry and the Internet, and to a lesser extent provides custom testing services and software and produces conferences, seminars and webcasts. The Company was incorporated in the state of Delaware on November 24, 1999 and was formed to acquire certain publishing assets ("Ziff-Davis Publishing", "ZDP", or "Predecessor") from Ziff-Davis Inc. ("ZDI"), an unrelated company. The Company's major operating subsidiaries are Ziff Davis Publishing Inc., Ziff Davis Development Inc. ("LaunchCo"), and Ziff Davis Internet Inc. ("InternetCo").

   The Company had no operations prior to April 5, 2000 when it completed the acquisition of ZDP for $780,000 plus expenses (the "Acquisition"). The Acquisition was accounted for under the purchase method of accounting. The Company funded the Acquisition by: (i) issuing 1,000 shares of common stock to its parent company, Ziff Davis Holdings Inc., for $335,000, (ii) entering into a $405,000 senior credit facility of which $355,000 was borrowed at closing and
(iii) issuing $175,000 of senior subordinated notes (the "Bridge Loan") (See
Note 4). Fees and expenses, including debt issuance, cost associated with the Acquisition, totaling approximately $30,000, were paid with the equity and debt proceeds. The Company's year-end is March 31 while ZDP's year end was December 31.

Basis of Presentation and Principles of Consolidation

   The financial statements of the Company as of September 30, 2000 and for the six month period then ended are prepared on a consolidated basis and include the accounts of the Company and its subsidiaries. The combined financial statements of the Predecessor as of December 31, 1999, for the six month period ended September 30, 1999 are prepared on a carve-out basis, as ZDP was not a separate legal entity of ZDI. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which ownership interests are greater than 20 percent and in which the Company has the ability to exercise significant influence, but not control, over the operating and financial policies of such companies are accounted for under the equity method. The Company operates in one business segment, publishing.

   The Company and ZDP's operations consist of the following domestic and international publications:

                                    Domestic

   ------------------------------------------------------------------------
    PC Magazine                            Electronic Gaming Monthly
    eWeek                                  Sm@rt Partner
    Interactive Week                       Computer Gaming World
    Yahoo! Internet Life                   Expert Gamer
    Ziff Davis SMART BUSINESS for the New
     Economy                               Expedia Travels*
    Family PC                              The Net Economy*
    Official U.S. Playstation Magazine
                               International**
   ------------------------------------------------------------------------
    Yahoo! Internet Life (France)          PC Direct (UK)
    PC Direct (France)                     PC Gaming World (UK)
    PC Expert (France)                     PC Direkt (Germany)
    IT Week (UK)                           PC Professionell (Germany)
    PC Magazine (UK)                       Internet Professionell (Germany)

--------
*Launched in 2000 through LaunchCo
**These wholly-owned International titles were sold in August 2000 (see "Sale of International Operations" below)

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

   In addition, the Company licenses its content and brands to more than 50 licensees in over 30 foreign markets. The Company publishes MacWorld through a 50% owned joint venture with International Data Group and also publishes four magazines in China through a 65% owned joint venture with ZDI. The Company develops benchmark software and provides custom testing programs through its subsidiary eTESTING LABS Inc, in addition to producing conferences, seminars and webcasts within certain of our domestic publications. The Company is also developing Internet-related ventures leveraged off its expertise in technology and the Internet through InternetCo. and developing new publications and businesses through LaunchCo.

   The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position and results of operations of the Company and ZDP have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for future periods. These financial statements should be read in conjunction with the annual financial statements and other information included elsewhere in this prospectus.

   The carve-out financial statements of ZDP and related notes reflect the carve-out historical results of operations, financial position and cash flows of ZDP. These financial statements are not necessarily indicative of results that would have occurred if ZDP had been a separate stand-alone entity during the periods presented or future results of ZDP. Refer to the carve-out financial statements of ZDP included elsewhere in this prospectus for a more complete discussion of the basis of presentation and policies used to prepare ZDP's historical financial statements.

Acquisition of ZDP

   The acquisition of ZDP was accounted for using the purchase method of accounting. The assets and liabilities of ZDP acquired by the Company on April 5, 2000, have been recorded at estimated fair value as of the Acquisition date with the excess of purchase price over net assets acquired being allocated to intangible assets, including goodwill. (See Note 2--"Intangible assets, net")

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

   The following table summarizes the preliminary allocation of the aggregate consideration paid to the fair value of the assets acquired and liabilities assumed by the Company in connection with the Acquisition:

   Accounts receivable, net.................................. $75,583
   Inventories...............................................  10,386
   Prepaid expenses and other current assets.................   6,143
                                                              -------
     Total current assets....................................          $ 92,112
   Equity investments........................................             7,072
   Property and equipment....................................            59,593
   Assets held for sale......................................            36,750
   Subscriber lists..........................................            11,700
   Advertiser lists..........................................           350,700
   Tradenames................................................           214,100
   Goodwill .................................................           122,326
                                                                       --------
                                                                        894,353
   Accounts payable and accrued expenses..................... (37,284)
   Unearned income, net...................................... (52,079)
   Due to Affiliates.........................................  (2,221)
   Other liabilities.........................................  (4,441)
                                                              -------
     Total liabilities.......................................           (96,025)
                                                                       --------
     Net consideration paid..................................          $798,328
                                                                       ========

   Intangible assets are being amortized over periods ranging from 2.5 to 20 years. Management is in the process of finalizing the purchase price allocation and plans associated with the Acquisition including: (i) completion of third party valuations and (ii) assessing and formulating plans to establish a stand-alone infrastructure and restructure the operations of ZDP. These plans include the consolidation and rationalization of certain operations and incremental non-recurring costs associated with the Acquisition. The objective of these plans is to (i) develop and establish the infrastructure of the Company, as ZDP was not a separate legal entity and did not have stand-alone operations, (ii) reduce overhead expenses and (iii) dispose of businesses which do not meet long-term strategic objectives. These plans have not been finalized and additional costs may result as the Company refines and implements these plans. Such costs will be recorded as an adjustment to goodwill. The Company's preliminary estimate of the total cash expenditures associated with these plans is approximately $6,900, which primarily consists of severance and termination benefit costs, contract termination costs and facilities rationalization expenses, with approximately $3,600 having been spent through September 30, 2000. The Company expects to finalize these plans during the second half of fiscal 2001 and substantially complete cash expenditures related to these plans during the first half of fiscal 2002. The final costs and allocation of purchase price are not expected to differ materially from the current estimates.

   Summary pro forma financial information for the period ended September 30, 2000 does not differ materially from actual results, as the Acquisition was completed near the beginning of the Company's fiscal year and therefore, is not presented. The following summary pro forma financial information for the six months ended September 30, 1999 has been prepared as if the Acquisition, debt agreements and decision to sell international operations described below had been consummated on April 1, 1999, including the July 2000 senior subordinated note offering described in Note 4. The pro forma

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts) adjustments reflect the removal of stock based compensation and amortization of intangible assets related to the capital structure of ZDI, the exclusion of the results of the international operations, the recognition of interest expense related to the debt agreements, inclusion of amortization expense of the new intangible assets created in the Acquisition, additional revenue related to contractual arrangements entered into with ZDI as part of the transaction, and the income tax effect of the pro forma adjustments. Summary pro forma financial information is not necessarily indicative of actual results had the Acquisition occurred on April 1, 1999 or results that may be expected for future periods.

                                                             Six months ended
                                                            September 30, 1999
                                                          ----------------------
                                                          (dollars in thousands)
   Revenue, net..........................................        $227,390
   Income from operations................................          12,936
   Interest expense......................................          30,073
   Loss before taxes.....................................         (15,921)
   Provision for income taxes............................             399
   Net loss..............................................        $(16,320)

Sale of International Operations

   In connection with the Acquisition, the Company determined that all of its wholly-owned international operations (excluding international licensing operations and international joint ventures) did not meet its long-term strategic objectives and initiated a plan to sell these operations. The net assets related to these operations were recorded as assets held for sale at the estimated net proceeds from the sale, as adjusted for estimated cash flows from these operations and an allocation of interest expense for the estimated holding period.

   In August 2000, the Company and its European subsidiaries completed the sale of its wholly-owned International operations (excluding international licensing and international joint ventures) for a purchase price of approximately $42,000.

     The purchase price for these assets consists of:

     (1) $31,000 in cash subject to post closing adjustments, plus

     (2) approximately $3,200 related to purchase of inventory, prepaid expenses and fixed assets, excluding leasehold improvements, offset by approximately $3,500 of net subscription liabilities assumed; and

     (3) an additional $15,000 to be paid over a period of five years in five annual payments of $3,000 which we have recorded at a net present value of $11,300.

   The net assets related to these operations have been recorded in the balance sheet as other assets and as of September 30, 2000 are reflected at the remaining estimated net proceeds from the sale, as adjusted for estimated cash flows from these operations and liquidation expenses. Activity from the Acquisition to September 30, 2000 in the net assets held for sale as follows:

   Asset held for sale at Acquisition date............................. $36,750
   Initial proceeds from sale of operations............................ (30,948)
   Cash outlays .......................................................   4,198
                                                                        -------
   Asset held for sale, net at September 30, 2000...................... $10,000
                                                                        =======

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

The amount the Company will ultimately realize upon completion of the sale and liquidation may differ from the amounts assumed in arriving at the estimated net realizable value of the assets. Such a difference would be recorded as an adjustment to goodwill.

2. Summary of Significant Accounting Policies

Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   Restricted cash is classified as a non-current asset and represents cash which is restricted as to withdrawal or which cannot be used to fund current operations. At September 30, 2000, $26,750 of net proceeds from the sale of the international operations was classified as restricted cash. Under the terms of the Company's senior credit facility, this restricted cash must be used for certain permitted capital expenditures and acquisitions within 360 days from the sale date or it must be used to prepay principal due under our senior credit facility.

Concentration of credit risk

   The Company invests its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits, or, with respect to international accounts, there may be no insurance. The Company has not experienced losses in such accounts.

   The Company's advertisers primarily include customers who represent a variety of technology companies in the United States and other countries. The Company extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

Property and equipment, net

   Property and equipment have been recorded at cost or their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the acquired assets, ranging from 3 to 20 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

Inventories

   Inventories, which consist of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

Intangible assets, net

   The Company is in the process of finalizing the purchase price allocation related to the Acquisition (See Note 1). Amortization of intangible assets is computed on a straight-line basis over the assets estimated useful lives of 2.5 to 20 years. The final allocation of purchase price, which is expected to be completed by the fourth quarter of fiscal 2001, may result in a different purchase price allocation as well as different amortization levels then currently recorded.

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

Impairment of Long-Lived Assets

   Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses for assets to be held and used are recognized in operating results in the event that the undiscounted expected future cash flows to be generated by the related asset are less than the carrying value of the asset. If undiscounted expected future cash flows are not sufficient to support the recorded value of the assets, an impairment loss is recognized to reduce the carrying value of the intangible assets to estimated recoverable value. Impairment losses for assets held for sale are recognized in operating results when the fair value of the related assets are less than the carrying value of the asset. Fair value is determined using quoted market prices in an active market (if available). If quoted market prices are not available, management estimates the fair market value using the best information available including prices for similar assets and the results of established valuation techniques.

Debt issuance costs

   The cost to issue debt is recorded in other assets and amortized to interest expense over the term of the related debt using the effective-interest rate method. At September 30, 2000, other assets included $19.7 million in net debt issuance costs.

Revenue, net

   Advertising revenue for the Company's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands. Circulation revenue consists of both subscription and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

Operating costs and expenses

   Cost of production includes the direct cost of producing magazines, primarily paper, manufacturing, distribution and fulfillment.

   Selling, general and administrative costs include editorial, product development, advertising and subscriber acquisition costs and other general and administrative costs. Editorial and product development costs, including pre-publication expenses, are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products and are expensed as incurred.

   Advertising costs are expensed the first time the advertising takes place, except for the cost of certain direct-response advertising programs. Direct-response advertising consists primarily of publication subscription renewal mailings, magazine advertisements which include order coupons for the Company's publications and other subscription promotions. The capitalized cost of the advertising is amortized over the 12-month period following the advertising campaign. At September 30, 2000, $1,880 of advertising expenditures were reported as Other current assets.

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

Income taxes

   Income taxes are based upon income for financial reporting purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Interest rate swaps

   The Company periodically uses interest rate swaps to manage its exposure to interest rate fluctuations on its floating rate debt and is required, under the senior credit facility, to hedge no less than 50% of its total funded debt. These interest rate swaps are entered into for hedging purposes and, as such, must be designated and effective as a hedge against the risk of increased interest rates. Under the terms of the agreements, the Company pays a fixed interest rate on a notional amount and receives a variable interest rate on the same notional amount. The difference between amounts paid and received is recorded as additional interest expense. Interest rate swaps designated but no longer effective as a hedge would be reported at market value and the related gains and losses would be recognized in earnings. Gains or losses on termination of interest rate swaps would be recognized in earnings in the period of termination.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could subsequently differ from those estimates. The significant estimates that affect the financial statements include, but are not limited to, doubtful accounts, newsstand returns, deferred advertising costs and recoverability of long term assets such as intangible assets.

New Accounting Principles

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133, as amended by SFAS Nos. 137 and 138, is effective for all fiscal years beginning after June 15, 2000. The Company is currently reviewing the impact, if any, SFAS No. 133 (as amended) will have on the Company's financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". This bulletin summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements and is required to be adopted in our fourth fiscal quarter of 2001. The Company has determined that adoption of this bulletin will not have a material impact on its financial statements.

Reclassifications

   Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

3. Contracts with ZDI

   In connection with the Acquisition, the Company entered into certain agreements with ZDI pertaining to ZDNet, ZDI's Internet division, and Computer Shopper, a ZDI magazine.

ZDNet Agreement

   Prior to the Acquisition, ZDP charged ZDNet an annual fee for the use of the editorial content of its publications. The annual fee, which was recorded as revenue, was equal to 5% of the first $100,000 of ZDNet's revenue for the year, 4% of the next $50,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000 for that year. In October 1999, ZDI's Board of Directors approved a prospective change in methodology of determining future royalty charges whereby the charge began to be based on revenue, net of bad debt expense.

   As a result of the Acquisition, this royalty agreement was contractually formalized into a three-year exclusive license agreement with ZDNet with an additional two years on a non-exclusive basis. After the third year, the contract begins a two-year transition period in which fees are reduced and ZDNet's exclusive right to the Company's content is eliminated. The ZDNet Agreement applies only to those publications existing at the date of the Acquisition. This agreement did not cover any new publications acquired or developed by the Company (such as Expedia Travels or The Net Economy), to which the Company retains all the rights in every medium and it specifically allowed the Company, in certain circumstances, to transact e-commerce independently of ZDNet. Under this agreement, ZDNet pays royalties subject to the following minimum and maximum payments:

                                                                 Minimum Maximum
                                                                 ------- -------
     Year 1..................................................... $7,000  $14,000
     Year 2.....................................................  9,000   18,000
     Year 3..................................................... 11,000   22,000

   On January 19, 2001, the Company amended the license agreement to provide that starting March 1, 2001, ZDNet's license shall no longer be exclusive and on March 1, 2002, all of ZDNet's license rights to content from our magazines will terminate. During the time at which the license is non-exclusive, the Company will have the right to use and display the editorial content of its technology publications through any means and media including the Internet. In a sequence from April 1, 2001 through November 1, 2001, ZDNet's right and obligation to maintain websites for the Company's technology publications will terminate and the Company will obtain the right to host these websites. As consideration for amending the license agreement, ZDNet is obligated to pay the Company a royalty termination fee of $4,500, $2,200 of which is payable on March 1, 2001 and $2,300 of which is payable on March 1, 2002, and ZDNet shall not be obligated to pay any royalties with respect to licensed content after February 28, 2001.

Computer Shopper Services Agreement

   Under this agreement, the Company provides distribution, circulation and production services to ZDI for its Computer Shopper magazine, and ZDI pays the Company its costs in relation to the performance of these services, plus an additional $5,000 annually in fees.

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

   On January 19, 2001, the Company agreed with ZDI to terminate the current services agreement and enter into a new agreement effective March 1, 2001. The new agreement will contain substantially similar terms, except that ZDI shall not be required to pay the Company any annual fee and shall only be required to reimburse the Company for our out-of-pocket expenses incurred in connection with producing and distributing Computer Shopper. ZDI agreed to pay us, on March 1, 2001, a $2,000 non-refundable termination fee in connection with the termination of the original services agreement. The new agreement expires on February 28, 2003, however ZDNet may terminate the agreement at any time with 90 days prior written notice.

4. Debt

   In connection with the Acquisition, the Company entered into a senior credit agreement with a syndicate of banks, comprised of (i) a $ 355,000 term loan facility and (ii) a $50,000 revolving credit facility (collectively, the "Senior Credit Facility"). The Company also entered into the $175,000 Bridge Loan which bore interest at 12.5% per annum.


   On July 18, 2000, the Company issued $250,000 of 12% Senior Subordinated Notes (the "Notes"). Interest is paid semi-annually and the Notes mature on July 15, 2010. The Notes are unsecured and subordinated to all existing and future indebtedness. All existing and future domestic subsidiaries will guarantee the notes. The proceeds of this offering were used to repay the Bridge Loan and $59,710 of the Senior Credit Facility, respectively. In addition, proceeds were used to pay approximately $8,500 of expenses associated with the offering and approximately $6,790 of accrued interest related to the principal repayments.

   As of September 30, 2000, total indebtedness was $545,290 and consisted of $295,290 of outstanding principal under the Senior Credit Facility and $250,000 in Notes. At September 30, 2000, $50,000 was available under the revolving portion of the Senior Credit Facility.

   Amounts outstanding under the Senior Credit Facility bear interest, at the Company's option, at a rate per annum equal to either the base rate or the eurodollar rate, in each case plus an additional margin. The additional margin adjusts according to a performance pricing grid based on the Company's ratio of total debt to EBITDA (as defined). As of September 30, 2000, borrowings under the Senior Credit Facility bore interest at rates ranging from 9.63% to 10.26%.

   The Senior Credit Facility is secured by a first priority security interest in substantially all of the Company's existing and future tangible and intangible assets. The Senior Credit Facility requires the Company to meet certain financial tests, including maximum total leverage ratio, maximum senior leverage ratio, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum capital expenditure tests. The Senior Credit Facility contains certain restrictive covenants, including restrictions on (i) indebtedness, liens and guarantees; (ii) mergers, consolidations and certain types of acquisitions and asset sales; and (iii) dividends and stock repurchases. In addition, the Senior Credit Facility requires the Company to enter into financial instruments, such as interest rate swaps, so that at least 50% of total debt is effectively at a fixed interest rate. On September 27, 2000, the Company entered into an interest rate swap agreement for a notional amount of $25,000. Under this agreement, the Company pays a fixed rate of interest for a three year period in exchange for receiving a floating rate of interest based on three-month LIBOR.

   Borrowings under the revolving credit facility are due September 30, 2006, and may be borrowed, repaid and reborrowed prior to maturity. Borrowings under the term loan facility are payable in varying

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts) quarterly installments beginning March 31, 2001 through March 31, 2007. The maturity of all the loans can be accelerated upon the event of default.

   The scheduled annual maturities of the Senior Credit Facility and Notes at September 30, 2000 are as follows:

     Fiscal Year Ending
     ------------------
     2001.............................................................. $  2,610
     2002..............................................................   10,439
     2003..............................................................   12,519
     2004..............................................................   14,598
     2005..............................................................   18,757
     Thereafter........................................................  486,367
                                                                        --------
       Total........................................................... $545,290
                                                                        ========

5. Executive Promissory Notes

   In the second calendar quarter of 2000, the Company's parent loaned certain executive officers of the Company an aggregate of $5,600, the proceeds of which were used to purchase shares of the Parent's capital stock. The loans mature at various times, are prepayable, and at September 30, 2000 approximately $5,100 of principal was outstanding.

6. Contingencies

   The Company is subject to various claims and legal proceedings arising in the normal course of business.

   The Company has been named in several federal class action price fixing cases, along with other major magazine publishing companies. The cases have been consolidated and the consolidated case is pending in the United States District Court for the Southern District of New York. The consolidated complaint alleges that the magazine publishing companies unlawfully conspired to limit the discounting of magazine subscriptions. The plaintiffs have filed a motion for partial summary judgement and the Company will vigorously defend the motion.

   The Company believes that there are substantial defenses to the litigation in which it is involved and that such litigation will not materially affect its financial position, future operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such litigation.

7. Earnings Per Share

   Earnings per share have been omitted on the basis that there are no public shareholders.

8. Comprehensive Income

   Comprehensive income, net of taxes, is comprised of:

                                        Three months ended   Six months ended
                                          September 30,       September 30,
                                        -------------------  -----------------
                                          1999      2000      1999     2000
                                        --------- ---------  -----------------
   Net loss............................ $ (5,193) $ (16,388) $ (460) $ (13,607)
   Currency translation adjustment.....      183        --      652        --
                                        --------  ---------  ------  ---------
   Comprehensive income (loss)......... $ (5,010) $ (16,388) $  192  $ (13,607)
                                        ========  =========  ======  =========

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

9. Supplemental Financial Information

Guarantor financial statements

   The Company is a holding company and its only assets are the ownership of the capital stock of its subsidiaries and cash balances. All of the Company's wholly-owned subsidiaries have guaranteed the Company's debt on a full unconditional, joint and several basis. The Company's equity investees are not guarantors of the debt and are recorded in the balance sheet of September 30, 2000 at $5,935.

   The tables below present unaudited combining financial statements detailing the Company, the guarantor subsidiaries, the non guarantor investees and related elimination entries.

                                          At September 30, 2000
                          ------------------------------------------------------
                          Ziff Davis               Non
                          Media Inc. Guarantors Guarantors Eliminations  Total
                          ---------- ---------- ---------- ------------ --------
Assets:
Cash and cash
 equivalents               $ 50,142   $ 41,093       --           --    $ 91,235
Accounts receivable,
 net....................        --      67,955       --           --      67,955
Inventories.............        --       4,649       --           --       4,649
Prepaid expenses and
 other current assets           --      11,807       --           --      11,807
Due from affiliates.....     30,157    (25,212)   (4,689)         --         256
                           --------   --------    ------    ---------   --------
   Total current
    assets..............     80,299    100,292    (4,689)         --     175,902

Restricted cash.........        --      26,750       --           --      26,750
Property and equipment,
 net....................        --      60,209       --           --      60,209
Equity investments and
 investments in
 subsidiaries...........    781,305        --      5,935     (781,305)     5,935
Intangible assets, net..        --     673,699       --           --     673,699
Other assets............        --      29,691       --           --      29,691
                           --------   --------    ------    ---------   --------
   Total assets.........   $861,604   $890,641    $1,246    $(781,305)  $972,186
                           ========   ========    ======    =========   ========
Liabilities and
 stockholder's equity:
Accounts payable........   $    --    $  5,437    $  --     $     --    $  5,437
Accrued expenses and
 other current
 liabilities............     12,158     35,468       --           --      47,626
Current portion of long-
 term debt..............      7,829        --        --           --       7,829
Unexpired subscriptions,
 net....................        --      46,251       --           --      46,251
                           --------   --------    ------    ---------   --------
   Total current
    liabilities.........     19,987     87,156       --           --     107,143
Long-term debt..........    537,461        --        --           --     537,461
Other non-current
 liabilities............        --       6,189       --           --       6,189
   Total liabilities....    557,448     93,345       --           --     650,793
Common stock............        --         --        --           --         --
Additional paid in
 capital................    335,000    781,305       --      (781,305)   335,000
Retained earnings
 (deficit)..............    (30,844)    15,991     1,246          --     (13,607)
                           --------   --------    ------    ---------   --------
   Total stockholder's
    equity..............    304,156    797,296     1,246     (781,305)   321,393
                           --------   --------    ------    ---------   --------
Total liabilities &
 stockholder's equity      $861,604   $890,641    $1,246    $(781,305)  $972,186
                           ========   ========    ======    =========   ========

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

                              For the three months ended September 30, 2000
                          ------------------------------------------------------
                          Ziff Davis               Non
                          Media Inc. Guarantors Guarantors Eliminations  Total
                          ---------- ---------- ---------- ------------ --------
Revenue, net............   $    --    $100,586     $--         $--      $100,586
Cost of production......        --      29,133      --          --        29,133
Selling, general and
 administrative expenses        --      58,439      --          --        58,439
Depreciation and
 amortization...........        390     16,416      --          --        16,806
                           --------   --------     ----        ----     --------
  Loss from operations..       (390)    (3,402)     --          --        (3,792)
Equity in income from
 joint ventures.........        --         --       592         --           592
Interest expense, net...     17,268     (2,481)     --          --        14,787
                           --------   --------     ----        ----     --------
  (Loss) income before
   income taxes..           (17,658)      (921)     592         --       (17,987)
Income tax provision
 (benefit)..............      5,850     (7,163)    (286)        --        (1,599)
                           --------   --------     ----        ----     --------
  Net (loss) income.....   $(23,508)  $  6,242     $878        $--      $(16,388)
                           ========   ========     ====        ====     ========

                               For the six months ended September 30, 2000
                          -------------------------------------------------------
                            Ziff
                            Davis
                            Media                  Non
                            Inc.     Guarantors Guarantors Eliminations   Total
                          ---------  ---------- ---------- ------------ ---------
Revenue, net............  $     --    $227,390    $  --       $ --      $ 227,390
Cost of production......        --      64,581       --         --         64,581
Selling, general and ad-
 ministrative expenses          --     121,174       --         --        121,174
Depreciation and amorti-
 zation.................        780     27,919       --         --         28,699
                          ---------   --------    ------      -----     ---------
  Loss (income) from op-
   erations.............       (780)    13,716       --         --         12,936
Equity in income from
 joint ventures.........        --         --      1,216        --          1,216
Interest expense, net...     29,312     (1,886)      --         --         27,426
                          ---------   --------    ------      -----     ---------
  (Loss) income before
   income taxes.........    (30,092)    15,602     1,216        --        (13,274)
Income tax provision
 (benefit)..............        752       (389)      (30)       --            333
                          ---------   --------    ------      -----     ---------
  Net (loss) income.....  $ (30,844)  $ 15,991    $1,246      $ --      $ (13,607)
                          =========   ========    ======      =====     =========

Restricted/Unrestricted Financial Statements

   The Company is the borrower and its subsidiaries are all guarantors under the Company's debt agreements. In determining compliance with certain covenants specified in the Senior Credit Facility, the Company is required to exclude the results of operations of LaunchCo and InternetCo ("Unrestricted Subsidiaries") and separately report the combining financial statements of the restricted and unrestricted entities. The results of operations of the Unrestricted Subsidiaries are also excluded for certain purposes under the indenture governing the Notes. Reflected below are unaudited combining balance sheets and statements of operations for the Company detailing the restricted and Unrestricted Subsidiaries.

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

                                              At September 30, 2000
                                   -------------------------------------------
                                   Ziff Davis Media Inc.
                                      and Restricted     Unrestricted
                                       Subsidiaries      Subsidiaries  Total
                                   --------------------- ------------ --------
Assets:
Current assets:
  Cash and cash equivalents.......       $ 91,228          $      7   $ 91,235
  Accounts receivable, net........         67,401               554     67,955
  Inventories.....................          4,649               --       4,649
  Prepaid expenses and other
   current assets.................         10,680             1,127     11,807
  Due from (to) affiliates........         12,466           (12,210)       256
                                         --------          --------   --------
    Total current assets..........        186,424           (10,522)   175,902
Restricted cash...................         26,750               --      26,750
Property and equipment, net.......         58,726             1,483     60,209
Equity investments(1).............          5,935               --       5,935
Intangible assets, net............        673,681                18    673,699
Other assets, net.................         29,691               --      29,691
                                         --------          --------   --------
    Total assets..................       $981,207          $ (9,021)  $972,186
                                         ========          ========   ========
Liabilities and Stockholder's
 Equity:
Current liabilities:
  Accounts payable................       $  5,437             $ --    $  5,437
  Accrued expenses and other
   current liabilities............         46,346             1,280     47,626
  Current portion of long term
   debt...........................          7,829               --       7,829
  Unexpired subscriptions, net....         45,911               340     46,251
                                         --------          --------   --------
    Total current liabilities.....        105,523             1,620    107,143
Long term debt....................        537,461               --     537,461
Other non-current liabilities.....          6,189               --       6,189
                                         --------          --------   --------
    Total liabilities.............        649,173             1,620    650,793
                                         --------          --------   --------
Stockholder's equity
  Common stock....................            --                --         --
  Additional paid-in capital......        335,000               --     335,000
  Accumulated deficit.............         (2,966)          (10,641)   (13,607)
                                         --------          --------   --------
    Total stockholder's equity....        332,034           (10,641)   321,393
                                         --------          --------   --------
    Total liabilities and
     stockholder's equity.........       $981,207          $ (9,021)  $972,186
                                         ========          ========   ========

--------
(1) These entities are not guarantors under the Company's senior credit facility.

                             ZIFF DAVIS MEDIA INC.

                (dollars in thousands, except per share amounts)

                                          For the three months ended
                                              September 30, 2000
                                  -------------------------------------------
                                  Ziff Davis Media Inc.
                                     and Restricted     Unrestricted
                                      Subsidiaries      Subsidiaries  Total
                                  --------------------- ------------ --------
Revenue, net.....................       $100,205          $   381    $100,586
Cost of production...............         29,063               70      29,133
Selling, general and
 administrative expenses.........         50,344            8,095      58,439
Depreciation and amortization of
 property and equipment..........          3,206              --        3,206
Amortization of intangible
 assets..........................         13,596                4      13,600
                                        --------          -------    --------
  Income (loss) from operations..          3,996           (7,788)     (3,792)
Equity in income from joint
 ventures........................            592              --          592
Interest expense, net............         14,787              --       14,787
                                        --------          -------    --------
  Loss before income taxes.......        (10,199)          (7,788)    (17,987)
Income tax provision (benefit)...         (2,923)           1,324      (1,599)
                                        --------          -------    --------
  Net loss.......................       $ (7,276)         $(9,112)   $(16,388)
                                        ========          =======    ========

                                           For the six months ended
                                              September 30, 2000
                                  -------------------------------------------
                                  Ziff Davis Media Inc.
                                     and Restricted     Unrestricted
                                      Subsidiaries      Subsidiaries  Total
                                  --------------------- ------------ --------
Revenue, net.....................       $227,009          $    381   $227,390
Cost of production...............         64,494                87     64,581
Selling, general and
 administrative expenses.........        110,503            10,671    121,174
Depreciation and amortization of
 property and equipment..........          6,396                 4      6,400
Amortization of intangible
 assets..........................         22,299               --      22,299
                                        --------          --------   --------
  Income (loss) from operations..         23,317           (10,381)    12,936
Equity in income from joint
 ventures........................          1,216               --       1,216
Interest expense, net............         27,426               --      27,426
                                        --------          --------   --------
  Loss before income taxes.......         (2,893)          (10,381)   (13,274)
Income tax provision.............             73               260        333
                                        --------          --------   --------
  Net loss.......................       $ (2,966)         $(10,641)  $(13,607)
                                        ========          ========   ========

10. Subsequent Events

   On October 16, 2000, the Company filed a registration statement with the Securities and Exchange Commission, in relation to an exchange offer for the Notes. This registration statement is not yet effective.

   On November 10, 2000, the Company prepaid $35,000 of principal owed under its Senior Credit Facility, reducing total debt outstanding to $510,290 and senior debt outstanding to $260,290.

                    [This page was intentionally left blank]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

   In our opinion, the accompanying carve-out balance sheets and the related carve-out statements of operations, cash flows and changes in division equity present fairly, in all material respects, the financial position of Ziff Davis Publishing as defined in Note 1 to the financial statements (the "Company"), at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

New York, NY
February 25, 2000 (except as to Note 18, which is as of October 13, 2000)

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                            CARVE-OUT BALANCE SHEETS
                                 (in thousands)

                                           December 31,           March 31,
                                       ----------------------  ---------------
                                          1998        1999        2000
                                       ----------  ----------  -----------
                                                               (unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents............ $    6,309  $    2,487   $   4,632
 Accounts receivable, net.............    103,970      97,902      89,339
 Inventories..........................     12,036      10,881      11,287
 Deferred taxes.......................      3,768       4,911       4,911
 Prepaid postage and other current
  assets..............................     16,277      16,465      16,721
                                       ----------  ----------   ---------
Total current assets..................    142,360     132,646     126,890
Property and equipment, net...........     45,162      65,529      63,908
Deferred taxes........................         --      41,814      39,719
Equity investments....................      8,466       7,140       7,406
Intangible assets, net................  1,531,895     684,119     675,466
                                       ----------  ----------   ---------
Total assets.......................... $1,727,883  $  931,248   $ 913,389
                                       ==========  ==========   =========
   LIABILITIES AND DIVISION EQUITY
Current liabilities:
 Accounts payable..................... $   15,630  $    5,839   $  12,678
 Accrued expenses.....................     39,197      44,941      30,664
 Unexpired subscriptions, net.........     51,325      50,670      53,196
 Due to management....................      4,500       2,966       2,150
 Other current liabilities............      2,193         107          73
                                       ----------  ----------   ---------
Total current liabilities.............    112,845     104,523      98,761
Deferred taxes........................    143,022          --          --
Due to management.....................      5,400          --          --
                                       ----------  ----------   ---------
Total liabilities.....................    261,267     104,523      98,761
                                       ----------  ----------   ---------
Commitments and contingencies (Notes
 15 and 17)
Division equity:
 Division capital.....................  1,503,362   1,447,245   1,433,702
 Accumulated deficit..................    (33,634)   (616,668)   (615,226)
 Deferred compensation................     (3,417)     (2,359)     (1,913)
 Accumulated other comprehensive
  income..............................        305      (1,493)     (1,935)
                                       ----------  ----------   ---------
Total division equity.................  1,466,616     826,725     814,628
                                       ----------  ----------   ---------
Total liabilities and division
 equity............................... $1,727,883  $  931,248   $ 913,389
                                       ==========  ==========   =========

    The accompanying notes are an integral part of these carve-out financial statements.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                       CARVE-OUT STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                            Three months
                              Year ended December 31,      ended March 31,
                            ----------------------------  ------------------ ---
                              1997     1998      1999       1999      2000
                            -------- --------  ---------  --------  --------
                                                             (unaudited)
Revenue, net:
 Third party..............  $565,094 $531,414  $ 525,197  $124,236  $125,820
 Related party............    10,112    9,563     10,512     2,582     3,121
                            -------- --------  ---------  --------  --------
                             575,206  540,977    535,709   126,818   128,941
                            -------- --------  ---------  --------  --------
Cost of production........   165,794  167,284    158,040    39,478    38,733
Selling, general and
 administrative
 expenses -- third party
 (excludes stock-based
 compensation expense of
 $0, $0, $866, and $446,
 respectively)............   231,281  226,808    222,716    51,369    63,609
Selling, general and
 administrative
 expenses -- related
 party....................    62,885   57,290     55,020    12,509    10,816
Stock-based compensation
 expense..................        --       --        866       459       446
Year 2000 remediation
 costs....................        --       --      3,027        --        --
Depreciation and
 amortization of property
 and equipment............    13,335   15,068     13,461     3,370     3,413
Amortization of intangible
 assets...................    68,221   67,195     69,016    16,767     8,653
Write-down of intangible
 assets...................        --       --    778,760        --        --
Restructuring charge......        --   39,995         --        --        --
                            -------- --------  ---------  --------  --------
   Income (loss) from
    operations............    33,690  (32,663)  (765,197)    2,866     3,271
Equity in income (loss)
 from joint ventures......       335    2,154      1,874       (74)      266
                            -------- --------  ---------  --------  --------
   Income (loss) before
    income taxes..........    34,025  (30,509)  (763,323)    2,792     3,537
Income tax provision
 (benefit)................    30,596   (6,858)  (180,289)      689     2,095
                            -------- --------  ---------  --------  --------
   Net income (loss)......  $  3,429 $(23,651) $(583,034) $  2,103  $  1,442
                            ======== ========  =========  ========  ========


    The accompanying notes are an integral part of these carve-out financial statements.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                       CARVE-OUT STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              Three months
                               Year ended December 31,      ended March 31,
                              ----------------------------  -----------------
                               1997      1998      1999      1999      2000
                              -------  --------  ---------  -------  --------
                                                              (unaudited)
Cash flows from operating
 activities:
Net income (loss)............ $ 3,429  $(23,651) $(583,034) $ 2,103  $  1,442
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and
  amortization...............  81,556    82,263     82,477   20,137    12,066
 Income (loss) from equity
  investments................    (335)   (2,154)    (1,874)      74      (266)
 Provision for doubtful
  accounts...................   8,635    10,495      8,977    1,502     1,665
 Deferred tax provision
  (benefit)..................   8,835   (11,309)  (185,978)     689     2,095
 Non-cash rent expense
  (credits)..................  (1,815)   (1,794)     1,774     (670)      404
 Stock-based compensation
  expense....................      --        --        866      459       446
 Restructuring charge........      --    39,995         --      --        --
 Write-down of intangible
  assets.....................      --        --    778,760      --        --
 Changes in operating assets
  and liabilities:
  Accounts receivable........ (15,131)   (9,719)    (2,909)   3,093     6,898
  Inventories................  (1,224)    1,582      1,155      606      (406)
  Accounts payable and
   accrued expenses..........   1,515    (9,471)    (4,047) (11,645)   (7,438)
  Unexpired subscriptions,
   net.......................  (9,340)   (5,017)      (655)   1,029     2,526
  Other, net.................    (985)    9,564     (4,083)  13,374    (1,136)
                              -------  --------  ---------  -------  --------
Net cash provided by
 operating activities........  75,140    80,784     91,429   30,751    18,296
                              -------  --------  ---------  -------  --------
Cash flows from investing
 activities:
 Capital expenditures:
  Information system
   implementation............  (1,286)   (2,595)    (5,501)  (1,330)   (1,792)
  Other capital
   expenditures..............  (6,730)  (14,964)    (5,339)  (1,290)      --
 Distribution from joint
  ventures...................      --        --      4,000      --        --
 Acquisitions, net of cash
  acquired...................  (9,951)     (600)    (9,498)  (1,541)     (816)
                              -------  --------  ---------  -------  --------
Net cash used by investing
 activities.................. (17,967)  (18,159)   (16,338)  (4,161)   (2,608)
                              -------  --------  ---------  -------  --------
Cash flows from financing
 activities:
Capital returned to ZDI,
 net......................... (55,440)  (60,581)   (78,913) (27,743)  (13,543)
                              -------  --------  ---------  -------  --------
Net cash used by financing
 activities.................. (55,440)  (60,581)   (78,913) (27,743)  (13,543)
                              -------  --------  ---------  -------  --------
Net increase (decrease) in
 cash and cash equivalents...   1,733     2,044     (3,822)  (1,153)    2,145
Cash and cash equivalents at
 beginning of period.........   2,532     4,265      6,309    6,309     2,487
                              -------  --------  ---------  -------  --------
Cash and cash equivalents at
 end of period............... $ 4,265  $  6,309  $   2,487  $ 5,156  $  4,632
                              =======  ========  =========  =======  ========


    The accompanying notes are an integral part of these carve-out financial statements.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

               CARVE-OUT STATEMENTS OF CHANGES IN DIVISION EQUITY
                                 (in thousands)

                                                               Accumulated
                                                                  Other       Total
                          Division   Accumulated   Deferred   Comprehensive  Division   Comprehensive
                          Capital      Deficit   Compensation    Income       Equity    Income (Loss)
                         ----------  ----------- ------------ ------------- ----------  -------------
Balance at January 1,
 1997................... $1,631,261   $ (13,412)   $    --       $   (90)   $1,617,759
Net income..............                  3,429                                  3,429    $   3,429
Other comprehensive
 income:
 Foreign currency
  translation
  adjustment............                                             100           100          100
                                                                                          ---------
Comprehensive income....                                                                  $   3,529
                                                                                          =========
Basis difference in
 assets acquired from
 related party..........    (20,432)                                           (20,432)
Contribution of office
 space constructed by
 ZDI....................        782                                                782
Return of capital.......    (55,440)                                           (55,440)
                         ----------   ---------    -------       -------    ----------
Balance at December 31,
 1997................... $1,556,171   $  (9,983)   $    --       $    10    $1,546,198
Net loss................                (23,651)                               (23,651)   $ (23,651)
Issuance of stock
 options................      3,417                 (3,417)                         --
Other comprehensive
 income:
 Foreign currency
  translation
  adjustment............                                             295           295          295
                                                                                          ---------
Comprehensive loss......                                                                  $ (23,356)
                                                                                          =========
Basis difference in
 assets acquired from
 related party..........    (18,224)                                           (18,224)
Contribution of office
 space constructed by
 ZDI....................     22,579                                             22,579
Return of capital.......    (60,581)                                           (60,581)
                         ----------   ---------    -------       -------    ----------
Balance at December 31,
 1998................... $1,503,362   $ (33,634)   $(3,417)      $   305    $1,466,616
Net loss................               (583,034)                              (583,034)   $(583,034)
Stock-based
 compensation...........                               866                         866
Forfeiture of
 compensatory stock
 options................       (192)                   192                          --
Other comprehensive
 income:
 Foreign currency
  translation
  adjustment............                                          (1,798)       (1,798)      (1,798)
                                                                                          ---------
Comprehensive loss......                                                                  $(584,832)
                                                                                          =========
Contribution of office
 space constructed by
 ZDI....................     22,988                                             22,988
Return of capital.......    (78,913)                                           (78,913)
                         ----------   ---------    -------       -------    ----------
Balance at December 31,
 1999................... $1,447,245   $(616,668)   $(2,359)      $(1,493)   $  826,725
Net income..............                  1,442                                  1,442    $   1,442
Stock-based
 compensation...........                               446                         446
Other comprehensive
 income:
 Foreign currency
  translation
  adjustment............                                            (442)         (442)        (442)
                                                                                          ---------
Comprehensive income....                                                                  $   1,000
                                                                                          =========
Return of capital.......    (13,543)                                           (13,543)
                         ----------   ---------    -------       -------    ----------
Balance at March 31,
 2000 (unaudited)....... $1,433,702   $(615,226)   $(1,913)      $(1,935)   $  814,628
                         ==========   =========    =======       =======    ==========

    The accompanying notes are an integral part of these carve-out financial statements.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                    NOTES TO CARVE-OUT FINANCIAL STATEMENTS
                (dollars in thousands, except per share amounts)

1. Organization and Basis of Presentation

Formation of Ziff-Davis Inc.

   Ziff-Davis Inc. "ZDI" was formed through an initial public offering and reorganization that were completed on May 4, 1998. Prior to that date, the predecessors of Ziff-Davis Inc. (currently named ZD Inc. and ZD Events Inc.) were wholly owned indirect subsidiaries of SOFTBANK Corp. (together with its non-Ziff-Davis Inc. affiliates, "Softbank"). Ziff-Davis Publishing ("ZDP") is the division of ZDI focused on magazine publishing. ZDI manages certain operational and administrative activities, including those provided to ZDP, on a centralized basis. (See Note 3 for a description of services provided on a centralized basis.)

Relationship with Softbank and MAC Inc.

   Softbank is the indirect majority shareholder of Ziff-Davis Inc. At the time of the acquisition of the MAC Assets (defined below) Softbank was majority owned directly and indirectly by its president, Mr. Masayoshi Son. MAC Inc. ("Mac") was also a Japanese corporation and was wholly owned by Mr. Son.

Formation of Ziff-Davis Publishing

   ZDP publishes and licenses magazines and provides editorial content about the technology industry and the Internet. ZDP primarily consists of the following publications:

   PC Magazine                Official Playstation Magazine    PC Expert (France)
   PC/Computing*              Computer Gaming World            PC Direct (France)
   PC Week**                  Family PC                        PC Magazine (UK)
   Interactive Week           Yahoo! Internet Life             PC Direct (UK)
   Sm@rt Reseller***          PC Professionell (Germany)       PC Gaming World (UK)
   Electronic Gaming Monthly  PC Direkt (Germany)              IT Week (UK)
   Expert Gamer               Internet Professionell (Germany)

--------
* Retitled Ziff-Davis SMART BUSINESS for the New Economy beginning with the May 2000 issue.
** Retitled eWeek beginning with the May 8, 2000 issue.
*** Retitled Sm@rt Partner beginning with the June 5, 2000 issue.

In addition, ZDP holds investments in three joint ventures (see Note 7).

Pending sale of ZDP

   On December 6, 1999, ZDI entered an agreement to sell ZDP to Willis Stein & Partners ("Willis Stein") for $780,000, subject to adjustment in certain situations. Willis Stein will purchase the U.S. based assets of ZDI and stock of the legal entities holding the publication assets in France, Germany and the United Kingdom. The transaction is expected to be completed during the first quarter of 2000 and is contingent on Willis Stein obtaining financing. In order to facilitate the transaction, ZDI has put in place a program of incentives, including stay bonuses and accelerated vesting of stock options for the employees of ZDP. The cost of these programs will be recorded by ZDI as the incentives are earned. To date, no amounts have been earned under these programs.

   The accompanying carve-out financial statements and related notes reflect the carve-out historical results of operations, financial position and cash flows of ZDP. These financial statements are not necessarily indicative of results that would have occurred if ZDP had been a separate stand-alone entity during the periods presented or of future results of ZDP.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


Acquisition of ZDP

   In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000 plus transaction costs. Concurrent with the acquisition, in a separate agreement, Mac, directly or through wholly owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets"), primarily its international and domestic start-up operations, for an aggregate purchase price of approximately $302,000.

   The businesses which comprise ZDP were acquired through these transactions which have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the tangible assets acquired and liabilities assumed related to ZDP was $1,678,461.

Purchase of MAC Assets

   In 1997, ZDI agreed to purchase certain of the MAC Assets for $370,000. The acquisition was effected in two tranches, the first of which closed on October 31, 1997 and the second, which closed on May 4, 1998.

   Certain of the MAC Assets, primarily the international publications and domestic start-up publications have been allocated to ZDP. The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved were under common control at the time of the acquisitions. Accordingly, the accompanying combined financial statements include the results of the MAC Assets allocated to ZDP from February 29, 1996.

2. Summary of Significant Accounting Policies

Principles of combination

   The carve-out financial statements include the accounts attributed to ZDP. All significant intercompany accounts and transactions have been eliminated in combination. ZDP operates in one business segment, publishing, and in two geographic areas (See Note 16).

   Investments in companies in which ownership interests range from 20 to 50 percent and in which ZDP has the ability to exercise significant influence over the operating and financial policies of such companies are accounted for under the equity method.

   The accompanying unaudited carve-out financial statements for the three months ended March 31, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the carve-out financial results of ZDP's carve-out operations and cash flows for the three months ended March 31, 2000 have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ended March 31, 2001.

Cash and cash equivalents

   ZDP considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


Concentration of credit risk

   ZDP places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits or, with respect to international operations, there may be no insurance. ZDP has not experienced losses in such accounts.

   ZDP's advertisers primarily include customers who represent a variety of technology companies in the United States and other countries. ZDP extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers. No single customer accounted for more than 5% of ZDP's 1999, 1998 or 1997 net revenue, however, the twenty largest customers as a group accounted for approximately 29% of ZDP's 1999 revenue.

Property and equipment

   Property and equipment have been recorded at cost or their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the acquired assets, ranging from 3 to 20 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

   ZDI funded and built out the lease of its New York offices; however, the assets were allocated to ZDP. The transfer of assets from ZDI to ZDP has been reflected as a capital contribution in the Carve-out Statements of Changes in Division Equity and the Carve-out Statements of Cash Flows.

Inventories

   Inventories, which consist of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

Intangible assets

   Intangible assets consist principally of advertising lists, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 3 to 34 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over 5 to 40 years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses for assets to be held and used are recognized in operating results in the event that the undiscounted expected future cash flows to be generated by the related asset are less than the carrying value of the asset. If undiscounted expected future cash flows are not sufficient to support the recorded value of the assets, an impairment loss is recognized to reduce the carrying value of the intangible assets to estimated recoverable value. Impairment losses for assets held for sale are recognized in operating results when the fair value of the related assets are less than the carrying value of the asset. Fair value is determined using quoted market prices in an active market (if available). If quoted market prices are not available, management estimates the fair market value using the best information available including prices for similar assets and the results of established valuation techniques.

   On December 6, 1999, ZDP wrote-down the value of intangible assets to reflect the agreement between ZDI and Willis Stein to sell ZDP for $780,000.

Revenue recognition

   Advertising revenue for ZDP's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

               (dollars in thousands, except per share amounts)

   Circulation revenue consists of both subscription and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

Operating costs and expenses

   Cost of production includes the direct cost of producing magazines, primarily paper, manufacturing, distribution and fulfillment.

   Selling, general and administrative costs include subscriber acquisition costs, which are expensed as incurred. Editorial and product development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products and are expensed as incurred.

Equity in income from joint ventures

   Equity in income from joint ventures includes ZDP's equity share of income or loss from ZDP's investments in joint ventures.

Foreign currency

   The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in division equity. Gains and losses on foreign currency transactions, which are not significant, have been included in selling, general and administrative expenses. ZDP has not historically entered into forward currency contracts.

Income taxes

   ZDP uses the asset and liability approach for financial accounting and reporting of income taxes.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could subsequently differ from those estimates. The significant estimates that affect the financial statements include, but are not limited to, doubtful accounts and recoverability of long term assets such as intangible assets.

Fair value of financial instruments

   All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. ZDP has no other financial instruments.

Stock-based compensation

   ZDP has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB"), to account for stock options. Effective January 1, 1996, ZDP adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


Comprehensive income

   ZDP implemented SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. This standard requires ZDP to report the total changes in division equity that do not result directly from transactions with stockholders or do not affect retained earnings. The only such change is the change in cumulative translation adjustment as detailed in the Statements of Changes in Division Equity.

New accounting pronouncement

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Historically, ZDP has not entered such transactions and does not expect that the adoption of SFAS No. 133 will have a material impact on ZDP's results of operations. ZDP will adopt SFAS No. 133 beginning with its 2000 financial statements.

3. Certain Cash Management and Allocation Policies

   As described in Note 1, ZDP receives certain operational and administrative services that are performed on a centralized basis by ZDI. ZDP's financial statements reflect the application of the cash management and expense allocation policies summarized below.

Treasury activities

   ZDI manages most treasury activities on a centralized basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. ZDP generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to ZDI, and ZDI generally funds ZDP's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

   In the financial statements of ZDP, (1) no external debt and equity transactions (and the proceeds thereof) were attributed to ZDP, (2) whenever ZDP held cash (other than cash of ZDP's foreign operations or cash of ZDP's operations that are not wholly owned), that cash was transferred to ZDI and accounted for as a return of capital (i.e., as a reduction in ZDP's division equity) and (3) whenever ZDP had a cash need (other than cash needs of ZDP's foreign operations or cash needs of ZDP's operations that are not wholly owned), that cash need was funded by ZDI and accounted for as a capital contribution (i.e., as an increase in ZDP's division equity). No interest expense or income to or from ZDI has been reflected in the financial statements of ZDP.

General and administrative service expenses

   ZDI allocates the cost of certain corporate general and administrative services, including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations and travel expenses (collectively, "Central Services") to ZDP based on utilization. Where determination based on utilization alone is impracticable, ZDI uses other methods and criteria that management believes to provide a reasonable estimate of the cost attributable to ZDP.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

Royalty charges

   ZDP charges ZDNet, (ZDI's Internet division), an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZDP's financial statements as royalty revenue, is equal to 5% of the first $100,000 of ZDNet's revenue for the year, 4% of the next $50,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000 for that year. In October 1999, ZDI's Board of Directors approved a prospective change in methodology of determining future royalty charges whereby the charge began to be based on revenue, net of bad debt expense.

   On completion of the sale of ZDP described in Note 1, this royalty agreement will be contractually formalized for a five-year period. ZDNet will have exclusive rights to use ZDP content online for a period of three years. Minimum and maximum payments under the agreement will be established as follows:

                                                                 Minimum Maximum
                                                                 ------- -------
      Year 1.................................................... $ 7,000 $14,000
      Year 2....................................................   9,000  18,000
      Year 3....................................................  11,000  22,000

   After the third year, the contract begins a two-year transition period in which fees are reduced and ZDNet's exclusive right to ZDP's content is eliminated. See Note 19

4. Restructuring in 1998

   Margin pressure on computer equipment manufacturers, industry and product delays, lower product demand in and from Asia and a focus on the Year 2000 transition contributed to a reduced demand for advertising in ZDP's magazines.

   As a result of this reduced demand, in October 1998 ZDP announced a restructuring program with the intent of significantly reducing its cost base. ZDP incurred a pre-tax charge of $39,995 for this restructuring program. The charge included asset impairment costs ($34,215), employee termination costs ($3,943) and costs to exit activities ($1,837) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip) and the reduction of ZDP's work force by 184 employees. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs were a non-cash write-off of intangible assets, primarily subscriber lists, advertising lists and tradenames associated with the discontinued publications.

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of ZDP's operations. Employee termination costs included payments for severance as well as the costs of outplacement services and the provision of continued benefits to personnel.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications, including the costs to reduce office space under lease as a result of the reduced level of employees.

   Included in accrued expenses were $3,943 and $-0- at December 31, 1998 and 1999, respectively, relating to this restructuring.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


5. Accounts Receivable, Net

   Accounts receivable, net consist of the following:

                                                             December 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
Accounts receivable....................................... $164,988  $187,102
Allowance for doubtful accounts, returns and
 cancellations............................................  (61,018)  (89,200)
                                                           --------  --------
                                                           $103,970  $ 97,902
                                                           ========  ========

6. Property and Equipment, Net

   Property and equipment, net, consist of the following:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
Computers and equipment..................................... $ 38,255  $ 46,730
Leasehold improvements......................................   32,349    55,287
Furniture and fixtures......................................   13,292    16,708
                                                             --------  --------
                                                               83,896   118,725
Accumulated depreciation and amortization...................  (38,734)  (53,196)
                                                             --------  --------
                                                             $ 45,162  $ 65,529
                                                             ========  ========

7. Investments

   ZDP has investments in the following companies:

                                                                     Carrying
                                                                     value at
                                                                   December 31,
                                                        Ownership  -------------
Equity investments                                      Percentage  1998   1999
------------------                                      ---------- ------ ------
Mac Publishing LLC.....................................     50%    $8,271 $6,449
ZD Richina Media LLC*..................................     65%       183    378
ZD APN Partners*.......................................     51%        12    313

--------
* These greater than 50% owned joint ventures are not consolidated as ZDP does not exercise control over the entities.

8. Intangible Assets, Net

   Intangible assets, net, consist of the following:

                                                 Range of     December 31,
                                                  Lives   ---------------------
                                                 (years)     1998       1999
                                                 -------- ----------  ---------
Advertiser lists................................   3-34   $  594,075  $ 557,318
Trademarks and trade names......................     30      222,920    209,221
Subscriber lists................................   3-10       31,100     30,110
License agreements..............................   6-14       11,212     10,804
Goodwill........................................   5-40      856,445         --
                                                          ----------  ---------
                                                           1,715,752    807,453
Accumulated amortization........................            (183,857)  (123,334)
                                                          ----------  ---------
                                                          $1,531,895  $ 684,119
                                                          ==========  =========

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

   Intangible assets primarily relate to the acquisition of ZDP. As discussed in Note 1, the acquisition was accounted for under the purchase method of accounting. As such the purchase price was allocated to tangible and identifiable intangible assets with the remaining amount allocated to goodwill.

   Advertiser and subscriber lists were recorded at their estimated fair value as determined by an "income" approach. Trademarks/trade names were recorded at their estimated fair value using a "relief from royalty" approach.

   All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, ZDP considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, exhibitors and subscribers, legal and contractual obligations, and other factors.

   On December 6, 1999, ZDI entered an agreement to sell ZDP for $780,000 (See
Note 1). As a result, a write-down of $778,760 was recognized in 1999 to reflect the fair value of ZDP's net assets on a held for sale basis. Prior to the decision to sell ZDP, ZDP's undiscounted cash flows were sufficient to recover all of its intangible assets on a held for use basis. On December 6, 1999, ZDI entered an agreement to sell ZDP's assets for $780,000 (See Note 1). Shortly before entering into the agreement, ZDI's board of directors authorized management to enter into negotiations with Willis Stein & Partners to sell ZDP. Prior to the ZDI board authorization, the evaluation of whether ZDP's intangible assets were impaired was performed using an undiscounted cash flow model in accordance with SFAS 121. Once management had the authority to negotiate and approve the sale, an impairment review was performed using a fair value model. The fair value of ZDP's assets that were sold was deemed to be the purchase price for such assets due to the relatively short period of time between management obtaining approval from the ZDI board and entering into a transaction with Willis Stein & Partners. The components of this writedown are detailed below:

                                                                      Writedown
                                                                       Amount
                                                                      ---------
Subscriber lists..................................................... $ 36,757
Advertiser lists.....................................................   13,699
Trademarks/Tradenames................................................      990
License Agreements...................................................      408
Goodwill.............................................................  856,445
                                                                      --------
                                                                       908,299
Accumulated amortization............................................. (129,539)
                                                                      --------
                                                                      $778,760
                                                                      ========

   Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

9. Accrued Expenses

   Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
Payroll and related employee benefits.......................... $20,380 $24,622
Restructuring reserve..........................................   3,943      --
Other taxes payable............................................   1,255   1,270
Other accrued expenses.........................................  13,619  19,049
                                                                ------- -------
                                                                $39,197 $44,941
                                                                ======= =======

10. Income Taxes

   ZDP is included in the consolidated federal income tax return filed by Softbank (for 1997 and 1998) and by ZDI (for May 4 through December 31, 1998 and 1999). However, the tax expense reflected on the Carve-out Statements of Operations and the tax assets and liabilities reflected on the Carve-out Balance Sheets have been prepared as though ZDP filed stand-alone income tax returns. Current taxes payable are recorded as increases to Division Capital.

   Income (loss) before income taxes is attributable to the following jurisdictions:

                                                     Year ended December 31,
                                                    ---------------------------
                                                     1997     1998      1999
                                                    ------- --------  ---------
United States...................................... $27,991 $(31,096) $(764,916)
Foreign............................................   6,034      587      1,593
                                                    ------- --------  ---------
   Total........................................... $34,025 $(30,509) $(763,323)
                                                    ======= ========  =========

   Components of the income tax provision (benefit) are as follows:

                                                     Year ended December 31,
                                                    --------------------------
                                                     1997    1998      1999
                                                    ------- -------  ---------
U.S. federal income taxes:
 Current........................................... $17,578 $ 3,253  $   4,199
 Deferred..........................................   7,136  (9,135)  (150,224)
State and local income taxes:
 Current...........................................   4,183     775        999
 Deferred..........................................   1,699  (2,174)   (35,754)
Foreign income taxes:
 Current...........................................      --     423        491
 Deferred..........................................      --      --         --
                                                    ------- -------  ---------
   Total income tax provision (benefit)............ $30,596 $(6,858) $(180,289)
                                                    ======= =======  =========

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

   A reconciliation of the U.S. federal statutory tax rate to ZDP's effective tax rate on loss before income taxes is as follows:

                                                                Year ended
                                                               December 31,
                                                             ------------------
                                                             1997  1998   1999
                                                             ----  -----  -----
Federal tax at 35%.......................................... 35.0%  35.0%  35.0%
State and local taxes (net of federal tax benefit)..........  5.0    5.0    5.0
Non-recognition of combined losses of MAC Assets............ 46.3   (3.7)    --
Amortization of nondeductible goodwill......................  9.8  (11.0) (16.3)
Foreign operations.......................................... (7.3)    .2    0.1
Other nondeductible expenses................................  1.1   (3.2)  (0.2)
                                                             ----  -----  -----
Effective tax rate.......................................... 89.9%  22.3%  23.6%
                                                             ====  =====  =====

   Following is a summary of the components of the deferred tax accounts at December 31, 1998 and 1999:

                                                               December 31,
                                                            -------------------
                                                              1998       1999
                                                            ---------  --------
Current deferred tax assets:
 Allowance for bad debts................................... $   1,800  $  1,457
 Employee compensation, bonus, and vacation................     1,041     1,932
 Other.....................................................       927     1,522
                                                            ---------  --------
   Current deferred tax assets............................. $   3,768  $  4,911
                                                            ---------  --------
Noncurrent deferred tax assets and liabilities:
 Basis difference in intangible assets..................... $(144,608) $ 40,759
 Net operating loss carryforwards..........................    42,917    41,722
 Other.....................................................     1,586     1,055
                                                            ---------  --------
   Gross noncurrent deferred tax assets (liabilities)......  (100,105)   83,536
Valuation allowance........................................   (42,917)  (41,722)
                                                            ---------  --------
 Net noncurrent deferred tax assets (liabilities).......... $(143,022) $ 41,814
                                                            ---------  --------
Total net deferred tax assets (liabilities)................ $(139,254) $ 46,725
                                                            =========  ========

   As of December 31, 1998 and 1999, ZDP had total deferred tax assets of $50,276 and $89,050, respectively, and total deferred tax liabilities of $146,613 and $603, respectively.

   As of December 31, 1999, ZDP has foreign net operating loss carryforwards of approximately $91,011, which will begin to expire in 2000. The December 31, 1998 and 1999 net deferred tax asset is reduced by a valuation allowance of $42,917 and $41,722, respectively, relating to tax benefits of foreign net operating loss carryforwards which are not expected to be recognized.

   ZDP's foreign operations have no undistributed earnings for remittance to the U.S. and therefore no U.S. or foreign tax provision on remittances has been recorded.

   The pending sale of ZDP to Willis Stein (See Note 1) will not result in a transfer of the aggregate deferred tax assets and liabilities as the sale is structured principally as a sale of assets.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

               (dollars in thousands, except per share amounts)

11. Due to Management

   As a result of contingent purchase price adjustments related to its acquisition of Interactive Enterprises, LLC, ZDP was obligated to pay the prior minority owners $10,850, which was recorded as an increase to intangible assets. Payments of the purchase price, reflected as "Acquisitions, net of cash acquired" in the Carve-out Statements of Cash Flows were $850, $100 and $8,698, for the years ended December 31, 1997, 1998 and 1999, respectively.

   In addition, ZDP has accrued liabilities totaling $1,800 at year end 1999 related to an equity participation plan for the senior manager of Sm@rt Reseller, in recognition of an increase in value as defined by an agreed upon formula. Such amount has been recorded as a charge to selling, general and administrative expenses.

   The balance included in current and long term Due to Management relates to the above agreements.

12. Related Party Transactions

   As described in Note 3, ZDI manages certain costs and services on a centralized basis and allocates a portion of such costs to ZDP. Included in selling, general and administrative expenses--related party for the years ended December 31, 1997, 1998 and 1999 were $61,067, $56,591 and $54,510, respectively related to such charges.

   In addition, ZDI provides certain corporate services, including finance, treasury and tax. Fees for these services are included in the income statement as selling, general and administrative expenses.

   ZDP transacts business with a group of companies affiliated through common ownership with Softbank, and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

   The amounts receivable from affiliated companies are included in the accounts receivable, net in the accompanying balance sheets There were no amounts payable to affiliated companies at December 31, 1998 and 1999. Details of amounts receivable from affiliated companies are:

                                                                     December
                                                                        31,
                                                                     ---------
                                                                     1998 1999
                                                                     ---- ----
   Accounts Receivable, net:
    Kingston Technologies........................................... $188 $128
    Softbank........................................................  138   56
    ZDTV............................................................   10   14
    ZDNet...........................................................   --    1
    E-Trade.........................................................   15   --
                                                                     ---- ----
                                                                     $351 $199
                                                                     ==== ====

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

   Related party transactions included in the accompanying combined statements of operations include the following:

                                                      Year ending December 31,
                                                      -------------------------
                                                        1997    1998     1999
                                                      -------- ----------------
   Revenue, net:
    Kingston Technologies............................ $  2,314 $ 2,309 $  1,900
    ZD Events........................................    1,965   2,336      929
    E-Trade..........................................      253      18      786
    Softbank.........................................    3,048   1,144      492
    ZDNet advertising................................      768     396      480
    ZDNet royalty....................................    1,611   2,807    5,123
    ZDTV.............................................       93     517      425
    Yahoo! Inc. .....................................       --      --      210
    Insweb Corp......................................       --      --      137
    ZD Education.....................................       --      19       30
    Computer Shopper.................................       --      15       --
    Broadcast.com....................................       --       2       --
    Geocities........................................       60      --       --
                                                      -------- ------- --------
                                                       $10,112 $ 9,563 $ 10,512
                                                      ======== ======= ========

                                                      Year ending December 31,
                                                      -------------------------
                                                        1997    1998     1999
                                                      -------- ----------------
   Expenses:
    Yahoo! Inc....................................... $  1,631 $   169 $    333
    ZD Market Intelligence...........................       --      --       50
    Softbank Marketing Solutions.....................       --      --       31
    Softbank Content Services........................       --      19       30
    Kingston Technologies............................       --      --       24
    ZDTV.............................................       --      --       18
    ZD Events........................................       --      --       12
    ZDNet............................................       --      --       12
    Softbank.........................................    1,818     699       --
                                                      -------- ------- --------
                                                        $3,449 $   887 $    510
                                                      ======== ======= ========

Affiliated arrangements

   ZDP had an arrangement with SOFTBANK Services, an affiliated company, whereby ZDP is charged for administrative services provided plus a management fee. ZDP incurred services fees in relation to this agreement of approximately $30 and $19 for the years ended December 31, 1997 and 1998, respectively. During 1998, SOFTBANK Services was sold to an unrelated third party and the arrangement was terminated.

   ZDP entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by ZDP for the years ended December 31, 1997, 1998 and 1999 were approximately $1,314, $699 and $479, respectively.

   ZDP sells advertising to other divisions of Ziff-Davis Inc. at discounts to market rates. Had ZDP charged market rates for such advertising, ZDP's revenue would have increased by $3,288, $3,599 and $3,389 for the years ended December 31, 1997, 1998 and 1999, respectively.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


13. Stock Compensation Plans

   These Carve-out Financial Statements and the disclosures described below reflect the various compensation plans implemented by Softbank and ZDI only to the extent such plans affect the employees of ZDP. Upon completion of the sale of ZDP to Willis Stein (See Note 1), any obligations related to these plans will remain with ZDI.

SOFTBANK Executive Stock Option Plans

   The Softbank Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of SOFTBANK Corp. to officers, directors and key employees of ZDI, including certain employees of ZDP. SOFTBANK Corp. is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. Substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to ZDP.

1998 Incentive Compensation Plan and the 1998 Non-Employee Director's Stock Option Plan

   ZDI has two classes of common stock; Ziff-Davis Inc.--ZD Common Stock ("ZD Stock") and Ziff-Davis Inc.--ZDNet Stock ("ZDNet Stock").

   In 1998, ZDI adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in ZDI common stock to key employees of ZDI and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options to non-employee directors. ZDI has reserved 8,500,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, ZDI granted options to ZDP employees to purchase 1,890,550 shares with exercise prices ranging from $6.00 to $16.00 per share representing the fair value of such options on the date of grant. Such options vest ratably over five years.

   On September 23, 1998, the ZDI Board of Directors approved the reduction of the exercise price of all options outstanding under the Incentive Plan from $16.00 to $6.00, the closing market price of ZDI common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to ZDP.

   On December 21, 1998, the ZDI Board of Directors approved an amendment to the Incentive Plan to permit grants of options and other stock-based awards with respect to any series of common stock of ZDI and to increase the number of shares available for issuance from 8,500,000 shares to 17,827,500 shares.

   In addition, on December 21, 1998, the ZDI Board of Directors approved the grant of options to acquire an aggregate of approximately 906,413 shares of ZDNet Stock to certain employees of ZDP at a price of $4.29 per share. As a result of the grant, ZDP has recorded deferred compensation expense of

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

$1,668 for the difference between the exercise price and the deemed fair value of the underlying shares. This amount has been recorded as a component of division equity offset by an addition to paid-in capital. ZDP expects to recognize non-cash compensation for accounting purposes of $417 ratably over the vesting period of the options. These options are currently scheduled to vest evenly over a four year period.

   On January 29, 1999, ZDI granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with ZDI that, if and when any of these options are exercised, (1) that affiliate will cause the shares of ZDI common stock issuable upon such exercise to be supplied to ZDI and (2) ZDI will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of ZDI common stock outstanding or ZDI's stockholders' equity. However, ZDP expects to recognize compensation expense for accounting purposes of approximately $1,749 over three years as a result of these grants. As such, this amount has been recorded in the Carve-out Financial Statements as Division Capital offset by a reduction to division equity as deferred compensation.

Option grants

   Information relating to the Softbank options related to ZDP employees during 1997, 1998 and 1999 is as follows:

                                                              Weighted Average
                                                    Number of Option Price Per
                                                     Shares       Share(1)
                                                    --------- ----------------
Shares outstanding under options at December 31,
 1996..............................................  180,707       $87.15
Granted............................................  122,750        64.01
Exercised..........................................       --
Forfeited..........................................       --
                                                     -------
Shares outstanding under options at December 31,
 1997..............................................  303,457        77.68
Granted............................................       --
Exercised..........................................  (32,131)       31.03
Forfeited..........................................       --
Converted to Ziff-Davis Inc. options...............  (49,629)       31.03
                                                     -------
Shares outstanding under options at December 31,
 1998..............................................  221,697        31.03
Granted............................................       --
Exercised..........................................  (85,735)       31.03
Forfeited/cancelled................................  (11,096)       31.03
                                                     -------
Shares outstanding under options at December 31,
 1999:.............................................  124,866        31.03
                                                     =======
Shares exercisable as of:
 At December 31, 1997 (price $87.15)...............   28,461
 At December 31, 1998 (price $31.03)...............   42,441
 At December 31, 1999 (price $31.03)...............   34,124

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options. The above activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen)4,000.

(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


   Information relating to the Ziff-Davis Inc.--ZD stock options related to ZDP employees during 1998 and 1999 is as follows:

                                                              Weighted Average
                                                   Number of  Option Price Per
                                                    Shares        Share(3)
                                                   ---------  ----------------
Shares outstanding under options at December 31,
 1997.............................................        --       $   --
Granted........................................... 1,890,550         6.14
Exercised.........................................        --           --
Forfeited.........................................  (135,340)        6.00
                                                   ---------
Shares outstanding under options at December 31,
 1998............................................. 1,755,210         6.15
Granted........................................... 2,237,115        15.44
Exercised.........................................  (106,710)        6.00
Forfeited.........................................  (268,099)        9.70
                                                   ---------
Shares outstanding under options at December 31,
 1999............................................. 3,617,516       $11.63
                                                   =========

--------
(3) The 1998 activity reflects the September 23, 1998 repricing of 1,572,850 ZD stock options issued in May 1998.

   Information relating to the Ziff-Davis Inc.--ZDNet stock options related to ZDP employees during 1998 and 1999 is as follows:

                                                                   Weighted
                                                                Average Option
                                                     Number of    Price Per
                                                      Shares        Share
                                                     ---------  --------------
Shares outstanding under options at December 31,
 1997...............................................        --     $    --
Granted.............................................   906,413        4.29
Exercised...........................................        --          --
Forfeited...........................................        --          --
                                                     ---------
Shares outstanding under options at December 31,
 1998...............................................   906,413        4.29
Granted............................................. 1,310,100       29.74
Exercised...........................................   (11,000)       4.29
Forfeited...........................................  (197,150)      15.38
                                                     ---------
Shares outstanding under options at December 31,
 1999............................................... 2,008,363      $19.80
                                                     =========

                                                       1998          1999
                                                     ---------  --------------
Shares exercisable at December 31,..................
 ZDNet..............................................        --     189,266
 ZD.................................................        --     374,703

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


   As permitted by SFAS No. 123, ZDP has chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1997, 1998 or 1999. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if ZDP had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1997, 1998 and 1999:

Softbank options

                                                               1997    1998 1999
                                                              -------  ---- ----
   Risk-free interest rate...................................    6.35% n/a  n/a
   Dividend yield............................................    0.22% n/a  n/a
   Volatility factor.........................................   51.35% n/a  n/a
   Expected life............................................. 6 years  n/a  n/a

Ziff-Davis Inc.--ZD Stock options

                                                          1997  1998     1999
                                                          ---- -------  -------
   Risk-free interest rate............................... n/a     5.03%    5.31%
   Dividend yield........................................ n/a     0.00%    0.00%
   Volatility factor..................................... n/a    54.70%   59.27%
   Expected life......................................... n/a  6 years  6 years

Ziff-Davis Inc.--ZDNet Stock options

                                                            1997  1998    1999
                                                            ---- ------- -------
   Risk-free interest rate................................. n/a    4.67%   5.25%
   Dividend yield.......................................... n/a    0.00%   0.00%
   Volatility factor....................................... n/a   54.70%  84.15%
   Expected life........................................... n/a  6 years 6 years

   The weighted average fair value of options granted in 1997, 1998 and 1999 is as follows:

                                                                1997  1998 1999
                                                               ------ ---- -----
   Softbank options........................................... $34.05  n/a   n/a
   Ziff-Davis Inc.--ZD Stock options..........................    n/a 5.21  9.86
   Ziff-Davis Inc.--ZDNet options.............................    n/a 4.25 22.19

   For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon fair value at the grant date for awards during 1997, 1998 and 1999, consistent with the provision of SFAS No. 123, ZDP's earnings would have decreased by approximately $1,120, $1,529 and $10,699, respectively.

Employee Stock Purchase Plan

   In 1998, ZDI adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase ZDI's common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. ZDI has reserved 1,500,000 shares of common stock for issuance under the Stock Purchase Plan.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


   On December 21, 1998, the ZDI Board of Directors approved an amendment to the Employee Stock Purchase Plan, subject to stockholder approval, to permit grants of options with respect to any series of common stock of ZDI and increase the number of shares available for sale to participate from 1,500,000 shares to 2,500,000 shares.

14. Employee Benefit Plans

Retirement plans

   ZDI and its subsidiaries maintain various defined contribution retirement plans. Substantially all of ZDP's employees are eligible to participate in one of the plans under which annual contributions may be made by ZDP for the benefit of all eligible employees. Employees may also make contributions to the plan in which they participate which, subject to certain limitations, may be matched by ZDP up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining ZDP and receive matching contributions immediately upon commencement of employment. In addition, the employees become eligible to receive a discretionary contribution after one year of employment. ZDP made contributions of $4,298, $3,674 and $3,990 for the years ended December 31, 1997, 1998 and 1999.

15. Operating Lease Commitments

   ZDP utilizes equipment and space under lease to ZDI. ZDP's allocation of the future minimum rental commitments under noncancelable operating leases, net of sublease income, are as follows:

   2000................................................................ $ 18,457
   2001................................................................   17,645
   2002................................................................   17,259
   2003................................................................   16,970
   2004................................................................   17,476
    Thereafter.........................................................  200,348
                                                                        --------
      Total............................................................ $288,155
                                                                        ========

   Rent expense amounted to approximately $10,361, $9,210 and $12,016 for the years ended December 31, 1997, 1998 and 1999, respectively.

16. Geographic Segment Information

   ZDP operates in one business segment in two geographic areas. Revenue by geographic area for the respective years ended December 31 is as follows:

                                                        1997     1998     1999
                                                      -------- -------- --------
   Revenue:
    U.S.............................................. $496,181 $461,085 $456,371
    Foreign..........................................   79,025   79,892   79,338
                                                      -------- -------- --------
      Total.......................................... $575,206 $540,977 $535,709
                                                      ======== ======== ========

   Foreign revenue is based on the country in which the sales originate. Revenue from one single foreign country was not material to the consolidated revenues of ZDP.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

   The following is long-lived asset information by geographic area as of December 31, 1997, 1998 and 1999:

                                                     1997       1998      1999
                                                  ---------- ---------- --------
   Long-lived assets:
    U.S.......................................... $1,644,358 $1,581,430 $753,453
    Foreign......................................      3,261      4,093    3,335
                                                  ---------- ---------- --------
      Total...................................... $1,647,619 $1,585,523 $756,788
                                                  ========== ========== ========

   No single customer accounted for more than 10% of total revenue for each of the years ended December 31, 1997, 1998 and 1999.

17. Contingencies

   ZDP and ZDI are subject to various claims and legal proceedings arising in the normal course of business.

   The litigations and other legal proceedings described below are disclosed solely because ZDP is a non-incorporated division of ZDI. Upon the sale of ZDP to Willis Stein (see Note 1), ZDP will retain no contingent liability related to these litigations.

Class action and derivative litigations

   Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

   The complaints alleged that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s stock completed on May 4, 1998 (the "IPO"). More particularly, the complaints alleged that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints sought on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, recission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

   On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint. The consolidated amended complaint was filed on June 15, 1999 and only alleges claims under Section 11 of the Securities Act of 1933. On May 20, 1999, Ziff-Davis Inc. moved to dismiss the consolidated amended complaint. In July 1999, plaintiff filed their response to the motion. Ziff-Davis Inc. filed a reply on August 11, 1999. The motion has not been decided.

   In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

exercise by the directors of any repriced option. Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and the actions have been consolidated. Answers to the amended complaint on behalf of both Ziff-Davis Inc. and its directors were filed on April 12, 1999. Discovery is proceeding.

Other legal proceedings

   Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of SOFTBANK Corp. The complaint alleged, among other things, that Softbank, SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint stated claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000 in damages. Upon motion of Ziff-Davis Inc. and the other defendants, all of the claims against them other than a breach of contract claim, which is solely against SBH, were dismissed on February 26, 1999. On April 1, 1999, plaintiffs filed a notice of appeal of the dismissal. On September 2, 1999, the remaining claim, which was solely against SBH, was dismissed. On October 6, 1999, plaintiffs filed a notice of appeal of this dismissal.

   Ziff-Davis Inc. and ZDTV, LLC ("ZDTV"), a majority owned affiliate of Ziff-Davis Inc., were named as defendants in an action filed on November 10, 1999 in the U.S. District Court, Southern District of New York, by plaintiff. In October 1998, ZDTV, through a subsidiary, purchased certain assets from corporations owned by plaintiff and two other individuals. In addition to a cash payment at the closing of the acquisition, ZDTV agreed to pay additional purchase price, contingent on the future operating profits of the SkyTV division. Ziff-Davis Inc. guaranteed the obligations of ZDTV. The complaint alleges, among other things, that ZDTV and Ziff-Davis Inc. breached their covenants of good faith and fair dealing by failing to act in the best interests of the SkyTV division, to support and procure business for the SkyTV division, and to provide public relations, marketing assistance and corporate sales team support, thereby lessening plaintiff's opportunity to earn additional purchase price. The complaint seeks an amount to be determined at trial, but not less than $60,000 in damages.

   Although the outcome of these cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to such pending litigations. Accordingly, no provision for such matters has been included in the financial statements.

18. Supplemental Financial Information

   As described in Note 19, the businesses that comprise ZDP have been sold to Willis Stein and co-investors ("Willis Stein"). Willis Stein completed the transaction through a holding company ("NewCo") which partially financed the transaction by entering into a senior credit facility with a syndicate of banks and issuing subordinated notes.

   Under NewCo's debt agreements, the international operations are 60% guarantors and the joint ventures are not guarantors. The following table details the guarantor/non-guarantor financial information as if the debt agreements were in place at ZDP as of December 31, 1999.

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)

                                                At December 31, 1999
                                       ----------------------------------------
                                                   Partial    Non-
                                       Guarantor  Guarantor Guarantor Combined
                                       ---------  --------- --------- ---------
Current assets
 Cash and cash equivalents...........  $     301   $ 2,186    $ --    $   2,487
 Accounts receivable, net............     82,306    15,596      --       97,902
 Inventories.........................     10,460       421      --       10,881
 Deferred taxes......................      4,911       --       --        4,911
 Prepaid postage and other current
  assets.............................     13,286     3,179      --       16,465
                                       ---------   -------    -----   ---------
 Total current assets................    111,265    21,381      --      132,646
 Property and equipment, net.........     62,195     3,334      --       65,529
 Deferred taxes......................     41,814       --       --       41,814
 Equity Investments..................        --        --     7,140       7,140
 Intangible assets, net..............    646,899    37,220      --      684,119
                                       ---------   -------    -----   ---------
 Total assets........................    862,173    61,935    7,140     931,248
                                       =========   =======    =====   =========
Current liabilities
 Accounts payable....................      2,520     3,319      --        5,839
 Accrued expenses....................     35,134     9,807      --       44,941
 Unexpired subscriptions, net........     45,715     4,955      --       50,670
 Due to management...................      2,966       --       --        2,966
 Other current liabilities...........        --        107      --          107
                                       ---------   -------    -----   ---------
 Total current liabilities...........     86,335    18,188      --      104,523
Due to (from) affiliates.............     (7,140)      --     7,140         --
                                       ---------   -------    -----   ---------
 Total liabilities...................     79,195    18,188    7,140     104,523
                                       ---------   -------    -----   ---------
Division capital.....................  1,382,717    64,528      --    1,447,245
Accumulated deficit..................   (597,645)  (19,023)     --     (616,668)
Deferred compensation................     (2,359)      --       --       (2,359)
Accumulated other comprehensive
 income..............................        264    (1,757)     --       (1,493)
                                       ---------   -------    -----   ---------
 Total division equity...............    782,978    43,747      --      826,725
                                       ---------   -------    -----   ---------
 Total liabilities and division
  equity.............................    862,173    61,935    7,140     931,248
                                       =========   =======    =====   =========

                                        For the year ended December 31, 1999
                                       ----------------------------------------
                                                   Partial    Non-
                                       Guarantor  Guarantor Guarantor Combined
                                       ---------  --------- --------- ---------
Revenue, net.........................  $ 456,578   $79,131   $  --    $ 535,709
                                                                            --
Cost of production...................    130,109    27,931              158,040
Selling, general and administrative
 expenses............................    225,764    54,999              280,763
Depreciation and amortization........     79,376     3,101      --       82,477
Stock-based compensation expenses....        866                            866
Write-down of intangible assets......    775,938     2,822              778,760
                                       ---------   -------   ------   ---------
 Loss from operations................   (755,475)   (9,722)     --     (765,197)
Equity in income from joint
 ventures............................        --        --     1,874       1,874
                                       ---------   -------   ------   ---------
 Income (loss) before income taxes...   (755,475)   (9,722)   1,874    (763,323)
Income tax benefit...................   (180,289)      --              (180,289)
                                       ---------   -------   ------   ---------
 Net income (loss)...................  $(575,186)  $(9,722)  $1,874   $(583,034)
                                       =========   =======   ======   =========

             Ziff-Davis Publishing (a division of Ziff-Davis Inc.)

                (dollars in thousands, except per share amounts)


19. Subsequent Events (unaudited)

Sale of ZDP

   On April 5, 2000 Ziff Davis Inc. completed its sale of ZDP to Willis Stein and its co-investors. ZDP was subsequently renamed Ziff Davis Media Inc. Willis Stein and its co-investors financed the transaction through a holding company which issued common stock for $335,000, entered into the $405,000 senior credit facilities ("Senior Credit Facilities") and issued $175,000 senior subordinated notes.

Litigation

   The litigation involving Ziff Davis Inc. and ZDTV, LLC described in Note 17 was dismissed without prejudice in May 2000.

ZDNet Royalty Agreement

   On January 19, 2001, the Company amended the ZDNet Agreement (described in
Note 3) to provide that starting March 1, 2001, ZNet's license shall no longer be exclusive and on March 1, 2002, all of ZDNet's license rights to content from our magazines will terminate. During the time at which the license is non-exclusive, the Company will have the right to use and display the editorial content of its technology publications through any means and media including the Internet. In a sequence from April 1, 2001 through November 1, 2001, ZDNet's right and obligation to maintain websites for the Company's technology publications will terminate and the Company will obtain the right to host these websites. As consideration for amending the license agreement, ZDNet is obligated to pay us a royalty termination fee of $4,500, $2,200 of which is payable on March 1, 2001 and $2,300 of which is payable on March 1, 2002, and ZDNet shall not be obligated to pay any royalties with respect to licensed content after February 28, 2001.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

   This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

   The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

   Until April 30, 2001, all dealers that buy, sell or trade the exchange notes may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 -------------

                                   PROSPECTUS

                                 -------------

                                  $250,000,000

                           [LOGO OF ZIFF DAVIS MEDIA]

                        12% Series B Senior Subordinated
                                 Notes due 2010



                                January 26, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------